EXECUTION VERSION
MASTER AGREEMENT AND PLAN OF MERGER
among
HOST MARRIOTT CORPORATION,
HOST MARRIOTT, L.P.,
HORIZON SUPERNOVA MERGER SUB, L.L.C.,
HORIZON SLT MERGER SUB, L.P.,
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,
STARWOOD HOTELS & RESORTS,
SHERATON HOLDING CORPORATION
and
SLT REALTY LIMITED PARTNERSHIP
DATED AS OF NOVEMBER 14, 2005

v

EXHIBITS

Exhibit A	—	Sun Restructuring Steps and Restructuring Parameters

Exhibit B	—	Closing Restructuring Steps

Exhibit C	—	Form of REIT Articles of Merger

Exhibit D	—	Form of Assumption Agreement

Exhibit E	—	Allocation Schedule

Exhibit F	—	Examples of Revisions to the Allocation Schedule

Exhibit G	—	Form of Registration Rights Agreement

Exhibit H	—	Form of Right of First Offer Agreement

Exhibit I	—	Form of Indemnification Agreement

Exhibit J	—	Form of Sublease Agreement

Exhibit K	—	Form of Lease Agreement

Exhibit L	—	Form of Master Reserve Fund Agreement

Exhibit M	—	Form of Operating Agreement

Exhibit N	—	Form of License Agreement

Exhibit O	—	Form of Working Capital Concentration Account Agreement

Exhibit P	—	Form of Compensating Balance Agreement

Exhibit Q	—	Form of Termination Upon Sale Agreement

Exhibit R	—	Form of Tax Sharing and Indemnification Agreement

Exhibit S	—	Form of Financing Cooperation Indemnification Agreement

Exhibit T	—	Form of Corporate-Level Agreement

Exhibit U	—	Form of Growth Plan Agreement

Exhibit V	—	Form of Interim Liquor Agreement

Exhibit W	—	Form of Rule 145 Affiliate Agreement

Exhibit X	—	Horizon Transactions

Exhibit Y-1	—	Form of Local Purchase Agreement (Westin Palace Madrid)

Exhibit Y-2	—	Form of Local Purchase Agreement (Westin Europa & Regina)

Exhibit Y-3	—	Form of Local Purchase Agreement (Sheraton Roma Hotel & Convention Centre / Westin Palace Milan)

SCHEDULES

Schedule 1.7(a)(ii)	—	Class A RP Units

Schedule 2.1(a)	—	Global Entity Sellers

Schedule 2.1(b)	—	Global Asset Sellers

Schedule 2.1(c)	—	Local Entity Sellers; Local Stock Transfer Shares

Schedule 2.1(d)	—	Local Asset Sellers

Schedule 2.5	—	Purchase Price Allocations

Schedule 6.2(d)	—	Transitional Working Group Members

Schedule 6.3(a)(i)	—	International Filings and Other Actions

Schedule 6.3(a)(ii)	—	Non-Transferable Permits

Schedule 6.5	—	Intercompany Accounts

Schedule 6.16(vi)	—	Deviations from Form of Operating Agreement

Schedule 6.16(vii)	—	Deviations from Form of License Agreement

Schedule 6.18(a)(i)	—	Identified Consents

Schedule 6.18(a)(vi)	—	Canadian Tax Treatment

Schedule 6.19(b)	—	SHC Indebtedness

Schedule 6.23	—	Form of Title Affidavit

Schedule 6.31	—	Required Amendments to SLT Agreements

Schedule 7.2(a)	—	Certain Financial Statement Line Items

Schedule 7.2(e)(1)	—	Single-Trigger Acquired Hotels

Schedule 7.2(e)(2)	—	Double-Trigger Acquired Hotels

Schedule 7.3(f)	—	Sun Deferral Trigger Acquired Hotels

Schedule 8.4(a)	—	Closing Working Capital

Schedule 10.1(c)	—	Acquired Entities

Schedule 10.1(d)	—	Acquired Hotels

Schedule 10.1(e)	—	Acquired Hotel Agreed Amounts

Schedule 10.1(y)	—	Excluded Assets

Schedule 10.1(aa)	—	Excluded Hotels

Schedule 10.1(kk)	—	Specified Fixtures

Schedule 10.1(ccc)	—	Acquired Names

Schedule 10.1(ddd)	—	Post-Closing Deferral Deadlines

Schedule 10.1(mmm)	—	Specified Retained Liabilities

Schedule 10.1(ttt)	—	Specified Indebtedness

Schedule 10.1(vvv)	—	2005 Sun Capital Budget

INDEX OF DEFINED TERMS

2004 10-K	3.5(b)
2005 Audited Financial Statements	6.7(d)
2015 SHC Indebtedness	8.3(b)
2025 SHC Indebtedness	8.3(b)
Acquired Assets	10.1(a)
Acquired Business	10.1(b)
Acquired Business Credit Support	3.18(a)
Acquired Entities	10.1(c)
Acquired Hotel	10.1(d)
Acquired Hotel Agreed Amount	10.1(e)
Acquired Hotels	10.1(d)
Acquired Names	10.1(bbb)
Acquired Properties	10.1(f)
Acquired Property	10.1(f)
Acquisition Proposal	5.3(a)(i)
Actual EBITDA Amount	6.32(d)
Additional EBITDA Amount	6.32(b), 6.32(a)(ii)
Adjusted Indebtedness	8.4(g)
Affiliate	3.10
Agreement	Preamble
AICPA	6.7(b)
Allocation Schedule	2.5
Alternative Tax Letter	9.3
Ancillary Agreements	6.16
Apportionment Time	10.1(g)
Asset Sellers	Recitals
Assets	10.1(h)
Assignee	2.1(f)
Assumed Liabilities	10.1(i)
Assumption Agreement	2.1(e)
Audited Combined Historical Financial Statements	3.5(c)
Baseline Restructuring Steps	Recitals
Bear, Stearns	3.15
Books and Records	6.4(a)
C Corporation Earnings and Profits	10.1(j)
Cash Amount	2.2(a)
Casualty Adjustment Amount	8.4(a)
CERCLA	3.9(a)
Certificates	1.9(a)
Change in Recommendation	6.1(b)
Class A Cash Consideration	10.1(k)
Class A EPS	1.6(a)(iii)
Class A EPS Horizon Cash Amount	1.6(a)(iii)(A)
Class A EPS Sun Cash Amount	1.6(a)(iii)(A)

x

Class A RP Units	1.7(a)(ii)
Class A Shares	1.6(a)(i)
Class A Stock Consideration Per Share	1.6(a)(i)
Class B Cash Amount	1.6(a)(ii)
Class B Cash Consideration	10.1(l)
Class B EPS	3.2(b)
Class B Excess Dividend Amount	10.1(m)
Class B Share Total	1.6(a)(i)
Class B Shares	1.6(a)(ii)
Closing	1.2
Closing Date	1.2
Closing Net Adjustment Amount	8.4(a)
Closing Notice	1.2
Closing Restructuring Steps	10.1(n)
Closing Statement Principles	10.1(o)
Closing Transactions	2.1
Closing Working Capital	8.4(a)
CMBS Indebtedness	10.1(p)
Code	10.1(q)
Commitment	5.1(j)
Compensating Balance Agreement	6.16
Confidentiality Agreement	6.2(a)(ii)
Consent Costs	8.3(b)
Consolidated Group	10.1(r)
Contract	10.1(s)
Contribution Agreement	3.14(e)
Corporate-Level Agreement	6.16
Deferral Trigger	6.18(a)
Deferred Asset	6.18(d)
Deferred International Hotels	6.18(a)(ix)
Department	1.3
Determination Time	1.6(a)(i)
Directly Acquired Assets	10.1(t)
Directly Acquired Assets Owner	10.1(u)
DRULPA	1.1(b)
E&Y	3.5(c)
EAT	2.1(f)
EC Merger Regulations	10.1(v)
Effective Times	1.3
Employee Plan	3.11
Encumbrance	10.1(w)
Entity Sellers	Recitals
Environmental Law	3.9(a)
Environmental Permits	3.9(b)(v)
Environmental Reports	3.9(a)
Equity Awards	1.6(c)

Equity Plans	1.6(c)
ERISA	3.11
Estimated Adjustment Amount	8.4(b)
Estimated Closing Statement	8.4(b)
Estimated EBITDA Amount	6.32(b)
Excess Dividend Amount	10.1(x)
Excess Preferred Shares	3.2(b)
Excess Shares	3.2(b)
Excess Trust Shares	3.2(b)
Exchange Act	3.4(c)
Exchange Agent	1.9(a)
Exchange Fund	1.9(b)(iii)
Exchange Ratio	1.6(a)(ii)
Excluded Assets	10.1(y)
Excluded Business	10.1(z)
Excluded Hotel	10.1(aa)
Excluded Hotels	10.1(aa)
Existing Survey	3.8(a)
Existing Surveys	3.8(a)
Existing Title Policies	3.8(a)
Existing Title Policy	3.8(a)
FF&E	10.1(ccc)
FF&E Agreement	6.16
FF&E Reserves	10.1(bb)
Filed Trust SEC Documents	3.5(a)
Final Adjustment Amount	8.4(e)
Final Closing Statement	8.4(e)
Financing Indemnification Agreement	6.16
Financings	6.13
Form S-4	6.1(a)
GAAP	3.5(a)
Global Asset Sellers	2.1(b)
Global Directly Acquired Assets	2.1(b)
Global Entity Sellers	2.1(a)
Global Other Closing Transaction Purchase Price	2.2(a)
Global Stock Transfer Shares	2.1(a)
Governmental Entity	10.1(cc)
Ground Leases	3.8(e)
Growth Plan Agreement	6.16
GS&Co.	4.9
Guest Ledger	10.1(dd)
Hazardous Materials	3.9(a)
Horizon	Preamble
Horizon Bylaws	4.1(b)
Horizon Charter	4.1(a)
Horizon Class C Preferred Stock	4.3(a)

Horizon Class E Preferred Stock	4.3(a)
Horizon Common Stock	1.6(a)(i)
Horizon Convertible Preferred Securities	4.3(a)
Horizon Deferral Triggers	6.18(c)
Horizon Disclosure Letter	Article 4
Horizon Equity Plan	4.3(a)
Horizon Exchangeable Debentures	4.3(a)
Horizon Financial Statement Date	4.7
Horizon Foreign Currency REIT	10.1(ee)
Horizon Material Adverse Effect Horizon Material Contract	10.1(ff) 4.16
Horizon OP	Preamble
Horizon OP Agreement	4.2(b)
Horizon OP Units	4.2(b)
Horizon Other Interests	4.4
Horizon Parties	Preamble
Horizon Preferred Stock	4.3(a)
Horizon Property	4.15(a)
Horizon Representatives	6.2(a)(i)
Horizon SEC Documents	4.6(a)
Horizon Senior Executive	6.2(a)(iii)
Horizon Series A Preferred Stock	4.3(a)
Horizon Stock Options	4.3(a)
Horizon Stock Rights	4.3(a)
Horizon Stockholder Approval	6.1(b)
Horizon Stockholders Meeting	6.1(b)
Horizon Subject Foreign Currency REIT	10.1(gg)
Horizon Subsidiaries	10.1(hh)
Horizon Taxpayer	4.8(a)
Horizon Transactions	10.1(ii)
Hotel	10.1(jj)
Hotel EBITDA	6.32(a)(i)
HSR Act	3.4(c)
Improvements	10.1(kk)
Increased Share Amount	6.30(a)
Indebtedness	10.1(ll)
Indemnification Agreement	6.16
Independent Accounting Firm	8.4(e)
Intellectual Property	10.1(mm)
Interests	10.1(nn)
Interim Liquor Agreement	6.21
Intermediary	2.1(f)
JAMS	6.18(c)
Knowledge	10.1(oo)
KPMG	6.12(a)
Land	10.1(pp)

Laws	10.1(qq)
Lease Agreement	6.16
Liabilities	10.1(rr)
License Agreement	6.16
Liquor Licenses	6.21
Local Asset Sellers	2.1(d)
Local Directly Acquired Assets	2.1(d)
Local Entity Sellers	2.1(c)
Local Other Closing Transaction Purchase Price	2.2(b)
Local Purchase Agreements	10.1(ss)
Local Stock Transfer Shares	2.1(c)
Losses	6.8(g)
Market Price	10.1(tt)
Material Contracts	3.17(a)
Material Sun Space Lease	10.1(uu)
Maximum Share Amount	1.6(a)(i)
Mergers	Recitals
Minority Equity Interest	3.2(a)
Miscellaneous Hotel Assets	10.1(vv)
Multiemployer Plan	3.11
National/Regional Operating Agreements	10.1(ww)
No Gross Income Opinion	9.3
Not Commenced Capital Budget Amount	8.1
NYSE	1.9(g)(ii)
Operating Agreement	6.16
Options	1.6(c)
Ordinary Course	10.1(xx)
Organizational Documents	10.1(yy)
Other Closing Transactions	2.1
Other Share Consideration	10.1(zz)
Paired Share	1.9(a)
Paired Share Proposal	10.1(aaa)
Percentage Interest	1.7(b)(ii)
Permits	3.16
Permitted Title Exceptions	3.8(a)
Person	10.1(bbb)
Personal Property	10.1(ccc)
Plan Modifications	Recitals
Post-Closing Acquisition Notice	6.18(f)(ii)
Post-Closing Deferral Deadline	10.1(ddd)
Post-Closing Horizon Transactions	10.1(eee)
Post-Closing Notices	6.18(f)(iii)
Post-Closing Sale Notice	6.18(f)(iii)
Post-Restructuring Time	3.2(a)
Pre-Closing Cap Amount	9.1(j)
Preliminary Adjustment Amount	8.4(c)

Preliminary Closing Statement	8.4(c)
Pre-Merger Share Amount	1.6(a)(i)
Preparation Principles	3.5(b)
Primary Hotels	3.17(a)(iv)
Primary International Hotels	6.18(a)(ix)
Privacy Laws	10.1(fff)
Proxy Statement/Prospectus	6.1(a)
Purchaser Indemnified Parties	6.6(a)
Qualified Capital Expenditure Amount	8.1
Qualified Transfer	6.8(b)
Qualifying Accounting Firm	10.1(ggg)
Qualifying Asset	6.8(b)
Qualifying Income	6.8(b)
Reduction	6.32(b)
Registration Rights Agreement	6.16
REIT	3.14(a)
REIT Articles of Merger	1.3
REIT Entity	3.14(a)
REIT Merger	Recitals
REIT Merger Consideration	1.6(a)(iv)
REIT Merger Effective Time	1.3
REIT Merger Sub	Preamble
Related Property	10.1(hhh)
Release	3.9(a)
Remaining Capital Budget Amount	8.1
Replacement Hotels	2.1(f)
Representatives	10.1(iii)
Required Antitrust Approvals	10.1(jjj)
Required Capital Expenditure Amount	8.4(a)
Restricted Stock	1.6(c)
Restricted Stock Unit Awards	1.6(c)
Restructuring Parameters	10.1(lll)
Restructuring Plan	Recitals
Retained Liabilities	10.1(mmm)
Retained Subsidiary	10.1(nnn)
Retained Sun Business	10.1(ooo)
Revised EBITDA Amount	6.32(a)(iv)
Right of First Offer Agreement	6.16
RP Units	1.7(a)(i)
Rule 145 Affiliates	6.24
Rules	6.18(c)
Sarbanes-Oxley Act	3.5(e)
Satisfaction Date	1.2
SEC	3.4(c)
SEC Filings	6.14(a)
Secondary Hotels	3.17(a)

Securities Act	3.2(g)
Seller Indemnified Parties	6.6(a)
Sellers	Recitals
Share Value	10.1(ppp)
SHC	Preamble
SHC Indebtedness	8.3(b)
SLC	10.1(qqq)
SLC LP Agreement	10.1(rrr)
SLC Units	10.1(sss)
SLT	Preamble
SLT Agreements	6.31
SLT Cash Amount	2.2(a)
SLT Certificate	1.4(d)
SLT Certificate of Merger	1.3
SLT LP Agreement	1.4(d)
SLT Merger	Recitals
SLT Merger Consideration	1.7(a)(iii)
SLT Merger Effective Time	1.3
SLT Merger Sub	Preamble
SLT Unitholder Approvals	3.24
SLT Units	1.7(a)(ii)
Specified Indebtedness	10.1(ttt)
Specified REIT Requirements	9.3
Stated Net Adjustment Amount	8.4(a)
Stock Transfer Shares	Recitals
Structural Mold	3.9(a)
Subject Change	7.3(g)
Subject Taxes	2.1(f)
Sublease Agreement	6.16
Subsidiary	10.1(uuu)
Sun	Preamble
Sun Bylaws	3.1(b)
Sun Capital Budget	10.1(vvv)
Sun Charter	3.1(a)
Sun Common Share Amount	1.9(c)
Sun Common Stock	1.6(a)(iii)(A)
Sun Common Stock Value	10.1(www)
Sun Credit Support	3.18(b)
Sun Deferral Triggers	6.18(c)
Sun Disclosure Letter	Article 3
Sun Employee Plan	3.11
Sun Employer	3.12(a)
Sun Financial Statement Date	3.6
Sun Indenture	10.1(xxx)
Sun Intellectual Property	10.1(yyy)
Sun Material Adverse Effect	10.1(zzz)

Sun Material Impairment	10.1(aaaa)
Sun Parties	Preamble
Sun Representative	5.3(a)(ii)
Sun Restructuring Steps	10.1(bbbb)
Sun Rights Agreement	10.1(cccc)
Sun Space Lease	10.1(dddd)
Sun Subsidiary	2.1(e)
Sun Taxpayer	3.14(a)
Sun Trademarks	10.1(eeee)
Superior Proposal	10.1(ffff)
Surveys	6.23
Surviving Partnership	1.1(b)
Surviving Trust	1.1(a)
Takeover Statute	3.23
Target EBITDA Amount	6.32(a)(iii)
Tax Return	3.14(a)
Tax Sharing and Indemnification Agreement	6.16
Tax-Deferred Exchange	10.1(gggg)
Taxes	3.14(a)
Termination Date	9.1(e)
Termination on Sale Agreement	6.16
Title 4A	1.1(a)
Title 8	1.1(a)
Title Policies	6.23
Title Policy	6.23
Transaction Costs	8.3(b)
Transfer	5.3(a)(i)
Transfer Taxes	8.3(b)
Trust	Preamble
Trust Bylaws	1.4(b)
Trust Declaration of Trust	1.4(b)
Trust Preferred Shares	3.2(b)
Trust SEC Documents	3.5(a)
Trust Share Rights	3.2(c)
Trust Shares	3.2(b)
Unaudited 2005 Interim Financial Statements	6.7(a)
Unaudited 2006 Interim Financial Statements	6.7(e)
Unaudited Combined Interim Financial Statements	6.7(e)
Unaudited First Quarter 2006 Interim Financial Statements	6.7(e)
Unaudited Second Quarter 2006 Interim Financial Statements	6.7(e)
Unaudited Stub Period Financial Statements	6.7(c)
Uniform System of Accounts	10.1(ccc)
WD Parent	10.1(iiii)
Westin Transaction Agreement	10.1(hhhh)
Working Capital	10.1(jjjj)
Working Capital Concentration Account Agreement	6.16

MASTER AGREEMENT AND PLAN OF MERGER
     THIS MASTER AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 14, 2005, among HOST MARRIOTT CORPORATION, a Maryland corporation (“Horizon”), HOST MARRIOTT, L.P., a Delaware limited partnership (“Horizon OP”), HORIZON SUPERNOVA MERGER SUB, L.L.C., a Maryland limited liability company wholly owned by Horizon OP (“REIT Merger Sub”), HORIZON SLT MERGER SUB, L.P., a Delaware limited partnership wholly owned by REIT Merger Sub, its general partner, and Horizon OP (“SLT Merger Sub” and, together with Horizon, Horizon OP and REIT Merger Sub, the “Horizon Parties”), STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (“Sun”), STARWOOD HOTELS & RESORTS, a Maryland real estate investment trust (“Trust”), SHERATON HOLDING CORPORATION, a Nevada corporation (“SHC”), and SLT REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (“SLT” and, together with Sun, Trust and SHC, the “Sun Parties”).
RECITALS:
     A. Each of the Board of Directors of Horizon (including in its capacity as the sole general partner of Horizon OP, Horizon OP acting individually and as sole member of REIT Merger Sub, REIT Merger Sub acting individually and as sole general partner of SLT Merger Sub), the Board of Directors of Sun and the Board of Trustees of Trust (including in its capacity as the sole general partner of SLT) deems it advisable and in the best interests of its respective companies and stockholders, shareholders, member or partners, as applicable, upon the terms and subject to the conditions contained herein and in the Local Purchase Agreements, as applicable, that the following transactions be consummated:
     (i) the Sun Parties shall, and shall cause the Sun Subsidiaries to (A) complete, subject to Section 6.18, the Baseline Restructuring Steps (as such term is defined in Exhibit A), as modified in accordance with Exhibit A (as modified, the “Restructuring Plan”; such permitted modifications, if any, the “Plan Modifications”) and (B) satisfy the Restructuring Parameters to the extent contemplated by Exhibit A;
     (ii) REIT Merger Sub shall merge (the “REIT Merger”) with and into Trust, with Trust being the Surviving Trust;
     (iii) subject to any Plan Modifications, Sun shall transfer or cause to be transferred certain mortgage receivables to SHC;
     (iv) subject to any Plan Modifications, SHC shall distribute to Sun all equity interests in Sheraton LLC, a limited liability company into which The Sheraton Corporation, a Delaware corporation, shall have been converted prior to such distribution;
     (v) Horizon OP and/or one or more Horizon Subsidiaries shall acquire from the Global Entity Sellers and the Local Entity Sellers (together the “Entity Sellers”), and the Entity Sellers shall sell to Horizon OP and/or one or more Horizon Subsidiaries, all of the outstanding Interests of the Acquired Entities, other than (a) the Interests owned beneficially and of record by other Acquired Entities, (b) the Minority Equity Interests (other than SLT Units converted in the SLT Merger in accordance with Section 1.7(a)) and (c) the Interests in Trust and SLT (such Interests, other than as set forth in clauses (a), (b) and (c), the “Stock Transfer Shares”);
     (vi) Horizon OP and/or one or more Horizon Subsidiaries shall acquire from the Global Asset Sellers and the Local Asset Sellers (together the “Asset Sellers”; the Entity Sellers and the Asset Sellers collectively referred to herein as the “Sellers”), and the Asset Sellers shall sell to Horizon OP and/or one or more Horizon Subsidiaries, all of the right, title and interest of the Asset Sellers in and to the Directly Acquired Assets; and
     (vii) SLT Merger Sub shall merge (the “SLT Merger” and, together with the REIT Merger, the “Mergers”) with and into SLT, with SLT being the Surviving Partnership.
     B. The Horizon Parties and the Sun Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and the Local Purchase Agreements and the Horizon Transactions.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and intending to be bound hereby, the parties hereto hereby agree as follows:
ARTICLE 1.
THE MERGERS; CONVERSION OF SECURITIES
     Section 1.1 The Mergers.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 4A of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 4A”), and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 8”), at the REIT Merger Effective Time, REIT Merger Sub shall be merged with and into Trust, with Trust as the surviving real estate investment trust (the “Surviving Trust”), and the separate limited liability company existence of REIT Merger Sub shall cease. Immediately following the REIT Merger, Trust shall continue its real estate investment trust existence under the laws of the State of Maryland under the name “Horizon Supernova Merger Sub Trust”.
          (b) Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”), at the SLT Merger Effective Time, SLT Merger Sub shall be merged with and into SLT, with SLT as the surviving limited partnership (the “Surviving Partnership”) and the separate limited partnership existence of SLT Merger Sub shall cease. SLT shall continue its limited partnership existence under the laws of the State of Delaware under the name “Supernova Realty Partnership, L.P.”.

     Section 1.2 Closing. The closing of the Closing Transactions (the “Closing”) will, subject to the satisfaction or waiver of the conditions set forth in Article 7, take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, commencing at 7:00 a.m., local time, on a date to be mutually agreed upon by Horizon OP and Sun; provided that, in the event Horizon OP and Sun are unable to mutually agree upon such a date within two (2) business days following the date on which the conditions set forth in Article 7 (other than (x) those conditions that, by their terms, are to be satisfied on the Closing Date and (y) Section 7.2 with respect to the Restructuring Parameters that are contemplated by the Restructuring Plan to be satisfied, or the Sun Restructuring Steps or the Closing Restructuring Steps that are required to be completed by the Restructuring Plan, on or promptly before the Closing Date) have been satisfied or waived (such date, or if after any such date any such conditions are no longer satisfied, the first subsequent date on which all such conditions are satisfied or waived, the “Satisfaction Date”), then such date shall be as specified by Horizon OP in a written notice delivered to Sun (the “Closing Notice”), which date shall be the first Monday (or, if such Monday is not a business day, the next business day) that is at least three (3) business days following the date on which the Closing Notice is delivered to Sun. Horizon OP shall deliver the Closing Notice no later than four (4) business days following the Satisfaction Date. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.
     Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, (i) Horizon OP, REIT Merger Sub and Trust shall cause to be filed with the State Department of Assessments and Taxation of Maryland (the “Department”) articles of merger substantially in the form of Exhibit C (the “REIT Articles of Merger”), duly executed and so filed in accordance with Title 4A and Title 8, (ii) the Surviving Partnership shall file with the Secretary of State of the State of Delaware a certificate of merger in a form to be mutually agreed upon by Horizon OP and Sun (the “SLT Certificate of Merger”), duly executed and so filed in accordance with the DRULPA and (iii) the Horizon Parties and the Sun Parties shall make all other filings and recordings required under Title 4A and Title 8 to effect the REIT Merger, and under the DRULPA to effect the SLT Merger. The Mergers shall become effective at such times (with respect to the REIT Merger, the “REIT Merger Effective Time” and, with respect to the SLT Merger, the “SLT Merger Effective Time” and, collectively, the “Effective Times”) as are provided for in this Agreement, as further specified in the REIT Articles of Merger and the SLT Certificate of Merger or as Horizon OP and Sun shall otherwise agree (not to exceed thirty (30) days after the REIT Articles of Merger are accepted for record by the Department).
     Section 1.4 Effects of the Mergers; Declaration of Trust and Bylaws; SLT Limited Partnership Agreement.
          (a) The REIT Merger shall have the effects set forth in the applicable provisions of Maryland law.
          (b) The declaration of trust of Trust (the “Trust Declaration of Trust”) shall be amended in accordance with the REIT Articles of Merger. The bylaws of Trust (the “Trust Bylaws”), as in effect immediately prior to the REIT Merger Effective Time, shall be the bylaws of the Surviving Trust until duly amended as provided for therein or under Title 8.

          (c) The SLT Merger shall have the effects set forth in the applicable provisions of the DRULPA. The Surviving Trust shall be the sole general partner of the Surviving Partnership.
          (d) The certificate of limited partnership of SLT, as in effect immediately prior to the SLT Merger Effective Time (the “SLT Certificate”), except as amended pursuant to the SLT Certificate of Merger, shall be the certificate of limited partnership of the Surviving Partnership until thereafter duly amended as permitted for in the SLT LP Agreement or under the DRULPA. The Third Amended and Restated Limited Partnership Agreement of SLT, as in effect immediately prior to the SLT Merger Effective Time (the “SLT LP Agreement”), shall be the limited partnership agreement of the Surviving Partnership, until thereafter duly amended as provided for therein or under the DRULPA. The limited partnership agreement of SLT Merger Sub, as in effect immediately prior to the SLT Merger Effective Time, shall terminate at the SLT Merger Effective Time.
     Section 1.5 Trustees and Officers of Trust. The managers of REIT Merger Sub immediately prior to the REIT Merger Effective Time shall be the trustees of the Surviving Trust, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of REIT Merger Sub immediately prior to the REIT Merger Effective Time shall be the officers of the Surviving Trust, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     Section 1.6 Effect on Shares of Beneficial Interest. At the REIT Merger Effective Time, by virtue of the REIT Merger and without any action on the part of any party to this Agreement or the holders of any of the following securities:
          (a) Shares of Beneficial Interest of Trust. Except as provided in Sections 1.6(b) and 1.6(c):
     (i) Each issued and outstanding Class A Share (as such term is defined in the Trust Declaration of Trust), par value $0.01 per share, of Trust (“Class A Shares”), shall be converted into the right to receive (A) that number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of Horizon (“Horizon Common Stock”), if any, equal to (the “Class A Stock Consideration Per Share”) (1) the number of shares of Horizon Common Stock equal to (x) 133,529,412, subject to adjustment pursuant to Section 1.10 (the “Maximum Share Amount”) minus (y) the sum (the “Pre-Merger Share Amount”) of (i) the number of shares of Horizon Common Stock, if any, included in the Other Share Consideration and (ii) the number equal to (a) the Exchange Ratio multiplied by (b) the sum (the “Class B Share Total”) of (I) the number of Class B Shares outstanding immediately prior to the REIT Merger Effective Time (the “Determination Time”) other than Restricted Stock converted in accordance with Section 1.6(c), (II) the number of Class B Shares, if any, issuable upon exchange of any and all Class A EPS outstanding as of the Determination Time (whether or not such shares of Class A EPS are then exchangeable) and (III) the number of Class B Shares issuable upon exchange, exercise, conversion or redemption of any and all Trust Share Rights (other than SLT Units) outstanding as of the Determination Time (whether or not such Trust Share Rights are then exchangeable, exercisable, convertible or redeemable), if any, divided by (2) the number of Class A Shares outstanding as of the Determination Time and (B) that amount of cash equal to (1) the Class A Cash Consideration divided by (2) the number of Class A Shares outstanding as of the Determination Time.
     (ii) Each issued and outstanding Class B Share (as such term is defined in the Trust Declaration of Trust), par value $0.01 per share, of Trust (“Class B Shares”) shall be converted into the right to receive (A) 0.6122 fully paid and nonassessable shares of Horizon Common Stock, subject to adjustment pursuant to Section 1.10 (the “Exchange Ratio”) and (B) an amount of cash, without interest, equal to the sum (“Class B Cash Amount”) of (1) $0.503 and (2) the Class B Excess Dividend Amount, subject to adjustment pursuant to Section 1.10.
     (iii) Each issued and outstanding Class A Exchangeable Preferred Share (as such term is defined in the Trust Declaration of Trust), par value $0.01 per share, of Trust (“Class A EPS”) shall be converted into the right to receive:
     (A) (1) from Sun, cash in the amount equal to (x) the number of shares of common stock, par value $0.01 per share, of Sun (“Sun Common Stock”) issuable upon conversion of such Class A EPS as of the Determination Time multiplied by (y) the Sun Common Stock Value (the aggregate amount payable by Sun to all holders of Class A EPS as of the Determination Time, the “Class A EPS Sun Cash Amount”) and (2) from Horizon, cash, without interest, in the amount equal to (x) the number of Class B Shares issuable upon exchange of such Class A EPS as of the Determination Time multiplied by (y) the Class B Cash Amount (the aggregate amount payable by Horizon to all holders of Class A EPS as of the Determination Time, “Class A EPS Horizon Cash Amount”), and
     (B) that number of fully paid and nonassessable shares of Horizon Common Stock equal to (1) the number of Class B Shares issuable upon exchange of such Class A EPS as of the Determination Time multiplied by (2) the Exchange Ratio.
     (iv) The shares of Horizon Common Stock and Sun Common Stock and cash to be issued or paid pursuant to this Section 1.6(a) shall collectively be referred to as the “REIT Merger Consideration”. All Trust Shares converted pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate to the extent previously representing any such Trust Shares shall thereafter represent the right to receive certificates and cash, as applicable, representing the REIT Merger Consideration into which such Trust Shares were converted. No fractional shares of Horizon Common Stock or Sun Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 1.9(g) hereof.
          (b) Cancellation of Certain Trust Shares. Each Trust Share held by any Horizon Party or any wholly owned Subsidiary of any Horizon Party or by Trust or any wholly owned Subsidiary of Trust (except, in each case, for Trust Shares held on behalf of third parties) immediately prior to the REIT Merger Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
          (c) Treatment of Certain Trust Share Rights. Prior to the Closing, Sun and Trust shall (i) take all necessary action required under Sun’s 1995 Long-Term Incentive Plan, 1999 Long-Term Incentive Compensation Plan, 2002 Long-Term Incentive Compensation Plan and 2004 Long-Term Incentive Compensation Plan and Trust’s 1995 Long-Term Incentive Plan and any other equity incentive plans or arrangements (collectively, the “Equity Plans”) to convert (A) all options to purchase Class B Shares (including options to purchase Paired Shares) (the “Options”) outstanding thereunder into options to purchase shares of Sun Common Stock only and (B) all restricted stock unit awards with respect to Class B Shares (including such awards with respect to Paired Shares) (the “Restricted Stock Unit Awards” and, together with the Options, the “Equity Awards”) outstanding thereunder into restricted stock unit awards with respect to shares of Sun Common Stock only and (ii) otherwise cause there to be no Trust Share Rights outstanding as of the REIT Merger Effective Time other than (x) SLT Units that have not been tendered for exchange in accordance with the applicable exchange rights agreement, and (y) SLC Units with respect to which neither Horizon nor any Horizon Subsidiary (including the Acquired Entities) will have any Liability. Sun shall assume all Liabilities, if any, of the Acquired Entities or Sellers relating to any Trust Share Rights converted, or caused not to exist, pursuant to this Section 1.6(c). Notwithstanding anything to the contrary in this Agreement, each issued and outstanding Class B Share which is subject to transfer and/or vesting restrictions under the terms of the Equity Plans (“Restricted Stock”) shall be converted into an award with respect to Sun Common Stock only, in accordance with the applicable Equity Plan and/or the terms of the award agreement evidencing such Restricted Stock and immediately prior to the REIT Merger Effective Time there will be no Restricted Stock outstanding with respect to Class B Shares. Sun shall assume all Liabilities, if any, of the Acquired Entities or Sellers relating to any Restricted Stock converted pursuant to this Section 1.6(c).
          (d) Membership Interests of REIT Merger Sub. Each membership interest of REIT Merger Sub outstanding immediately prior to the REIT Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable Class A Share.
     Section 1.7 Effect on Partnership Units. At the SLT Merger Effective Time, by virtue of the SLT Merger and without any action on the part of any party to this Agreement or the holders of any of the following securities:
          (a) SLT Units. Except as provided in Section 1.7(b):
     (i) Each RP Unit (as such term is defined in Section 4.1(c) of the SLT LP Agreement) of SLT (“RP Units”) outstanding immediately prior to the SLT

Merger Effective Time shall be converted into the right to receive cash, without interest, in the amount equal to (A) that number of Class B Shares issuable upon exchange of such RP Unit immediately prior to the REIT Merger Effective Time multiplied by (B) the sum of (1) the Class B Cash Amount and (2) the Exchange Ratio multiplied by the Share Value.
     (ii) Each Class A RP Unit (as such term is defined in Section 4.1(c) of the SLT LP Agreement) of SLT (“Class A RP Units” and, together with the RP Units, “SLT Units”) outstanding immediately prior to the SLT Merger Effective Time shall be converted into the right to receive the consideration set forth on Schedule 1.7(a)(ii).
     (iii) The cash to be paid pursuant to this Section 1.7(a) shall be collectively referred to as the “SLT Merger Consideration”. Except as set forth in Schedule 1.7(a)(ii), all SLT Units converted pursuant to this Section 1.7(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (if any) previously representing any such SLT Units shall thereafter represent the right to receive the SLT Merger Consideration into which such SLT Units were converted in the SLT Merger.
          (b) Treatment of Certain SLT Units and General Partner Percentage Interest.
     (i) Each SLT Unit held by any Horizon Party or any wholly owned Subsidiary of any Horizon Party (other than the Surviving Trust or any wholly owned Subsidiary of the Surviving Trust) (except, in each case, for SLT Units held on behalf of third parties) immediately prior to the SLT Merger Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
     (ii) The Percentage Interest (as such term is defined in the SLT LP Agreement) in SLT held by Trust or the Surviving Trust in its capacity as general partner of SLT shall not be amended or modified in any respect by virtue of the SLT Merger.
          (c) Partnership Interests in SLT Merger Sub. Each limited partnership unit of SLT Merger Sub outstanding immediately prior to the SLT Merger Effective Time shall be converted into and exchanged for that number of RP Units of the Surviving Partnership equal to the number of SLT Units outstanding immediately prior to the SLT Merger Effective Time that are converted into cash in the SLT Merger. The general partnership interest of REIT Merger Sub in SLT Merger Sub outstanding immediately prior to the SLT Merger Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
          (d) Appraisal or Dissenters Rights. No holder of SLT Units is entitled under applicable Law or the SLT LP Agreement to appraisal, dissenters or other similar rights as a result of the SLT Merger.

     Section 1.8 Appraisal or Dissenters Rights. Except for Sun (as sole holder of Class A Shares), which shall waive any appraisal, dissenters or similar rights to which it is entitled with respect to such Class A Shares pursuant to its approval of the REIT Merger promptly after the execution of this Agreement, no holder of Trust Shares is entitled under applicable Law or the Trust Declaration of Trust to appraisal, dissenters or similar rights as a result of the REIT Merger.
     Section 1.9 Exchange of Certificates; Pre-Closing Dividends; Fractional Shares.
          (a) Exchange Agent. Prior to the REIT Merger Effective Time, Horizon OP shall appoint American Stock Transfer & Trust Company, or another bank or trust company mutually agreed upon by Horizon OP and Sun, to act as exchange agent (the “Exchange Agent”) for the exchange of the REIT Merger Consideration and the Sun Common Share Amount, as applicable, upon surrender of certificates (the “Certificates”) representing issued and outstanding Class A EPS or units (when paired or unpaired) consisting of Class B Shares and shares of Sun Common Stock (each such unit, a “Paired Share”)).
          (b) Provision of REIT Merger Consideration.
     (i) Horizon OP shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Trust Shares on or before the REIT Merger Effective Time, the REIT Merger Consideration (other than the Class A EPS Sun Cash Amount and all REIT Merger Consideration payable pursuant to Section 1.6(a)(i)) issuable in exchange for such issued and outstanding Trust Shares pursuant to Section 1.6(a), and, after the REIT Merger Effective Time from time to time as needed, any cash required to make payments (1) of any dividends or other distributions payable in respect of Horizon Common Stock pursuant to Section 1.9(d) and (2) in lieu of any fractional shares of Horizon Common Stock pursuant to Section 1.9(g).
     (ii) Sun shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Class A EPS on or before the REIT Merger Effective Time, the Class A EPS Sun Cash Amount included in the REIT Merger Consideration issuable in exchange for the issued and outstanding shares of Class A EPS pursuant to Section 1.6(a) and, after the REIT Merger Effective Time from time to time as needed, any cash required to make payments of any dividends or other distributions payable in respect of Sun Common Stock pursuant to Section 1.9(d).
     (iii) The REIT Merger Consideration, together with any dividends or distributions with respect thereto and any cash in lieu of fractional shares, deposited with the Exchange Agent are collectively referred to herein as the “Exchange Fund”. The Exchange Agent (or other depository acting for the benefit of the Exchange Agent) shall invest any cash included in the Exchange Fund as directed by Horizon OP, on a daily basis. Any interest or other income resulting from such investments shall be paid to Horizon OP other than interest and other income to the extent resulting from the investment of the Class A EPS Sun Cash Amount, which interest and other income shall be paid to Sun.
          (c) Exchange Procedure. Horizon OP and Sun shall use commercially reasonable efforts to cause the Exchange Agent, no later than the fifth business day after the Closing Date, to mail to each holder of record of a Certificate or Certificates which immediately prior to the REIT Merger Effective Time represented outstanding Class A EPS or Paired Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Horizon OP and Sun may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the REIT Merger Consideration and a certificate representing the Sun Common Share Amount, as applicable, together with any dividends or distributions to which such holder is entitled pursuant to Section 1.9(d) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.9(g). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the REIT Merger Consideration into which Class A EPS or Class B Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a), together with any dividends or other distributions to which such holder is entitled pursuant to Section 1.9(d) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.9(g) and, in the case of Certificates for Paired Shares, a certificate representing the number of shares of Sun Common Stock equal to the number of shares of Sun Common Stock represented by such Certificate prior to the REIT Merger Effective Time (the “Sun Common Share Amount”), (ii) Horizon OP and Sun shall use commercially reasonable efforts to cause the Exchange Agent to mail (or make available for collection by hand if so elected by the surrendering holder) such amount to such holder within five (5) business days after receipt thereof and (iii) the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Class A EPS or Paired Shares which is not registered in the transfer records of Sun or Trust, as applicable, payment of the REIT Merger Consideration or issuance of the Sun Common Share Amount, as applicable, may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance either shall pay any transfer or other Taxes required by reason of such payment or issuance being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of Sun or Horizon OP, as applicable, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the REIT Merger Effective Time to represent only the right to receive upon such surrender the REIT Merger Consideration into which Class A EPS or Class B Shares heretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a), any dividends or other distributions to which such holder is entitled pursuant to Section 1.9(d), any cash payable in lieu of fractional shares pursuant to Section 1.9(g) and, if applicable, the Sun Common Share Amount. No interest will be paid or will accrue on the REIT Merger Consideration upon the s urrender of any Certificate or on any cash payable pursuant to Section 1.9(d) or Section 1.9(g). The Exchange Agent shall be entitled, in its sole and absolute discretion, subject to Section 1.9(f), to deduct and withhold from the cash, Horizon Common Stock or Sun Common Stock, or any combination thereof, that otherwise is payable or issuable pursuant to this Agreement to any holder of one or more Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of Tax Law; provided that, notwithstanding anything in this Section 1.9(c) to the contrary, no deduction or withholding shall be made under any provision of Tax Law, including under Section 1445 of the Code, from any payments made to a Seller or any Subsidiary thereof unless (i) in the case of any deduction or withholding other than under Section 1445 of the Code, Horizon OP shall have furnished Sun, no later than fifteen (15) days prior to the applicable payment date, with a written notice referring to this Section 1.9(c) and describing the approximate amount of the deduction or withholding to be made (it being agreed that, in the event of any such written notice and with respect to such deduction or withholding, (x) Sun and Horizon OP shall promptly enter into discussions in good faith to determine if applicable circumstances permit the lack of such deduction or withholding and (y) to the extent Horizon OP determines in good faith that such deduction or withholding is required, and Sun determines in good faith that such deduction or withholding is not required, there shall be no such deduction or withholding upon an agreement by Sun in writing to indemnify Horizon OP against any such deduction, withholding, interest, penalties and expenses that subsequently becomes borne, as a result of a challenge by the applicable tax authority, by Horizon OP or its Affiliates) or (ii) in the case of any deduction or withholding under Section 1445 of the Code, such Seller fails to furnish Horizon OP with an affidavit as contemplated by Section 2.4(a)(vi) of this Agreement. Any amounts so deducted or withheld by the Exchange Agent shall be treated for all purposes of this Agreement as having been paid or issued to the holder of the Certificates in respect of which such deduction and withholding was made by the Exchange Agent.
          (d) Distributions with Record Date after the REIT Merger Effective Time. Dividends or other distributions with respect to Horizon Common Stock or Sun Common Stock with a record date after the REIT Merger Effective Time shall be paid by Horizon or Sun, as applicable, to the Exchange Agent for the benefit of any holder of any unsurrendered Certificate with respect to the Horizon Common Stock or Sun Common Stock, as applicable, represented thereby and shall only be paid to a holder of any unsurrendered Certificate once such holder surrenders the Certificate in accordance with this Section 1.9. No cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.9(g), in each case until the surrender of such Certificate in accordance with this Section 1.9. Subject to the effect of applicable escheat laws, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, (x) the amount of any cash in lieu of any fractional Horizon Common Stock to which such holder is entitled pursuant to Section 1.9(g) and (y) the amount of dividends or other distributions with a record date after the REIT Merger Effective Time theretofore paid with respect to such whole share of Horizon Common Stock or Sun Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the REIT Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole share of Horizon Common Stock or Sun Common Stock.
          (e) No Further Ownership Rights in Trust Shares; Share Transfer Books. All REIT Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.9 (together with any dividends or other distributions paid pursuant to Section 1.9(d)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Trust Shares theretofore represented by such Certificates; provided, however, that Trust shall transfer to its transfer agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the REIT Merger Effective Time which may have been declared or made by Trust on such Trust Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the REIT Merger Effective Time. At the REIT Merger Effective Time, the share transfer books of Trust shall be closed and thereafter, there shall be no further registration of transfers on the share transfer books of Trust of the Trust Shares which were outstanding prior to the REIT Merger Effective Time, nor shall there be any further issuances of Trust Shares or any Trust Share Rights. If, after the REIT Merger Effective Time, Certificates are presented to Horizon OP or Sun for any reason, they shall be canceled and exchanged as provided in this Section 1.9.
          (f) No Liability. None of Sun, Trust, Horizon OP or the Exchange Agent shall be liable to any Person in respect of any REIT Merger Consideration, the Sun Common Share Amount, cash payable in lieu of fractional shares pursuant to Section 1.9(g) or dividends or other distributions delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund (other than dividends or distributions paid to the Exchange Agent pursuant to Section 1.9(d), which the Exchange Agent shall retain in the Exchange Fund, subject to applicable escheat and other similar Laws) delivered to the Exchange Agent by Horizon OP pursuant to this Agreement that remains unclaimed for twelve (12) months after the REIT Merger Effective Time shall be delivered by the Exchange Agent to Horizon OP, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.9(c) shall thereafter, subject to the immediately preceding sentence, look only to Horizon OP for delivery of the REIT Merger Consideration (other than the Class A EPS Sun Cash Amount) and any cash payable in lieu of fractional shares of Horizon Common Stock pursuant to Section 1.9(g), subject to applicable escheat and other similar Laws, but not the dividends or distributions paid to the Exchange Agent pursuant to Section 1.9(d). Any portion of the Exchange Fund (other than dividends or distributions paid to the Exchange Agent pursuant to Section 1.9(d), which the Exchange Agent shall retain in the Exchange Fund, subject to applicable escheat and other similar Laws) delivered to the Exchange Agent by Sun pursuant to this Agreement that remains unclaimed for twelve (12) months after the REIT Merger Effective Time shall be delivered by the Exchange Agent to Sun, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.9(c) shall thereafter, subject to the first sentence of this Section 1.9(f), look only to Sun, and Sun shall be solely responsible, for delivery of the REIT Merger Consideration (other than the shares of Horizon Common Stock and the Class B Cash Consideration), subject to applicable escheat and other similar Laws, but not the dividends or distributions paid to the Exchange Agent pursuant to Section 1.9(d). At any time, Horizon OP shall be entitled, in its reasonable discretion, to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the REIT Merger Consideration such amounts as are required to be deducted and withheld with respect to the payment of such REIT Merger Consideration under the Code or under any provision of Tax Law; provided that, notwithstanding anything in this Section 1.9(f) to the contrary, no deduction or withholding shall be made under any provision of Tax Law, including under Section 1445 of the Code, from any payments made to a Seller or any Subsidiary thereof unless (i) in the case of any deduction or withholding other than under Section 1445 of the Code, Horizon OP shall have furnished Sun, no later than fifteen (15) days prior to the applicable payment date, with a written notice referring to this Section 1.9(f) and describing the approximate amount of the deduction or withholding to be made (it being agreed that, in the event of any such written notice and with respect to such deduction or withholding, (x) Sun and Horizon OP shall promptly enter into discussions in good faith to determine if applicable circumstances permit the lack of such deduction or withholding and (y) to the extent Horizon OP determines in good faith that such deduction or withholding is required, and Sun determines in good faith that such deduction or withholding is not required, there shall be no such deduction or withholding upon an agreement by Sun in writing to indemnify Horizon OP against any such deduction, withholding, interest, penalties, and expenses that subsequently becomes borne, as a result of a challenge by the applicable tax authority, by Horizon OP or its Affiliates) or (ii) in the case of any deduction or withholding under Section 1445 of the Code, such Seller fails to furnish Horizon OP with an affidavit as contemplated by Section 2.4(a)(vi) of this Agreement. Any amounts so deducted or withheld by Horizon OP or the Exchange Agent shall be treated for all purposes of this Agreement as having been paid or issued to the holder of the Certificates in respect of which such deduction and withholding was made by the Exchange Agent.
          (g) No Fractional Shares.
     (i) No certificates or scrip representing fractional Horizon Common Stock or Sun Common Stock or book-entry credit of the same, shall be issued upon the surrender for exchange of Certificates or otherwise, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a stockholder of Horizon or Sun, respectively.
     (ii) In lieu of the issuance of any fractional Horizon Common Stock, pursuant to this Agreement, each holder of one or more Certificates shall be paid an amount in cash (without interest), rounded to the nearest cent (with .5 of a cent rounded up), determined by multiplying (A) the average closing price of one (1) share of Horizon Common Stock on the New York Stock Exchange (the “NYSE”) on the twenty (20) consecutive trading days immediately preceding the Closing Date by (B) the fraction of a share of Horizon Common Stock which such holder would otherwise be entitled to receive under this Section 1.9.
          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Horizon OP or Sun, as applicable, or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Horizon OP or Sun, as applicable, or the Exchange Agent reasonably may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the REIT Merger Consideration to which the holders thereof are entitled pursuant to Section 1.6(a), the Sun Common Share Amount, if any, to which holders thereof are entitled pursuant to Section 1.9(c), if applicable, any cash payable pursuant to Section 1.9(g) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.9(d).
          (i) Uncertificated Shares. In the case of any Class A EPS or Paired Shares that are not represented by Certificates, the Exchange Agent shall issue at the REIT Merger Effective Time the applicable REIT Merger Consideration, the Sun Common Share Amount, if

applicable, and any cash payable pursuant to Section 1.9(g), to the holders of such Trust Shares without any action by such holders, and the parties hereto shall make appropriate adjustments to this Section 1.9 to assure the equivalent treatment thereof.
          (j) SLT Merger Procedures. Sun and Horizon OP shall cooperate in good faith to establish, prior to the Closing, appropriate procedures, consistent with this Section 1.9 to the extent applicable, with respect to the SLT Merger.
     Section 1.10 Certain Adjustments. If, between the date of this Agreement and the REIT Merger Effective Time, the outstanding Horizon Common Stock, Sun Common Stock or Trust Shares shall have been changed into a different number of shares, as applicable, or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio, the Class A Stock Consideration Per Share, the Class B Cash Amount (which shall be adjusted pursuant to this sentence only in connection with an event relating to the Class B Shares), the Maximum Share Amount and the Increased Share Amount (which Maximum Share Amount and Increased Share Amount shall be adjusted pursuant to this sentence only in connection with an event relating to Horizon Common Stock and not Sun Common Stock or Trust Shares) shall be appropriately adjusted to provide to the holders of Horizon Common Stock, Trust Shares or SLT Units, as applicable, the same economic effect as contemplated by this Agreement prior to such event.
     Section 1.11 Tax Treatment. The parties hereto (i) intend that for federal, and applicable state and local, income tax purposes, the REIT Merger will be treated as a taxable purchase by Horizon OP of all of Trust’s outstanding shares of beneficial interest and (ii) shall prepare and file their applicable Tax Returns based on such treatment. The parties hereto intend that for federal, and applicable state and local, income Tax purposes, the SLT Merger will be treated as an acquisition by Horizon OP of SLT Units in exchange for the SLT Merger Consideration. Each SLT Unitholder who participates in the SLT Merger shall be deemed, by such SLT Unitholder’s act of receiving and accepting its share of the SLT Merger Consideration, to have agreed to the characterization of the receipt of cash (including any cash deemed to be received pursuant to Section 752 of the Code) as a taxable sale of all or a portion of its SLT Units, to the extent of such cash received or deemed received, to Horizon OP.
ARTICLE 2.
OTHER CLOSING TRANSACTIONS
     Section 2.1 Other Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement the following transactions (the “Other Closing Transactions” and, together with the REIT Merger and the SLT Merger, the “Closing Transactions”) shall occur at or immediately prior to the REIT Merger Effective Time (subject to Section 2.1(f)):
          (a) The Sun Parties and Sun Subsidiaries set forth on Schedule 2.1(a) (the “Global Entity Sellers”) shall sell, convey, assign, transfer and deliver to Horizon OP or one or more of the Horizon Subsidiaries designated by Horizon OP in writing, and Horizon OP or the applicable Horizon Subsidiaries shall purchase, acquire and accept from such Global Entity Sellers, all right, title and interest of such Global Entity

Sellers in and to the Stock Transfer Shares other than the Local Stock Transfer Shares, free and clear of all Encumbrances (the “Global Stock Transfer Shares”).
          (b) The Sun Parties and Sun Subsidiaries set forth on Schedule 2.1(b) (the “Global Asset Sellers”) shall sell, convey, assign, transfer and deliver to Horizon OP or one or more Horizon Subsidiaries designated by Horizon OP in writing, and Horizon OP or the applicable Horizon Subsidiaries shall purchase, acquire and accept from such Global Asset Sellers, all right, title and interest of such Global Asset Sellers in and to the Directly Acquired Assets, free and clear of all Encumbrances other than Permitted Title Exceptions (the “Global Directly Acquired Assets”).
          (c) The Sun Parties and Sun Subsidiaries set forth on Schedule 2.1(c) (the “Local Entity Sellers”) shall sell, convey, assign, transfer and deliver to Horizon OP or one or more of the Horizon Subsidiaries designated by Horizon OP in writing, and Horizon OP or the applicable Horizon Subsidiaries shall purchase, acquire and accept from such Local Entity Sellers, pursuant to the applicable Local Purchase Agreements, all right, title and interest of such Local Entity Sellers in and to all of the Stock Transfer Shares of the Acquired Entities set forth on Schedule 2.1(c), free and clear of all Encumbrances (the “Local Stock Transfer Shares”).
          (d) The Sun Parties and Sun Subsidiaries set forth on Schedule 2.1(d) (the “Local Asset Sellers”) shall sell, convey, assign, transfer and deliver to Horizon OP or one or more Horizon Subsidiaries designated by Horizon OP in writing, and Horizon OP or the applicable Horizon Subsidiaries shall purchase, acquire and accept from the Local Asset Sellers, pursuant to the applicable Local Purchase Agreements, all right, title and interest of such Local Asset Sellers in and to the Directly Acquired Assets, free and clear of all Encumbrances other than Permitted Title Exceptions (the “Local Directly Acquired Assets”).
          (e) Horizon OP or one or more Horizon Subsidiaries designated by Horizon OP in writing shall assume the Assumed Liabilities of the Asset Sellers pursuant to an instrument of assumption in all material respects in the form of Exhibit D (the “Assumption Agreement”); provided that, the assumption of Assumed Liabilities of Local Asset Sellers will be pursuant to the applicable Local Purchase Agreements. It is expressly agreed to and understood by the parties hereto that no Horizon Party or Horizon Subsidiary shall directly or indirectly assume any Liability of Sun or any Subsidiary of Sun or Trust (each, a “Sun Subsidiary”) as a result of the transactions contemplated by this Agreement other than the Assumed Liabilities.
          (f) Notwithstanding anything contained herein to the contrary, Sun and Horizon OP agree to cause such Acquired Hotels identified as the “1031 Hotels” on Schedule 10.1(d) as shall have an aggregate Acquired Hotel Agreed Amount of at least $495,000,000 (but no more than is necessary to achieve the minimum $495,000,000 amount) (such Acquired Hotels, the “Replacement Hotels”) to be designated as replacement property to consummate a Tax-Deferred Exchange with respect to property that Horizon OP will dispose of either prior to or within 180 days after the Closing Date through the use of a qualified intermediary (the “Intermediary”) and/or Exchange Accommodation Titleholder (“EAT”), pursuant to which Horizon OP shall assign all of its right, title and interest (but not its liabilities or obligations) relating to the Replacement Hotels under this Agreement and the Ancillary

Agreements to either an Intermediary or the EAT (either the Intermediary or the EAT referred to herein as the “Assignee”); provided that (i) the Replacement Hotels shall be transferred on the Closing Date immediately prior to the REIT Merger Effective Time and (ii) the transfer of the Replacement Hotels is made directly by (I) Sun and/or (II) any Subsidiary of Sun that is neither an Acquired Entity nor a Subsidiary of an Acquired Entity. The Sun Parties agree to cooperate with the Horizon Parties in structuring such transaction as a Tax-Deferred Exchange for the benefit of Horizon and its Subsidiaries. Horizon OP shall reimburse the Sun Parties for all liabilities, out-of-pocket costs and expenses (other than Consent Costs and increased liability for income Taxes) reasonably incurred by the Sun Parties in connection with the structuring and implementation of such transaction as a Tax-Deferred Exchange (to the extent such costs and expenses would not have been incurred by the Sun Parties but for such structuring or implementation). Without limiting the generality of the immediately preceding sentence, any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, stamp duties, and any transfer, recording, registration and other fees, charges, premiums and any similar taxes (such amounts, “Subject Taxes”), in each case incurred by the Sun Parties as a result of the structuring and implementation of such transactions as a Tax-Deferred Exchange (to the extent such amounts would not have been incurred by the Sun Parties but for such structuring or implementation) shall be borne by Horizon OP and shall not be treated as Transfer Taxes for purposes of Section 8.3(b). To the extent required in connection with the Tax-Deferred Exchanges, the Sun Parties agree to render all required performance under this Agreement with respect to the Replacement Hotels to the Assignee to the extent reasonably and timely directed by Horizon OP and to accept performance of all of Horizon OP’s obligations with respect to the Replacement Hotels by the Assignee. To the extent required in connection with the Tax-Deferred Exchanges, the Sun Parties agree that performance by the Assignee with respect to the Replacement Hotels will be treated as performance by Horizon OP and Horizon OP agrees that the Sun Parties’ performance to the Assignee, to the extent timely requested by Horizon OP, will be treated as performance to Horizon OP. Horizon OP shall unconditionally guarantee the full and timely performance by the Assignee of each and every one of the representations, warranties, indemnities, obligations and undertakings of the Horizon Parties under this Agreement (and any amendments or modifications hereto) that relate to the Replacement Hotels. As such guarantor, Horizon OP shall be treated as a primary obligor with respect to those representations, warranties, indemnities, obligations and undertakings, and, in the event of a breach, the Sun Parties may proceed directly against Horizon OP on this guarantee without the need to join the Assignee. Notwithstanding the identification of the “1031 Hotels” on Schedule 10.1(d), if effecting a Tax-Deferred Exchange including any such 1031 Hotel, would (x) result in a material Tax liability being incurred by Sun that would not be incurred by Sun if such 1031 Hotel was not a Replacement Hotel (but was otherwise an Acquired Hotel) or (y) require a consent, approval or authorization that would not be required if such 1031 Hotel was not a Replacement Hotel (but was otherwise an Acquired Hotel) and such consent, approval or authorization would result in material Consent Costs or has not been obtained after the date of the Horizon Stockholders Meeting, Sun shall be entitled to cause one or more Acquired Hotels identified on such Schedule to not be treated as a Replacement Ho tel upon informing Horizon OP in writing that Sun would like to utilize one or more other Acquired Hotels (other than those Acquired Hotels identified as “Non-1031 Hotels” on Schedule 10.1(d)) which (A) would not impair the availability of a Tax-Deferred Exchange from Horizon OP’s perspective and (B) have Acquired Hotel Agreed Amount(s) that (1) aggregate the Acquired Hotel Agreed Amount(s) of the hotel(s) which are no longer to be treated as a Replacement Hotel or (2) result in the aggregate of the Acquired Hotel Agreed Amount(s) for all Acquired Hotels that will be included in a Tax-Deferred Exchange (taking into account, for the avoidance of doubt, such adjustments to the Acquired Hotels so included as are the subject of this sentence) being equal to or greater than $495,000,000 (Acquired Hotels satisfying clauses (A) and (B), thereafter being treated as Replacement Hotels); provided that, notwithstanding any provision in this Section 2.1(f) to the contrary, Horizon OP shall bear all Subject Taxes incurred in connection with treating Acquired Hotels satisfying clauses (A) and (B) as Replacement Hotels up to $2,000,000 (less the aggregate amount of Subject Taxes for which Horizon is otherwise responsible for under this Section 2.1(f)) and Sun shall bear all Subject Taxes incurred in connection with treating Acquired Hotels satisfying clauses (A) and (B) as Replacement Hotels in excess thereof. For the avoidance of doubt, notwithstanding anything in this Section 2.1(f) to the contrary, the Sun Parties hereby make no representation or warranty, and undertake no other obligation, in each case with respect to the Tax consequences of the transactions referenced in this Section 2.1(f) (including whether the transactions qualify under Section 1031 of the Code) and shall not be responsible for any loss or liability relating to any Tax liability to the Horizon Parties from such transactions.
     Section 2.2 Other Closing Transactions; Consideration.
          (a) The aggregate purchase price to be paid by Horizon OP and the Horizon Subsidiaries under this Agreement for the Global Stock Transfer Shares and the Global Directly Acquired Assets (the “Global Other Closing Transaction Purchase Price”) shall consist of (i) the cash amount equal to (1) $1.063 billion, subject to adjustment pursuant to Sections 6.18 and 6.30 and Article 8 (the “Cash Amount”) minus (2) the sum of (A) the aggregate cash portion of the Local Other Closing Transaction Purchase Price, (B) the Class A Cash Consideration, (C) the Class B Cash Consideration and (D) the sum of (x) the aggregate amount of cash (other than amounts payable by Sun) included in the SLT Merger Consideration and (y) the number of SLT Units outstanding following the SLT Merger Effective Time multiplied by the Exchange Ratio multiplied by the closing price per share of Horizon Common Stock, as reported on the NYSE Composite Transactions reporting system (as published in the Wall Street Journal or, if not published therein, in another authoritative source mutually selected by Sun and Horizon OP) on the business day immediately preceding the Closing Date (the “SLT Cash Amount”) and (ii) the Other Share Consideration (other than any portion of the Other Share Consideration included in the Local Other Closing Transaction Purchase Price), if any.
          (b) The aggregate purchase price to be paid by Horizon OP and the Horizon Subsidiaries under the Local Purchase Agreements for the Local Stock Transfer Shares and the Local Directly Acquired Assets shall consist of the cash amounts and the Other Share Consideration, if any, provided therefor in the Local Purchase Agreements (the “Local Other Closing Transaction Purchase Price”).
          (c) The Horizon Parties shall be entitled, in their reasonable discretion, to deduct and withhold from the consideration that is otherwise payable pursuant to this Article 2 and the Local Purchase Agreements to any Seller such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or under any provision of Tax Law; provided that, no deduction or withholding shall be made under any provision of Tax Law, including under Section 1445 of the Code, from any payments made to a Seller unless

(i) in the case of any deduction or withholding other than under Section 1445 of the Code, Horizon OP shall have furnished Sun, no later than fifteen (15) days prior to the applicable payment date, with a written notice referring to this Section 2.2(c) and describing the approximate amount of the deduction or withholding to be made (it being agreed that, in the event of any such written notice and with respect to such deduction or withholding, (x) Sun and Horizon OP shall promptly enter into discussions in good faith to determine if applicable circumstances permit the lack of such deduction or withholding and (y) to the extent Horizon OP determines in good faith that such deduction or withholding is required, and Sun determines in good faith that such deduction or withholding is not required, there shall be no such deduction or withholding upon an agreement by Sun in writing to indemnify Horizon OP against any such deduction, withholding, interest, penalties and expenses that subsequently becomes borne, as a result of a challenge by the applicable tax authority, by Horizon OP or its Affiliates) or (ii) in the case of any deduction or withholding under Section 1445 of the Code, such Seller fails to furnish Horizon OP with an affidavit as contemplated by Section 2.4(a)(vi) of this Agreement. Any amounts so deducted or withheld by the Horizon Parties shall be treated for all purposes of this Agreement and the Local Purchase Agreements as having been paid to the applicable Seller.
     Section 2.3 [Intentionally Omitted.]
     Section 2.4 Other Closing Transactions; Closing Deliveries.
          (a) Closing Deliveries by Sun. At the Closing, Sun shall deliver or cause to be delivered to Horizon OP and the Horizon Subsidiaries, as applicable, the following:
     (i) certificates, where applicable, evidencing the Stock Transfer Shares and the Class A Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, in proper form for transfer, including any required stamps affixed thereto;
     (ii) the minute books, corporate seal, stock transfer books, stock ledger, shareholders’ register and records (and analogous records for partnerships, limited liability companies and other entities) for each Acquired Entity, if any;
     (iii) such duly executed (A) deeds, assignments of leases, bills of sale and other good and sufficient instruments of conveyance and transfer as shall be effective to vest title to the Directly Acquired Assets in Horizon OP or the applicable Horizon Subsidiary as provided in this Agreement and (B) such other instruments as may be reasonably requested by Horizon OP to transfer the Directly Acquired Assets to Horizon OP or the applicable Horizon Subsidiary, or to evidence such transfer on the public records;
     (iv) a receipt for the Cash Amount (as set forth in the Estimated Closing Statement) less the sum of the Class B Cash Consideration and the SLT Cash Amount and any certificates delivered by the Horizon Parties pursuant to Section 2.4(b)(ii);

     (v) resignation letters signed by each of the directors, trustees and officers of each of the Acquired Entities as of the REIT Merger Effective Time;
     (vi) an affidavit from each Seller that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code stating, under penalty of perjury, that the indicated number is the transferor’s United States taxpayer identification number and the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code;
     (vii) the Ancillary Agreements, duly executed by Sun and the Sun Subsidiaries (to the extent each is a party thereto), to the extent not delivered prior to the Closing;
     (viii) all other certificates and other documents required to be delivered at the Closing by Sun or any Sun Subsidiary pursuant to this Agreement; and
     (ix) any deliveries required pursuant to a Local Purchase Agreement.
          (b) Closing Deliveries by the Horizon Parties. At the Closing, the Horizon Parties or one or more Horizon Subsidiaries, as applicable, shall deliver or cause to be delivered to Sun the following (except, in each case, to the extent delivered to Sun or another Seller at or prior to the Closing pursuant to a Local Purchase Agreement):
     (i) the Cash Amount (as set forth in the Estimated Closing Statement) less the sum of the Class B Cash Consideration and the SLT Cash Amount, by wire transfer of immediately available funds, to the accounts designated by Sun in writing at least five (5) business days prior to the Closing Date;
     (ii) one or more stock certificates evidencing the Class A Stock Consideration Per Share in respect of each Class A Share delivered pursuant to Section 2.4(a)(i) and the Other Share Consideration, if any;
     (iii) the Local Other Closing Transaction Purchase Price, in the form and manner set forth in the Local Purchase Agreements;
     (iv) such duly executed instruments as may be reasonably requested by Sun to effect the assumption by Horizon OP or the applicable Horizon Subsidiary of the Assumed Liabilities;
     (v) the Ancillary Agreements, duly executed by Horizon OP and the Horizon Subsidiaries (to the extent each is a party thereto), to the extent not delivered prior to the Closing;
     (vi) all other certificates and other documents required to be delivered at the Closing by Horizon or any Horizon Subsidiary pursuant to this Agreement; and
     (vii) any deliveries required pursuant to a Local Purchase Agreement.

     Section 2.5 Purchase Price Allocations. The consideration payable pursuant to this Agreement and the Local Purchase Agreements shall be allocated among the Acquired Entities and the Acquired Assets in accordance with the allocation schedule set forth on Exhibit E (the “Allocation Schedule”). Except with respect to the items set forth on Schedule 2.5 (which items shall not be adjusted pursuant to this Section 2.5), the parties to this Agreement shall revise the Allocation Schedule to take into account any variation or adjustment in the consideration payable pursuant to this Agreement and the Local Purchase Agreements, including any variation in the value of the Horizon Common Stock issuable in the Closing Transactions from the value of such stock on the date hereof, as well as estimated and final adjustments pursuant to Article 8. Any such variation or adjustment shall be allocated proportionately among the Acquired Entities and Acquired Assets acquired with such consideration (such that the proportion of the aggregate consideration allocated to each Acquired Entity and Acquired Asset remains the same after such variation or adjustment, except that (i) the consideration allocable, directly or indirectly, to the stock of WD Parent shall be equal to the face amount of the debt obligations held by WD Parent and (ii) the consideration allocable, directly or indirectly, to the debt obligation of Sun and its Affiliates held by SLT shall be equal to the face amount of such debt obligation held by SLT); provided, however, that any variation or adjustment pursuant to Section 6.18, Section 6.30, Article 8 or any other provision of this Agreement, the Indemnification Agreement or the Tax Sharing and Indemnification Agreement, as applicable, that relates to any extent to a particular Acquired Entity or Acquired Asset shall be applied to such Acquired Entity or Acquired Asset to such extent. Attached hereto as Exhibit F are examples of how the parties to this Agreement agree revisions to Exhibit E should be made if there are variations in the value of the Horizon Common Stock issuable in the Closing Transactions from the value of such stock on the date hereof. Revisions to the Allocation Schedule shall be made in a manner consistent with the methodology used in the examples set forth in Exhibit F. The parties hereto shall report the transactions contemplated by this Agreement and the Local Purchase Agreements on any Tax Return consistent with the Allocation Schedule, giving effect to any mutually agreed adjustments.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF
SUN AND TRUST
     Except as set forth in the letter, dated as of the date hereof, delivered by the Sun Parties to the Horizon Parties prior to the execution of this Agreement (the “Sun Disclosure Letter”), Sun and Trust hereby jointly and severally represent and warrant to the Horizon Parties as follows:
     Section 3.1 Organization, Standing and Power.
          (a) Each of the Sellers and the Acquired Entities is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable. Each of the Sellers (with respect to the Acquired Business) and the Acquired Entities has all requisite corporate or other power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The articles of incorporation, as amended and supplemented, of Sun (the “Sun Charter”) and the comparable Organizational Documents of each other Seller and the Acquired Entities are in effect and, to the Knowledge of Sun, no dissolution, revocation or forfeiture proceeding regarding any Seller or any Acquired Entity has been commenced. Section 3.1(a)(1) of the Sun Disclosure Letter sets forth each Acquired Entity and its jurisdiction of incorporation or organization. Section 3.1(a)(2) of the Sun Disclosure Letter sets forth a correct and complete list of all jurisdictions in which the respective Sellers (with respect to the Acquired Business) and Acquired Entities are duly qualified or licensed to do business as a foreign corporation or other limited liability entity and are in good standing and, with respect to each such Seller and Acquired Entity, such list includes all jurisdictions in which the nature of such Seller’s or Acquired Entity’s business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually and in the aggregate, would not reasonably be expected to (i) have, and has not had, a Sun Material Adverse Effect or (ii) prevent or delay, and has not prevented or delayed, in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions or otherwise prevent Sun or any Sun Subsidiary from performing its obligations under this Agreement or the Ancillary Agreements in any material respect.
          (b) Sun has delivered or made available to Horizon OP complete and correct copies of the Sun Charter, the bylaws of Sun (the “Sun Bylaws”), the Trust Declaration of Trust, the Trust Bylaws and the comparable Organizational Documents of the other Sellers and Acquired Entities, in each case, as amended, restated or supplemented to the date of this Agreement. No Seller (with respect to the Acquired Business) or Acquired Entity is in violation in any material respect of any provision of the Sun Charter, the Sun Bylaws, the Trust Declaration of Trust, the Trust Bylaws or such other Organizational Documents. Except as set forth in Section 3.1(b) of the Sun Disclosure Letter, complete and correct copies of all minute books of the Acquired Entities have been previously delivered or made available to Horizon OP.
     Section 3.2 Capital Structure.
          (a) To the extent any Acquired Entity is not directly or indirectly wholly owned, beneficially and of record, by Sun or Trust, Section 3.2(a)(1) of the Sun Disclosure Letter sets forth the identity and Interest of each of the other owners of such Interests in such Acquired Entity. Section 3.2(a)(2) of the Sun Disclosure Letter sets forth (i) the percentage of outstanding Interests in each Acquired Entity to be held by Sun and its Subsidiaries upon the completion of the Sun Restructuring Steps and immediately prior to the Closing Transactions (the “Post-Restructuring Time”) and (ii) each Acquired Entity for which not all of the beneficial and record Interests (other than the Class B Shares, Options, Restricted Stock Unit Awards, Class A EPS and Class B EPS) in such Acquired Entity will be owned by Sun or a wholly owned Subsidiary of Sun at the Post-Restructuring Time and, with respect to each such Acquired Entity, the identity and Interest (each, a “Minority Equity Interest”) of each Person that will hold an Interest in such Acquired Entity at the Post-Restructuring Time.
          (b) The authorized shares of beneficial interest of Trust consist of 1,350,005,000 shares, par value $0.01 per share, of which 5,000 are designated as Class A Shares, 1,000,000,000 are designated as Class B Shares, 200,000,000 are designated as Excess Trust Shares (“Excess Trust Shares”), 30,000,000 are designated as Class A EPS, 15,000,000 are designated as Class B Exchangeable Preferred Shares (as such term is defined in the Trust Declaration of Trust) (“Class B EPS”; the Class A Shares, Class B Shares, Class A EPS, Class B

EPS, Excess Trust Shares and Excess Preferred Shares collectively referred to as “Trust Shares”), 55,000,000 are designated as Trust Preferred Shares (“Trust Preferred Shares”) and 50,000,000 are designated as Excess Preferred Shares (“Excess Preferred Shares” and together with Excess Trust Shares, “Excess Shares”). As of September 30, 2005, (i) 100 Class A Shares are issued and outstanding; (ii) 219,272,686 Class B Shares are issued and outstanding; (iii) 562,222 Class A EPS are issued and outstanding; (iv) 24,627 Class B EPS are issued and outstanding; and (v) no Trust Preferred Shares or Excess Shares are issued and outstanding. At the Post-Restructuring Time, there will be no Class B EPS issued and outstanding. Since September 30, 2005, Trust has not issued any Class B Shares other than in connection with (I) the issuance of Paired Shares upon the exercise of Equity Awards pursuant to any of the Equity Plans, (II) the issuance of Paired Shares upon the conversion of securities convertible or exchangeable for Paired Shares or (III) the redemption of Class B EPS for cash.
          (c) Section 3.2(c) of the Sun Disclosure Letter provides a correct and, in all material respects, complete description of all warrants or other rights to acquire Trust Shares (other than exchange and conversion rights of holders of Class A EPS and Class B EPS under the Trust Declaration of Trust), including, all stock options, stock appreciation rights, restricted stock, phantom shares, dividend equivalents, deferred compensation accounts, performance awards, restricted stock units, partnership units, stock units and other awards or equity-like rights or arrangements, and all bonds, notes, debentures and other indebtedness which are at any time convertible into, or exchangeable or exercisable for, Trust Shares (“Trust Share Rights”) in each case which are outstanding on the date of this Agreement.
          (d) Except as set forth in Section 3.2(d) of the Sun Disclosure Letter, all of the outstanding Interests in each Acquired Entity have been duly authorized and validly issued and (A) in the case of stock Interests, are fully paid and (in applicable jurisdictions) nonassessable and free of preemptive or similar rights, (B) in the case of partnership, limited liability company or other Interests, are not subject to any Indebtedness, capital calls or other obligations (contingent or otherwise) to contribute monies or property in respect thereof and (C) in all cases, are owned free and clear of (i) Encumbrances and (ii) preemptive or other similar rights under Law, any applicable Organizational Document and any Contract or instrument to which Sun or an Acquired Entity is a party or by which it is bound.
          (e) Except as set forth in Section 3.2(e)(1) of the Sun Disclosure Letter, and except for Class A EPS (which are exchangeable for Class B Shares in accordance with the Trust Declaration of Trust) and Class B EPS (which are convertible into Class A EPS, at the option of Trust in accordance with the Trust Declaration of Trust), as of the date of this Agreement there are not (i) issued, reserved for issuance or outstanding any Interests of any Acquired Entity or (ii) any Contracts to which any Acquired Entity is a party or by which such entity is bound, obligating any Acquired Entity to issue, deliver, sell, transfer, redeem, repurchase or otherwise acquire, or cause to be issued, delivered, sold, transferred, redeemed, repurchased or otherwise acquired additional Interests of any Acquired Entity or obligating any Acquired Entity to issue, grant, extend or enter into any such Contract. All Trust Shares subject to issuance in respect of Class A EPS or Trust Share Rights, upon issuance prior to the REIT Merger Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Set forth in Section 3.2(e)(2) of the Sun Disclosure Letter is the “Exchange Ratio” (as such term is defined in Section 6.15.5(d) of the Trust Declaration of Trust) as of the date of this Agreement with respect to each share of Class A EPS.
          (f) Except as set forth in Section 3.2(f) of the Sun Disclosure Letter and except for restrictions under applicable Law, there are no restrictions of any kind which prevent the payment of dividends by any of the Acquired Entities and no Acquired Entity is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person. All dividends and distributions on Trust Shares that have been declared prior to the date of this Agreement have been paid in full.
          (g) Except as set forth in Section 3.2(g) of the Sun Disclosure Letter, there are no (i) registration rights agreements or other agreements between Sun and/or a Sun Subsidiary, on the one hand, and one or more other parties, on the other hand, which set forth the rights of any such other party or parties to cause the registration of any securities of any Acquired Entity pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and (ii) voting trust, proxy or other agreements or understandings to which Sun or any Sun Subsidiary is a party or is bound with respect to the voting of any Interests in any Acquired Entity.
     Section 3.3 Other Capitalization Matters.
          (a) Except for (i) Interests in Acquired Entities and certain other entities as set forth in Section 3.3(a) of the Sun Disclosure Letter and (ii) such other Interests that are permitted by the Restructuring Plan to be transferred out of the Acquired Entities, as of the date of this Agreement, no Acquired Entity owns directly any Interest in any Person other than (x) investments in short-term investment securities and (y) Interests that can be assigned to a Retained Subsidiary without the consent, approval, order or authorization of any Governmental Entity or other Person.
          (b) Except for Interests in Acquired Entities, at the Post-Restructuring Time no Acquired Entity will own directly or indirectly any Interest in any Person (other than investments in short-term investment securities).
          (c) Except as set forth in Section 3.3(c) of the Sun Disclosure Letter, the Acquired Entities (directly and not through any Subsidiary or other Interest) do not own, operate or lease any (i) hotel or (ii) other commercial property or business (in each case other than hotels) as of the date of this Agreement, except (in the case of clause (ii)) for commercial properties or other businesses that, individually and in the aggregate, do not have and would not reasonably be expected to have, Liabilities in excess of $5,000,000.
          (d) Set forth in Section 3.3(d) of the Sun Disclosure Letter is the “Stated Value” and the “Class B Liquidation Preference” (as such terms are defined in Sections 6.16.2 and 6.16.4(b), respectively, of the Trust Declaration of Trust) as of the date of this Agreement with respect to each share of Class B EPS.
     Section 3.4 Authority; Noncontravention; Consents.
          (a) Sun and each applicable Sun Subsidiary has all necessary corporate or other power and authority to execute and deliver this Agreement (in the case of the Sun Parties)

and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by Sun or such Subsidiary. The execution and delivery by each Sun Party or other Sun Subsidiary of this Agreement (in the case of the Sun Parties) and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby to be consummated by it have been duly and validly authorized by all necessary action and no other proceedings on the part of Sun or any such Sun Subsidiary and no votes by any holder of Interests in Sun or any such Sun Subsidiary are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby, other than as provided in Section 3.24. This Agreement and each Ancillary Agreement has been duly authorized and validly executed and delivered by Sun, as applicable, each Sun Subsidiary party thereto and, constitutes a legal, valid and binding obligation of each such Sun Party or other Sun Subsidiary, enforceable against such Sun Party or other Sun Subsidiary in accordance with its respective terms.
          (b) Except as set forth in Section 3.4(b) of the Sun Disclosure Letter, the execution and delivery of this Agreement by the Sun Parties and the Ancillary Agreements by the applicable Sun Subsidiaries do not, and the consummation of the transactions contemplated by, and the performance of their respective obligations under, this Agreement and the Ancillary Agreements and compliance by Sun and the Sun Subsidiaries with the provisions hereof and thereof, and the consummation of the Horizon Transactions, will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance upon any of the Assets of Sun or any Sun Subsidiary under, (i) the Sun Charter, Sun Bylaws, Trust Declaration of Trust or Trust Bylaws, or the other Organizational Documents of any Sun Subsidiary, each as amended or supplemented, (ii) (A) (1) any Permit required for the businesses, activities or operations of the Acquired Business or (2) any Material Contract or Ground Lease or (B) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other Contract, instrument, permit, concession, franchise or license applicable to Sun or any Sun Subsidiary or their respective Assets or (iii) subject to the governmental filings and other matters referred to in Section 3.4(c), any Laws applicable to Sun or any Sun Subsidiary or their respective Assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Encumbrances that, individually and in the aggregate, would not reasonably be expected to (x) result in, and has not resulted in, a Sun Material Impairment (provided that this clause (x) shall not apply to clause (ii)(B) above) or (y) prevent or materially impair the ability of Sun or any Sun Subsidiary to perform its respective obligations hereunder or under the Ancillary Agreements or prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Sun or any Sun Subsidiary in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Sun Parties or the consummation by Sun and the Sun Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) (x) the Proxy

Statement/Prospectus and (y) of such reports and filings under the Securities Act and Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, (ii) the filing and acceptance for record of the REIT Articles of Merger by the Department and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Section 3.4(c) of the Sun Disclosure Letter; (B) as may be required under (t) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (u) the EC Merger Regulations or any other antitrust or competition Laws of other jurisdictions, (v) the rules and regulations of the NYSE, (w) any applicable Laws governing the sale or service of liquor, (x) Laws requiring transfer, recordation or gains tax filings, (y) Environmental Laws or (z) the “blue sky” Laws of various states, to the extent applicable; or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions or otherwise prevent Sun or any Sun Subsidiary from performing its respective obligations under this Agreement or the Ancillary Agreements in any material respect or, individually or in the aggregate, result in, or reasonably be expected to result in, a Sun Material Impairment.
     Section 3.5 SEC Documents; Financial Statements; Corporate Governance.
          (a) Trust has filed all reports, schedules, forms, statements, certifications and other documents required to be filed with the SEC since December 31, 2002 (collectively, including all exhibits thereto, the “Trust SEC Documents”). Except as set forth in Section 3.5(a) of the Sun Disclosure Letter, all of the Trust SEC Documents, as of their respective filing dates and, as applicable, effective times, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and, in each case, the rules and regulations promulgated thereunder applicable to such Trust SEC Documents as of the applicable filing date or effective time. None of the Trust SEC Documents, at the time of filing or, as applicable, of becoming effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.5(a) of the Sun Disclosure Letter, each of the consolidated financial statements (including the related notes) of Trust included in the Trust SEC Documents filed prior to the date hereof (the “Filed Trust SEC Documents”) (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, to the extent permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Trust as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as set forth in Section 3.5(a) of the Sun Disclosure Letter, Trust does not have any Subsidiary (i) that is not consolidated for accounting purposes or (ii) that is required to file any form, report or other document with the SEC. No Acquired Entity (other than Trust) is required to file any form, report or other document with the SEC. As used in this Section 3.5(a) and Section 4.6(a), the term “file”, and words of similar import, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC, in each case in accordance with SEC rules.
          (b) Each of the Unaudited Combined Interim Financial Statements and the Unaudited Stub Period Financial Statements (i) when delivered will be prepared in all material respects in accordance with (x) GAAP consistent with the accounting principles and practices applied in the preparation of the financial statements included in Sun’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed prior to the date of this Agreement (the “2004 10-K”), applied on a consistent basis for the periods involved (except for changes required by GAAP as expressly disclosed therein and except for the absence of footnotes to the extent permitted by Regulation S-X of the Exchange Act (accompanied by a duly executed certificate of Sun, delivered in accordance with Section 6.7(b), attached thereto), (y) Regulation S-X of the Exchange Act and (z) the principles set forth in Section 3.5(b)(1) of the Sun Disclosure Letter (the “Preparation Principles”), (ii) when delivered will fairly present in all material respects the combined financial position, results of operations and cash flows, as of the dates and for the periods presented therein, of the Acquired Business and (iii) except as set forth in Section 3.5(b)(2) of the Sun Disclosure Letter, when delivered will be prepared from, and in accordance with, the books and records relating thereto, which books and records have been or (when delivered) will have been, as applicable, regularly kept and maintained in all material respects in accordance with normal and customary practices and were the basis for Sun’s and Trust’s financial statements included in the applicable SEC Filings.
          (c) Each of the audited financial statements of the Acquired Business for the years ended December 31, 2004, 2003 and 2002 (containing combined balance sheets of the Acquired Business as of December 31, 2004 and 2003 and combined statements of operations and cash flows of the Acquired Business for the years ended December 31, 2004, 2003 and 2002), together with all related notes and schedules thereto, accompanied by the audit report of Ernst & Young LLP (“E&Y”) without qualification or exception (the “Audited Combined Historical Financial Statements”) and, if applicable, the 2005 Audited Financial Statements, when delivered, (i) will comply in all material respects with (x) GAAP consistent with the accounting principles and practices applied in preparation of the financial statements included in the 2004 10-K, applied on a consistent basis for the periods involved, (y) Regulation S-X of the Exchange Act and (z) the Preparation Principles, (ii) will fairly present in all material respects the combined financial position, results of operations and cash flows, as of the dates and for the periods presented therein of the Acquired Business and (iii) will have been prepared from, and in accordance with, the books and records relating thereto, which books and records will have been regularly kept and maintained in all material respects in accordance with normal and customary practices and were the basis for Sun’s and Trust’s audited financial statements included in the applicable SEC Filings.
          (d) As of the date of this Agreement, other than the Indebtedness set forth in Section 3.17(a)(1)(ix) of the Sun Disclosure Letter, the Acquired Entities and (to the extent constituting Assumed Liabilities) the Asset Sellers have no Indebtedness.
          (e) Trust has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). Section 3.5(e) of the Sun Disclosure Letter

sets forth, as of the date hereof, the name of each officer or director of any Acquired Entity that is currently indebted to an Acquired Entity, as well as the amount and material terms of any such Indebtedness. There has been no default on, or forgiveness or waiver of, in whole or in part, any Indebtedness required to be disclosed in Section 3.5(e) of the Sun Disclosure Letter.
          (f) Each of Sun (as to the Acquired Business) and Trust has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its consolidated Subsidiaries is made known to the principal executive officer and the principal financial officer of it by others within those entities. Each of Sun’s and Trust’s principal executive officer and principal financial officer have made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC.
          (g) Each of Sun (as to the Acquired Business) and Trust has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (within the meaning of such terms under the Sarbanes-Oxley Act). Each of Sun and Trust has disclosed, based on its most recent evaluation to its respective auditors and the audit committee of its Board of Directors or Trustees (as applicable) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Trust’s or Sun’s (as to the Acquired Business) or, after the REIT Merger Effective Time, Horizon’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Each of Sun and Trust has delivered to Horizon any such disclosures (i) prior to the date of this Agreement or (ii) with respect to evaluations after the date of this Agreement, promptly following the disclosures to the applicable auditors and audit committee. For purposes of this Section 3.5(g) and Section 4.6(d), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Public Company Accounting Oversight Board Auditing Standard No. 2, as in effect on the date hereof.
          (h) As of the date of this Agreement, since the Sun Financial Statement Date and other than as set forth in Section 3.5(h) of the Sun Disclosure Letter, with respect to the Acquired Business, Sun’s Global Compliance Group has not received for investigation, or investigated, any allegation or assertion of a violation or alleged violation of Sun’s Code of Conduct and Business Ethics.
          (i) The draft combined statement of operations of the Acquired Hotels for the eight months ended August 31, 2005 set forth in Section 3.5(i)(1) of the Sun Disclosure Letter (i) fairly presents in all material respects the combined results of operations of the Acquired Hotels for the period presented therein and (ii) except as set forth in Section 3.5(i)(2) of the Sun Disclosure Letter, has been prepared from, and in accordance with, the books and records relating thereto, which books and records have been or (when delivered) will have been, as applicable, regularly kept and maintained in all material respects in accordance with normal and customary practices and were (or will be) the basis for Sun’s and Trust’s financial statements included in the applicable SEC Filings. The revenue and EBITDA of the Acquired Hotels for the eight months ended August 31, 2005, in each case as reflected in or derivable from, as the case may be, the Unaudited 2005 Interim Financial Statements (when delivered), shall not reflect any variance that is in any material respect adverse to the Acquired Business, from such revenue and EBITDA reflected in Section 3.5(i)(1) of the Sun Disclosure Letter.
          (j) The draft combined balance sheet and combined statement of operations of the Acquired Hotels as of and for the year ended December 31, 2004 set forth in Section 3.5(j)(1) of the Sun Disclosure Letter (i) fairly present in all material respects the combined financial position and combined results of operations of the Acquired Hotels as of and for the period presented therein and (ii) except as set forth in Section 3.5(j)(2) of the Sun Disclosure Letter, have been prepared from, and in accordance with, the books and records relating thereto, which books and records have been or (when delivered) will have been, as applicable, regularly kept and maintained in all material respects in accordance with normal and customary practices and were (or will be) the basis for Sun’s and Trust’s financial statements included in the applicable SEC Filings. The financial statement line items of the Acquired Hotels as of and for the year ended December 31, 2004, in each case as reflected in or derivable from, as the case may be, the Audited Combined Historical Financial Statements (when delivered), shall not reflect any variance (other than with respect to the line items set forth on Schedule 7.2(a)) that is in any material respect adverse to the Acquired Business, from such financial statement line items reflected in Section 3.5(j)(1) of the Sun Disclosure Letter.
     Section 3.6 Absence of Certain Changes or Events. Except as disclosed in Section 3.6(a) of the Sun Disclosure Letter, since December 31, 2004 (the “Sun Financial Statement Date”), the Acquired Entities and, with respect to the Acquired Business, the Sellers have conducted their business in the Ordinary Course. Except as disclosed in Section 3.6(b) of the Sun Disclosure Letter, since the Sun Financial Statement Date there has not been (a) any circumstance, event, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Sun Material Adverse Effect, (b) on or prior to the date of this Agreement, any split, combination or reclassification of Trust Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of beneficial interest of Trust or any issuance of any other Interest in, an Acquired Entity (other than issuances of Equity Awards or Paired Shares) or (c) on or prior to the date of this Agreement, any other action or omission by Sun or any Sun Subsidiary which, if occurring during the period from the date of this Agreement through the Closing, would constitute a breach of any of the following subsections of Section 5.1: (b), (f), (q), (s), (t), (u)(i) and, with respect to any of the foregoing, (x).
     Section 3.7 Litigation. Except as disclosed in Section 3.7(a) of the Sun Disclosure Letter, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Sun, threatened against or affecting Sun or any Sun Subsidiary directly relating to or involving the Acquired Business, any Acquired Hotels or any Acquired Entity or any of their respective Assets, or any of the directors, officers, employees or agents thereof who may be subject to indemnification by Sun or any Sun Subsidiary that, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to (i) result in, or has resulted in, a liability exceeding $500,000 (after taking into consideration any insurance or third party proceeds which have been or would reasonably be expected to be received in connection with such suit, action, investigation or proceeding) or (ii) prevent or materially impair the ability of Sun or any Sun Subsidiary to perform any of its respective obligations hereunder or under any Ancillary Agreement or prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Sun or any Sun Subsidiary or any of the Acquired Hotels that has had or would reasonably be expected to have any effect set forth in clause (i) or (ii) above. Except as disclosed in Section 3.7(b) of the Sun Disclosure Letter, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Sun, threatened against or affecting Sun or any Sun Subsidiary directly relating to or involving the Acquired Business, any Acquired Hotels or any Acquired Entity or any of their respective Assets, or any of the directors, officers, employees or agents thereof who may be subject to indemnification by Sun or any Sun Subsidiary that, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to have, or has had, a Sun Material Adverse Effect.
     Section 3.8 Properties.
          (a) Section 3.8(a) of the Sun Disclosure Letter sets forth (i) a complete and correct list of the Acquired Properties, (ii) whether each Acquired Property is owned in fee simple or held pursuant to a ground leasehold or other interest and (iii) the Sun Party or other Sun Subsidiary that owns fee simple title to or a ground leasehold or other interest in each Acquired Property. Except as set forth in Section 3.8(a) of the Sun Disclosure Letter, Sun or a Sun Subsidiary owns fee simple title to or holds a valid leasehold interest in the Acquired Properties as of the date of this Agreement, in each case free and clear of Encumbrances (except for Permitted Title Exceptions). Except as set forth in Section 3.8(a) of the Sun Disclosure Letter, an Asset Seller or an Acquired Entity will own fee simple title to or hold a valid leasehold interest in each of the Acquired Properties immediately prior to the Closing, in each case free and clear of Encumbrances (except for the Permitted Title Exceptions). For purposes of this Agreement, “Permitted Title Exceptions” means: (i) Encumbrances for current real estate taxes and assessments not yet due and payable; (ii) Encumbrances relating to Indebtedness included in the Assumed Liabilities; (iii) Encumbrances, rights or obligations created by or resulting from the acts or omission of any Horizon Party or any of its Affiliates and their respective lenders, employees, officers, directors, agents, representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing; (iv) Encumbrances (A) created by any of the documents to be executed in connection with this Agreement or any of the Ancillary Agreements or (B) otherwise disclosed on Schedules or Exhibits to, or expressly permitted pursuant to, this Agreement or the Ancillary Agreements; (v) all matters disclosed in the Existing Title Policies, the Existing Surveys or any current title commitments or title reports (or, with respect to Acquired Properties located outside of the United States and Canada, certificates, abstracts or similar evidence of title) with respect to the Acquired Properties delivered or made available to, or which have otherwise been obtained directly by, Horizon OP prior to the date of this Agreement; (vi) all matters disclosed in any zoning reports, surveys, written instruments or written agreements (whether recorded or otherwise) delivered or made available to Horizon OP or which have otherwise been obtained directly by Horizon OP prior to the date of this Agreement; (vii) any Encumbrance for which either title insurance coverage, bonding or an indemnification reasonably satisfactory to Horizon OP has been obtained; (viii) any mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like liens (A) for amounts not yet due or (B) which are being contested in good faith and by appropriate proceedings or are otherwise covered by clause (vii) above; (ix) liens created by or resulting from any litigation or legal or administrative proceeding which is not otherwise a violation of Section 3.7; (x) any other restrictions or title matters imposed or promulgated by Law or any Governmental Entity with respect to real property (including zoning and building Laws and regulations); (xi) without limiting the effect of Sections 3.8(d), 6.18 and 8.2(b), any claim, action or proceeding for condemnation or eminent domain against any of the Acquired Properties; (xii) any Encumbrances which are not otherwise included in the definition of Permitted Title Exceptions pursuant to any of the clauses of this definition, to the extent such Encumbrances are incurred or created in the Ordinary Course and, individually and in the aggregate, do not result in, and would not reasonably be expected to result in, a Sun Material Impairment; and (xiii) any other easements, leases, rights-of-way, restrictions, covenants, licenses or other Encumbrances, whether or not of record, or any encroachments or other survey defects which would be disclosed by a current accurate survey or physical inspection of the Acquired Property or otherwise, to the extent not otherwise included under clauses (i) through (xii), but which, individually and in the aggregate (but without including any other Encumbrances otherwise included as Permitted Title Exceptions pursuant to any other clauses of this definition), do not result in, and would not reasonably be expected to result in, a Sun Material Impairment. As used herein, “Existing Title Policy” means, with respect to each Acquired Property, the existing policy of title insurance (if any) insuring the applicable Sun Subsidiary’s fee simple title or leasehold estate, as the case may be, to such Acquired Property as set forth in Section 3.8(a) of the Sun Disclosure Letter and which have been delivered or made available to Horizon OP prior to the date of this Agreement (collectively, with respect to all Acquired Properties, the “Existing Title Policies”). As used herein, “Existing Survey” means, with respect to each Acquired Property, the existing survey (if any) covering such Acquired Property as set forth in Section 3.8(a) of the Sun Disclosure Schedule and which have been delivered or made available to Horizon OP prior to the date of this Agreement (collectively, with respect to all Acquired Properties, the “Existing Surveys”).
          (b) To the Knowledge of Sun, neither Sun nor any Sun Subsidiary is in violation of any material Permitted Title Exceptions, except for such violations which have been cured or which, individually and in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Sun Material Impairment.
          (c) To the Knowledge of Sun, no material claim has been made against any Existing Title Policy to the Acquired Properties.
          (d) Except as set forth in Section 3.8(d) of the Sun Disclosure Letter, neither Sun nor any Sun Subsidiary has received any written notice to the effect that any condemnation event or involuntary rezoning proceedings are pending or threatened with respect to any of the Acquired Properties which, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Sun Material Impairment.
          (e) Set forth in Section 3.8(e)(1) of the Sun Disclosure Letter is a complete and correct list of all ground leases relating to the Acquired Properties (the “Ground Leases”). Except as set forth in Section 3.8(e)(2) of the Sun Disclosure Letter, through the date hereof, Sun has no Knowledge of delivery or receipt of any written notice of termination under any Ground Lease that remains uncured. Except as, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment, neither Sun nor any Sun Subsidiary has received a written notice that it is in violation of or in default under (nor, to the Knowledge of Sun, does there exist any such violation or default or any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Ground Lease that remains uncured. Each Ground Lease is in full force and effect and is binding and enforceable against the Sellers or Acquired Entities, as applicable, and, to the Knowledge of Sun, each other party thereto, except as, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment. Sun has delivered or made available to Horizon OP correct and complete copies of all Ground Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, in effect as of the date hereof.
          (f) Neither Sun nor any Sun Subsidiary owns any real property adjacent to or adjoining the Acquired Property associated with the Acquired Hotels identified as the “Sheraton Centre Toronto” and “Sheraton Hamilton Hotel” on Schedule 10.1(d) of the Merger Agreement.
     Section 3.9 Environmental Matters.
          (a) “Environmental Law” means any and all Laws, permits, restrictions and licenses, including any binding plans, other criteria, or guidelines promulgated pursuant to such Laws, relating to noise control, the protection of human health, safety and natural resources, animal health or welfare or the environment, including Laws relating to the use, manufacturing, production, generation, installation, recycling, reuse, sale, storage, handling, transport, treatment, release, threatened release or disposal of any Hazardous Materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. ss 9601 et seq. (“CERCLA”)). “Environmental Reports” means those environmental reports and assessments set forth in Section 3.9(a) of the Sun Disclosure Letter. “Hazardous Materials” means substances, wastes, radiation or materials (whether solids, liquids or gases) (i) which have been determined, pursuant to Environmental Law, to be hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are listed, regulated or defined under any Environmental Law, and shall include “hazardous wastes,” “hazardous substances,” “hazardous materials,” “pollutants,” “contaminants,” “toxic substances,” “radioactive materials” or “solid wastes,” (iii) the presence of which on property cause or, in their current form or condition, threaten to cause a nuisance pursuant to applicable Law upon the property or to adjacent properties, (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof) or (v) which, in their current form or condition, pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions. “Release” shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein, unless the Environmental Law applicable to the Acquired Property shall contain a definition or concept comparable to such term but more broadly defined, in which case the definition or concept in such Environmental Law shall apply and be included in the meaning of “Release” in respect to such Acquired Property. “Structural Mold” means the presence of active mold growth within interior building components (including drywall, insulation and ventilation systems) that cannot be effectively controlled through the application of routine periodic cleaning measures.
          (b) Except as disclosed in the Environmental Reports, or as set forth in Section 3.9(b) of the Sun Disclosure Letter,
     (i) neither Sun nor any Sun Subsidiary nor, to the Knowledge of Sun, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Acquired Properties and, to the Knowledge of Sun, no Hazardous Materials are present at, on or under any of the Acquired Properties, in each of the foregoing cases, in such quantities or under such conditions that the presence of such Hazardous Materials (including the presence of Structural Mold or asbestos in any buildings or improvements at the Acquired Properties), individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Sun Material Impairment;
     (ii) there have been no Releases of Hazardous Materials at, on, under or from the Acquired Properties and, to the Knowledge of Sun, any Land underlying any Ground Lease, during the period of ownership, operation or tenancy, and, to the Knowledge of Sun, no Releases of Hazardous Materials have occurred or are presently occurring at, on, under or from the Acquired Properties, which, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Sun Material Impairment, and neither Sun nor any Sun Subsidiary nor, to the Knowledge of Sun, any other Person, has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any such Releases or threatened Releases of Hazardous Materials, nor, to the Knowledge of Sun, is there any information which might form the basis of any such notice or any claim;
     (iii) the Acquired Entities and, with respect to the Acquired Business, the Sellers have not failed to comply with any Environmental Law, and no Acquired Entity or, with respect to the Acquired Business, Seller has received notice of any liability under the Environmental Laws, except to the extent that any such failure to comply or any such Liability, individually and in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Sun Material Impairment;
     (iv) neither Sun nor any Sun Subsidiary nor, to the Knowledge of Sun, any other Person, has transported or arranged for the transport of Hazardous Materials from the Acquired Properties which, to the Knowledge of Sun, is or would reasonably be expected to become the subject of any environmental action;
     (v) the Acquired Entities and, with respect to the Acquired Business, the Sellers have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, the “Environmental Permits”) necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permits, individually and in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Sun Material Impairment; and

     (vi) there is no suit, action, investigation or proceeding pending or, to the Knowledge of Sun, threatened against or affecting Sun or any Sun Subsidiary directly relating to or involving the Acquired Business, any Acquired Hotels or any Acquired Entity or any of their respective Assets, or any of the directors, officers, employees or agents thereof who may be subject to indemnification by Sun or any Sun Subsidiary relating to any Environmental Law that, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to (A) result in, or has resulted in, a liability exceeding $500,000 (after taking into consideration any insurance or third party proceeds which have been or may be received in connection with such suit, action, investigation or proceeding) or (B) otherwise have, or has had, a Sun Material Adverse Effect.
          (c) To the Knowledge of Sun, correct and, in all material respects, complete copies of all material information, documents and reports, including environmental investigations and testing or analysis, that are in the possession or custody of Sun or any Sun Subsidiary which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Acquired Properties (i) have been delivered or made available to Horizon OP and (ii) are set forth in Section 3.9(a) of the Sun Disclosure Letter.
          (d) The representations and warranties contained in this Section 3.9 constitute the sole and exclusive representations and warranties of Sun and Trust with respect to any Environmental Laws, Hazardous Materials, Environmental Permits or litigation relating thereto. Further, the parties hereto agree that for any matter or condition to be considered “disclosed” in an Environmental Report for purposes of Section 3.9(b), the description of such matter or condition in such Environmental Report must contain reasonable detail and/or explanation such that the relevance and potential implications of such matter or condition in relation to Section 3.9(b) would be reasonably ascertainable to a sophisticated reviewer of environmental assessment reports.
     Section 3.10 Affiliate Transactions; Intercompany Liabilities.
     Except as set forth in Section 3.10 of the Sun Disclosure Letter, there are no understandings, arrangements or Contracts, including those providing for sales, purchases, leasing, subleasing, licensing or sublicensing of goods, services, tangible or intangible property or joint activities (including any Indebtedness), of the type described in Item 404 of Regulation S-K of the Exchange Act between any of the Acquired Entities or (to the extent such Contracts constitute Acquired Assets or Assumed Liabilities) the Asset Sellers, on the one hand, and Sun or any Retained Subsidiary (other than any Asset Seller to the extent such Contracts constitute Acquired Assets or Assumed Liabilities) or any of their respective current directors, officers or other Affiliates or any other individuals who were named executive officers (as such term is used in Regulation S-K of the Exchange Act) of Sun at any time since December 31, 2003 or any relative of any of the foregoing (other than the Acquired Entities), on the other hand. Complete and correct copies of all such understandings, arrangements and Contracts marked with an ‘*’ on Section 3.10 of the Sun Disclosure Letter have previously been delivered or made available to Horizon OP. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

     Section 3.11 Employee Benefits. As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, executive compensation, change of control benefit, savings, group insurance, profit sharing, deferred compensation, equity compensation, bonus, incentive, vacation pay, tuition reimbursement, severance pay, fringe benefit or other employee benefit plan, trust, Contract, agreement, policy or commitment (including any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”), and any welfare plan as defined in Section 3(1) of ERISA, whether or not covered by ERISA), whether any of the foregoing is funded, insured or self-funded, written or oral. Section 3.11 of the Sun Disclosure Letter sets forth a correct and complete list of all Employee Plans sponsored, maintained, contributed to or required to be contributed to by Sun or any Sun Subsidiary for the benefit of employees of, or for employees performing services primarily for, the Acquired Business (each, a “Sun Employee Plan”), as well as each multiemployer plan (as such term or any similar term is defined in Section 3(37) of ERISA or under applicable Law) that is a Sun Employee Plan (a “Multiemployer Plan”). Each Sun Employee Plan has been established, registered, operated, invested, funded and administered in compliance with its terms, all applicable employment agreements and applicable Law, except for such instances of non-compliance which, individually and in the aggregate, would not reasonably be expected to result in a Sun Material Impairment; provided, however, that, in the case of any Multiemployer Plan, this representation is limited to matters within the Knowledge of Sun. No Acquired Entity maintains or sponsors an Employee Plan. No Acquired Entity has been assessed any current Liability under Title IV of ERISA, and the transactions contemplated by this Agreement shall not trigger any Liability under Title IV of ERISA with respect to any Employee Plan, other than a Multiemployer Plan. Sun and each Sun Subsidiary has made all contributions required under applicable collective bargaining agreements and, in jurisdictions outside of the United States, paid all interest and penalties claimed to each Multiemployer Plan, except for any contribution which is not yet due and payable. To the Knowledge of Sun, the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions will not trigger or cause a withdrawal, whether complete or partial, from any Multiemployer Plan under Section 4201, 4203 or 4205 of ERISA or under the terms of any Multiemployer Plan.
     Section 3.12 Employment and Labor Matters.
          (a) No Acquired Entity formed in the United States (or any subdivisioin thereof) or Canada (or any subdivision thereof) directly employs any employees and all services performed for the Acquired Entities and, with respect to the Acquired Business, the Asset Sellers, are performed by Sun or a Sun Subsidiary other than an Acquired Entity (each, a “Sun Employer”) or independent contractors.
          (b) Except as set forth in Section 3.12(b) of the Sun Disclosure Letter, (i) there are no suits, charges, grievances or attorney demand letters, pending or threatened, involving Sun or any Sun Subsidiary and any employee of the Acquired Business, that, individually or in the aggregate, if determined or resolved adversely to Sun or such Sun Subsidiary, has resulted in, or would reasonably be expected to result in, a Sun Material Impairment, (ii) neither Sun nor any Sun Subsidiary is a party to any collective bargaining agreement, labor union contract or legally binding commitment to any labor union applicable to any employees of the Acquired Business, and, to the Knowledge of Sun, there are no activities or proceedings involving any labor union to organize or represent any such employees, that, individually or in the aggregate, if successful, would result in, or would reasonably be expected to result in, a Sun Material Impairment, (iii) there are no unfair labor practice charges or other applications or proceedings before a labor relations board or any similar authority currently pending or, to the Knowledge of Sun, threatened, involving Sun or any Sun Subsidiary and any employee of the Acquired Business, that, individually or in the aggregate, if determined or resolved adversely to Sun or any Sun Subsidiary, would result in, or would reasonably be expected to result in, a Sun Material Impairment, (iv) neither Sun nor any Sun Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Entity relating to employment practices with respect to any employees of the Acquired Business, except to the extent any such consent decree, citation or order, individually and in the aggregate, has not resulted in and would not reasonably by expected to result in a Sun Material Impairment and (v) each of Sun and the Sun Subsidiaries is in compliance in all material respects with all applicable Laws, Contracts and employment policies relating to employment practices, wages, hours and other terms and conditions of employment, employment standards, human rights, occupational safety, workers’ compensation, language of work and plant closing Laws with respect to employees of the Acquired Business, except in each case to the extent that any noncompliance therewith, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment.
     Section 3.13 Intellectual Property. Except as set forth in Section 3.13 of the Sun Disclosure Letter or as, individually and in the aggregate, have not had and would not reasonably be expected to have a Sun Material Adverse Effect, (i) Sun and the Sun Subsidiaries own or have a valid right to use all Sun Intellectual Property that is used in the operation of the Acquired Business in the manner in which it is currently used, (ii) no Acquired Entity or, with respect to the Acquired Business, Seller has misappropriated or is infringing upon the Intellectual Property of others, (iii) Sun and the Sun Subsidiaries have taken reasonable actions to protect and maintain the Sun Intellectual Property that is used in the Acquired Business and (iv) there are no claims, suits or other actions pending or, to the Knowledge of Sun, threatened that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Sun Intellectual Property owned by Sun or any of its Affiliates, or the right to use or license any Sun Intellectual Property that Sun or any of its Affiliates use or holds for use but does not own, that is used in the Acquired Business, nor, to the Knowledge of Sun, is there any valid basis therefor.
     Section 3.14 Taxes.
          (a) Each of the Sun Parties, the Acquired Entities and each member of any affiliated, consolidated, combined or unitary group of which any Sun Party or any Sun Subsidiary is (or, during any taxable year either beginning on or after January 1, 1998 or for which the statute of limitations has not expired, was) a member (each such entity, a “Sun Taxpayer”) (A) has filed (or has had filed on its behalf) all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such Tax Returns are accurate and complete in all material respects, (B) has paid (or Sun or Trust has paid on its behalf) all material Taxes of it (whether or not shown on any Tax Return) that are due and payable and (C) has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code

or any similar provision of Law) and has, within the time period prescribed by Law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable Laws. The most recent audited financial statements of Sun and Trust contained in the Filed Trust SEC Documents, the Unaudited Combined Interim Financial Statements and the Unaudited Stub Period Financial Statements reflect or (when delivered) will reflect, as applicable, an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material unpaid Taxes of the Sun Taxpayers for all taxable periods and portions thereof through the date of such financial statements. From the Sun Financial Statement Date through the date of this Agreement, no Sun Taxpayer has incurred any material liability for Taxes other than in the Ordinary Course. From the date of this Agreement through Closing, no Acquired Entity will have incurred any material liability for Taxes other than (i) in the Ordinary Course or (ii) pursuant to the Baseline Restructuring Steps (as modified in accordance with Exhibit A). Since January 1, 1995 or, if later, the acquisition by Trust of a direct or indirect interest therein, none of Trust, W&S Denver Corp., W&S Lauderdale Corp. or W&S Seattle Corp. (each such entity, a “REIT Entity”) has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code. No Acquired Entity is the subject of any audit, examination, or other proceeding in respect of material Taxes, and to the Knowledge of Sun, no audit, examination or other proceeding in respect of material Taxes involving any Acquired Entity is being considered by any Tax authority. No deficiencies for any material Taxes have been proposed, asserted or assessed against any Acquired Entity, Sun (to the extent that any Acquired Entity could be held liable for such Taxes) or any Sun Affiliate (to the extent that any Acquired Entity could be held liable for such Taxes) that will not have prior to the Closing Date been fully paid (including any applicable interest charges, penalties or other additions to Taxes), and no requests for waivers of the time to assess any such Taxes are pending. No Acquired Entity has received written notice from any Governmental Entity in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction. As of the completion of the Closing, (i) no Acquired Entity (other than Trust) that is domestic and is treated as a corporation for United States federal income tax purposes will have any C Corporation Earnings and Profits and (ii) the aggregate amount of C Corporation Earnings and Profits of the Acquired Entities that are foreign and are treated as corporations for United States federal income tax purposes will not exceed $50,000,000 (taking into account only the earnings and profits of such entities that have positive earnings and profits). As used in this Agreement: (i) “Taxes” means (A) all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, real or personal property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments and (B) any liability for amounts described in clause (A) of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a result of transferee liability, by Law, by Contract or otherwise and (ii) “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. Notwithstanding anything in this Section 3.14 to the contrary, any references to “Taxes” for purposes of this Section 3.14(a) shall exclude any Taxes (within the meaning of clause (A) of the definition of “Taxes”) of Sun or any Retained Subsidiary, other than Taxes for which any Acquired Entity or Horizon Party could be held liable post-Closing or the non-payment of which could result in the Acquired Assets being subject to a material Encumbrance.
          (b) Since January 1, 1995 or, if later, the acquisition by Trust of a direct or indirect interest therein, Trust and each other REIT Entity (i) has elected to be subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code (and any similar provision of state Tax Law) and has satisfied all requirements to qualify as a REIT for all taxable years since and including 1995 or, if later, the acquisition by Trust of a direct or indirect interest therein, (ii) has operated since and including January 1, 2005 to the date of this representation, and intends to continue to operate through and including the Closing Date, in such a manner as to qualify as a REIT and (iii) has received no written notice that a challenge to its status as a REIT is pending or threatened. Each Acquired Entity that is a partnership, joint venture or limited liability company has been treated since its formation and continues to be treated for federal and state income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation. In addition, each Subsidiary of Trust or any other REIT Entity that is a partnership, joint venture or limited liability company has not, since the latest of January 1, 1995, its formation or the acquisition by Trust or such other REIT Entity, as applicable, of a direct or indirect interest therein, owned any Assets (including securities) that would cause Trust or such other REIT Entity to violate Section 856(c)(4) of the Code. SLT is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. For all taxable years beginning on or after January 1, 1995 (in the case of Trust) or January 1, 1998 (in the case of other REIT Entities) and ending on or before December 31, 2000, each Subsidiary of Trust or any other REIT Entity which is a corporation (for federal income tax purposes) has been on the last day of each calendar quarter during which Trust or such other REIT Entity has owned an interest in such corporation representing more than 10% of the outstanding voting securities of such corporation, a qualified REIT subsidiary under Section 856(i) of the Code or a REIT. For all taxable years beginning on or after January 1, 2001, each Subsidiary of Trust or any other REIT Entity which is a corporation (for federal income tax purposes) has been, on the last day of each calendar quarter during which Trust or such other REIT Entity has owned an interest in such corporation representing more than 10% of the value of the outstanding securities of such corporation or more than 10% of the outstanding voting securities of such corporation, a qualified REIT subsidiary under Section 856(i) of the Code, a taxable REIT subsidiary of Trust or such REIT Entity under Section 856(l) of the Code, a REIT, or a corporation which qualifies under the transitional rules set forth in Section 546(b) of the Tax Relief Extension Act of 1999. Each Subsidiary of Trust that is a “qualified REIT subsidiary” under Section 856(i) of the Code is set forth in Section 3.14(b) of the Sun Disclosure Letter. No Acquired Entity that is either a REIT Entity or a Subsidiary of a REIT Entity will hold, as of the Closing, any Asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19, Temporary Treas. Reg. §1.337(c)-5T, Treas. Reg. §1.337(d)-5, Treas. Reg. §1.337(d)-6 or not making an election under Treas. Reg. §1.337(d)-7 or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.
          (c) To the Knowledge of Sun, as of the date hereof, each of the REIT Entities is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code.
          (d) There are no Encumbrances for material Taxes (other than for current Taxes not yet due and payable) on any Acquired Assets.
          (e) Section 3.14(e) of the Sun Disclosure Letter contains a list of each tax-indemnity, tax-sharing or tax-allocation agreement that any Acquired Entity is a party to or bound by (or, except for the Tax Sharing and Indemnification Agreement, will become a party to or bound by). Section 3.14(e) of the Sun Disclosure Letter contains a list of all Contribution Agreements that any Acquired Entity has entered into, is a party to, or is subject to. As used herein, a “Contribution Agreement” means an agreement, oral or written, (A) that has one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property or contribution to any Acquired Entity that is treated as a partnership for federal income tax purposes and that (i) prohibits or restricts in any manner the disposition of any Assets of any Acquired Entity, (ii) requires that any Acquired Entity maintain, put in place, or replace, indebtedness, whether or not secured by one or more Acquired Properties or (iii) requires that any Acquired Entity offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including through a “deficit restoration obligation,” guarantee (including a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income Tax purposes for indebtedness or other liabilities of any Acquired Entity, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more Assets of an Acquired Entity or (C) that requires a particular method for allocating one or more liabilities of any Acquired Entity under Section 752 of the Code. As of the date hereof, no person has raised, or to the Knowledge of Sun threatened to raise, a material claim against an Acquired Entity for any breach of any Contribution Agreement. The transactions contemplated by this Agreement and the Horizon Transactions will not result in a breach of any Contribution Agreement other than as set forth in Section 3.14(e) of the Sun Disclosure Letter. The copies of the Contribution Agreements provided to Horizon are complete and correct, and no such Contribution Agreement has been amended or modified. Other than the Contribution Agreements identified in Section 3.14(e) of the Sun Disclosure Letter, there are no written or oral Contracts or similar arrangements in effect which impose material obligations or restrictions on any Acquired Entity or their affiliates with respect to the sale of properties or the maintenance of indebtedness or a particular method for allocating one or more liabilities of any Acquired Entity under Section 752 of the Code or otherwise. For purposes of this Section 3.14(e), Contribution Agreements shall exclude any agreements that otherwise meet the definition of such term, but that will expire pursuant to their respective terms immediately upon the consummation of the transactions contemplated by this Agreement other than any Contribution Agreement that will expire as a result of a breach of such Contribution Agreement.
          (f) None of the Acquired Assets is property required to be treated as being owned by any other person pursuant to the “safe harbor lease” provisions of former

Section 168(f)(8) of the Code. None of the Acquired Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Acquired Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (g) None of the Acquired Entities nor any predecessors of such entities by merger or consolidation has within the past three years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as it relates to Section 355 of the Code.
          (h) Sun acquired SHC in a transaction constituting a reverse acquisition within the meaning of Treasury Regulation Section 1.1502-75(d)(3), with the consolidated group of SHC being considered to have continued for federal income tax purposes and with Sun and the members of its consolidated group at the time of such acquisition being considered to have become members of the consolidated group of SHC.
          (i) To the Knowledge of Sun, no gaming, wagering or other similar activities are conducted at or in connection with any Acquired Hotel by any Person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such Acquired Hotel.
     Section 3.15 No Brokers. Except for Bear, Stearns & Co. Inc. (“Bear, Stearns”) and Deutsche Bank AG, in each case whose fees are solely payable by Sun or any Retained Subsidiary, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Horizon Transactions based upon arrangements made by or on behalf of Sun or any Sun Subsidiary.
     Section 3.16 Compliance with Laws; Permits. Except as set forth in Section 3.16 of the Sun Disclosure Letter, since January 1, 2001, neither Sun nor any Sun Subsidiary has violated or failed to comply with any Law (including Privacy Laws) applicable to the Acquired Business, Acquired Hotels or Acquired Entities, except in each case to the extent that such violation or failure, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment. Each of Sun, each Seller (with respect to the Acquired Business), each Acquired Entity and each Sun Subsidiary that is a management company of an Acquired Property owns and/or possesses all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) which are required for the businesses, activities and operations of the Acquired Business, except where the absence of such Permits, individually and in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Sun Material Impairment. Each of Sun, each Seller (with respect to the Acquired Business), each Acquired Entity and each Sun Subsidiary that is a management company of an Acquired Property has been in compliance in all respects with the terms of its Permits, except for such instances of non-compliance which have been cured or which, individually and in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Sun Material Impairment. All such Permits are in full force and effect and neither Sun nor any Sun Subsidiary has received notice that any suspension, modification or revocation of any of them is pending or, to the Knowledge of Sun, threatened nor, to the Knowledge of Sun, do any grounds exist for any such action, except for such suspensions, modifications or revocations that, individually and in the aggregate, have not resulted in and would not reasonably be expected to result in a Sun Material Impairment.
     Section 3.17 Contracts.
          (a) Except as set forth in Section 3.17(a)(1) of the Sun Disclosure Letter, neither any Seller, nor any Acquired Entity (in each case, with respect to the Acquired Business) nor (in the case of clause (xii) below) Sun or any Retained Subsidiary is a party to, and neither any of such Persons nor their respective Assets are bound by, any Material Contracts as of the date hereof. Notwithstanding the foregoing, neither Sun nor Trust shall bear any Liability to any Horizon Party under Section 2(a)(i) of the Indemnification Agreement for the failure to list a Material Contract in Section 3.17(a)(1) of the Sun Disclosure Letter or (notwithstanding anything to the contrary in Section 3.17(b)) failure to provide or make available to Horizon OP a correct and, in all material respects, complete copy of such undisclosed Material Contract to the extent: (w) Sun did not have Knowledge of the existence of such Material Contract as of the date of this Agreement, (x) such Material Contract relates exclusively to the Acquired Hotels identified in Section 3.17(a)(2) of the Sun Disclosure Letter as “Secondary Hotels” (the “Secondary Hotels”), (y) the impact of such Material Contract on the combined financial position, results of operations and cash flows of the Acquired Business was fairly presented in all material respects in the Audited Combined Historical Financial Statements and in any projections with respect to the Acquired Business delivered or made available to Horizon OP prior to the date of this Agreement and (z) such Material Contract contains no terms that, in the event of a contingency that is reasonably likely to occur, would reasonably be expected to result, individually or in the aggregate, in a material increase in the Liabilities, or a material decrease in the benefits, under such Material Contract; or (2) in the case of Material Contracts which are the subject in clauses (i), (ii), (vii) and (viii) below, any Contract which is terminable by the applicable Acquired Entity or Directly Acquired Assets Owner without any penalty, premium, termination payment or other Liabilities upon not more than ninety (90) days notice. For purposes of this Agreement, “Material Contracts” means the following Contracts:
     (i) Hotel management agreements, franchise agreements, golf course management agreements, parking facility management agreements and health or spa facility management agreements, in each case relating to any Acquired Hotel by any Person other than an Acquired Entity;
     (ii) Contracts pursuant to which an Acquired Entity or, with respect to the Acquired Business, a Seller manages or provides services with respect to any real properties other than the Acquired Hotels involving annual payments of $150,000 or more;
     (iii) license or other Contracts relating primarily to the Acquired Hotels with respect to the names or marks under which the Acquired Hotels are operated;
     (iv) Contracts for any construction work (including any additions or expansions) to be performed at any Acquired Hotel which are currently in effect and under which any Acquired Entity or, with respect to the Acquired

Business, any Seller currently has an obligation in excess of, with respect to the Acquired Hotels identified in Section 3.17(a)(3) of the Sun Disclosure Letter as “Primary Hotels” (the “Primary Hotels”), $250,000, and with respect to the Secondary Hotels, $100,000, in each case in the aggregate;
     (v) Contracts providing for (A) the sale of, option to sell or right of first refusal or offer with respect to any rights of Sun or any Sun Subsidiary in any Acquired Property or, other than sales of inventory, consumables or FF&E in the Ordinary Course of the Acquired Business, other material Asset of the Acquired Business or (B) the purchase of (other than with respect to fixtures and capital improvements), or option to purchase or right of first refusal or offer for, any real estate by an Acquired Entity or, with respect to the Acquired Business, a Seller involving (in the case of clause (B)) payments of $250,000 or more;
     (vi) Contracts pursuant to which any Acquired Entity or, with respect to the Acquired Business, any Seller has any material continuing contractual obligation (A) for indemnification or otherwise under any agreements relating to the sale of real estate, or any other business or material Assets, previously owned, whether directly or indirectly, by an Acquired Entity or, with respect to the Acquired Business, a Seller if such Contracts, to the Knowledge of Sun, are likely to involve liability of $10,000,000 or more or (B) to pay additional purchase price for any of the Acquired Properties;
     (vii) Material Sun Space Leases or leases for personal property relating to any Acquired Property providing for annual rental payments of $100,000 or more;
     (viii) service or maintenance Contracts providing for annual payments by an Acquired Entity or, with respect to the Acquired Business, a Seller of, with respect to the Primary Hotels, $250,000 or more, and with respect to the Secondary Hotels, $100,000, in each case in the aggregate;
     (ix) material loan or credit agreements, notes, bonds, mortgages, indentures or any other Contracts (including capitalized leases involving annual payments in excess of $50,000) pursuant to which any Indebtedness of any Acquired Entity or, with respect to the Acquired Business, any Seller is outstanding or may be incurred;
     (x) to the extent not disclosed pursuant to Section 3.17(a)(ix), Contracts relating to interest rate caps, interest rate collars, interest rate swaps, currency hedging transactions and other similar arrangements to which any Acquired Entity or, with respect to the Acquired Business, any Seller is a party or an obligor with respect thereto;
     (xi) partnership, limited liability company, joint venture or other similar Contracts or arrangements with respect to the ownership or governance of, or otherwise with respect to the Interests representing ownership of, an Acquired Entity;
     (xii) collective bargaining agreements or other material Contracts with any labor union or other labor organization relating to wages, hours and other conditions of employment in effect as of the date hereof, in each case with respect to the Acquired Business (including any Contracts set forth or required to be set forth in Section 3.12(b) of the Sun Disclosure Letter);
     (xiii) Contracts (other than this Agreement and the Ancillary Agreements) that materially restrict the operations of the Acquired Business as currently conducted or, at or after the Closing, would otherwise limit the freedom of Horizon or any Horizon Subsidiary (including any Acquired Entity) to own or lease any hotel or related facility in any geographic area;
     (xiv) Contracts set forth or required to be set forth in Section 3.10 or Section 3.14(e) of the Sun Disclosure Letter;
     (xv) Contracts to which any Acquired Entity or, with respect to the Acquired Business, any Seller is a party to or bound by and which are required to be filed as exhibits to the Filed Trust SEC Documents (other than Contracts required to be disclosed solely pursuant to Item 601(b)(10)(ii)(A) or 601(b)(10)(iii) of Regulation S-K of the Exchange Act) other than Contracts specified in clause (ix) above;
     (xvi) all National/Regional Operating Agreements involving annual payments of $2,000,000 relating to the Acquired Business; and
     (xvii) all Contracts providing for the sharing of mixed-use facilities, including for the sharing of Taxes or maintenance or other costs and expenses related to such facilities, which facilities are used in the operation of any Acquired Hotel other than such Contracts required to be set forth in Section 3.10 of the Sun Disclosure Letter.
          (b) Except as set forth in Section 3.17(b) of the Sun Disclosure Letter and except as, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment, neither Sun nor any Sun Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of Sun does there exist any such violation or default or any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract. Each Material Contract is in full force and effect, except to the extent it has expired in the Ordinary Course in accordance with its terms after the date of this Agreement, and is binding and enforceable against the Sellers or Acquired Entities, as applicable, and, to the Knowledge of Sun, each other party thereto, except as, individually and in the aggregate, has not resulted in and would not reasonably be expected to result in a Sun Material Impairment. Correct and, in all material respects, complete copies of each Material Contract have been delivered or made available to Horizon OP (except to the extent a complete and correct copy of such Material Contract has been filed as an exhibit to a Filed Trust SEC Document).
          (c) Sun has delivered or made available to Horizon OP a correct and complete copy of the Sun Rights Agreement.
     Section 3.18 Guarantees; Letters of Credit.
          (a) Set forth in Section 3.18(a) of the Sun Disclosure Letter is a correct and complete list of all Liabilities (other than Assumed Liabilities) of Sun or any Retained Subsidiary under any guaranty, letter of credit, comfort letter, surety bond and/or other credit support provided by any of Sun or any Retained Subsidiary in support of an obligation in excess of $100,000 or, with respect to such items of credit support that do not involve any financial obligation, a value of $250,000 of any of the Acquired Entities or, with respect to the Acquired Business, any of the Asset Sellers (the “Acquired Business Credit Support”).
          (b) Set forth in Section 3.18(b) of the Sun Disclosure Letter is a correct and complete list of all Assumed Liabilities and Liabilities of Acquired Entities under any guaranty, letter of credit, comfort letter, surety bond and/or other credit support provided by any Acquired Entity or, with respect to the Acquired Business, any Asset Seller in support of an obligation in excess of $100,000 or, with respect to such items of credit support that do not involve any financial obligation, a value of $250,000 of Sun or (other than, with respect to the Acquired Business, any of the Asset Sellers) any Retained Subsidiary (the “Sun Credit Support”).
          (c) Except as set forth in any subsection of Section 3.18(c) of the Sun Disclosure Letter, the Assumed Liabilities do not include any Liability under any (i) guarantees in support of an obligation in excess of $100,000 or, with respect to such items of support that do not involve any financial obligation, a value of $250,000 of third Persons (other than Sun or any Retained Subsidiary) or (ii) letters of credit or surety bonds of third Persons.
     Section 3.19 Assets.
          (a) Immediately after the Closing, Horizon OP, the Horizon Subsidiaries and the Acquired Entities, collectively, (i) will have good title to or, in the case of leased, subleased, licensed or sublicensed Assets, possess valid and subsisting leased, subleased, licensed, or sublicensed interest in, or otherwise have the legal right to use, all of the Acquired Hotels, free and clear of all Encumbrances other than Permitted Title Exceptions; provided that, the foregoing shall not apply to real estate and Intellectual Property, which are covered in Sections 3.8 and 3.13, respectively and (ii) subject to Section 6.8, will have no legal or beneficial right, title or interest in or to any Excluded Asset.
          (b) Other than as set forth in Section 3.19(b) of the Sun Disclosure Letter, the Acquired Assets, together with all Assets and services to the extent the benefit of which will be provided to Horizon OP or the Horizon Subsidiaries pursuant to this Agreement, the Ancillary Agreements and the Local Purchase Agreements, constitute in all material respects all right, title and interest of Sun and the Sun Subsidiaries in and to personal and real property Assets owned, used or held for use by Sun and the Sun Subsidiaries immediately prior to the Closing that are required for Horizon OP and the Horizon Subsidiaries to operate the Acquired Business in the manner in which it is conducted immediately prior to Closing.
     Section 3.20 Insurance. Section 3.20(1) of the Sun Disclosure Letter contains a correct and complete list as of the date of this Agreement of all material insurance policies (except title insurance) and fidelity bonds owned or held by Sun or any Sun Subsidiary relating to the Acquired Business or the Acquired Hotels and stating whether such policy is a claims-made or an occurrence-based policy. There is no claim in excess of $100,000 by any Acquired Entity or, with respect to the Acquired Business, Sun or any Retained Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid. Sun and the Sun Subsidiaries have complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2005 and/or have been renewed at expiration and remain in full force and effect as of the date hereof. Such policies and bonds, in the aggregate, cover all of the Acquired Hotels and are of the type and in the amounts customarily carried by Persons conducting businesses similar to those of the Acquired Business. Except as set forth in Section 3.20(2) of the Sun Disclosure Letter, such policies and bonds are sufficient for compliance in all material respects with all requirements under any Contracts or Laws to which any Acquired Entity or, with respect to the Acquired Business, any Seller is a party or otherwise bound, or to which any of the Acquired Hotels is subject. To the Knowledge of Sun, there is no threatened termination any such policies or bonds. Except as set forth in Section 3.20(3) of the Sun Disclosure Letter, the Acquired Entities and the Directly Acquired Assets Owner, as applicable, shall, if Horizon OP so elects, continue (after the Closing through the term of such policies) to have coverage under such policies and bonds that are occurrence-based policies with respect to events occurring prior to the Closing.
     Section 3.21 [Intentionally Omitted.]
     Section 3.22 Opinion of Financial Advisor. Sun and Trust have received the opinion of Bear, Stearns, their financial advisor, which has not been withdrawn or otherwise modified, to the effect that as of the date of this Agreement, based upon and subject to the matters set forth in such opinion, the consideration to be received pursuant to this Agreement is fair, from a financial point of view, to Sun and Trust.
     Section 3.23 State Takeover Statutes. Each of Sun and Trust has taken all action necessary to exempt the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or Law (a “Takeover Statute” ).
     Section 3.24 No Vote Required. Except for (i) approvals set forth in Section 3.24 of the Sun Disclosure Letter (the “SLT Unitholder Approvals”) and (ii) the approval of Sun (as majority holder of RP Units), Trust (as the sole general partner of SLT) and Starwood Hotels & Resorts Holdings, Inc., an Arizona corporation (as sole holder of Class A Shares), which shall be given promptly after the execution of this Agreement, no vote or approval of any of the holders of capital stock, beneficial interests or other Interests of Sun or any Sun Subsidiary with respect to the adoption or approval of this Agreement or any Ancillary Agreement, or any transaction contemplated hereby or thereby, shall be necessary or required.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE HORIZON PARTIES
     Except as set forth in the letter, dated as of the date hereof, delivered by the Horizon Parties to the Sun Parties prior to the execution of this Agreement (the “Horizon Disclosure Letter”), the Horizon Parties hereby jointly and severally represent and warrant to the Sun Parties as follows:
     Section 4.1 Organization, Standing and Power.
          (a) Horizon is a corporation duly organized, validly existing and in good standing under the laws of Maryland. Horizon has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The articles of incorporation of Horizon (the “Horizon Charter”) are in effect, and, to the Knowledge of Horizon, no dissolution, revocation or forfeiture proceeding regarding Horizon has been commenced. Horizon is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually and in the aggregate, has not had and would not reasonably be expected to (i) have a Horizon Material Adverse Effect or (ii) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions or otherwise prevent Horizon from performing its obligations under this Agreement or the Ancillary Agreements in any material respect.
          (b) Horizon has made available to Sun complete and correct copies of the Horizon Charter and the bylaws of Horizon (the “Horizon Bylaws”), in each case as amended, restated or supplemented to the date of this Agreement. Horizon is not in violation in any material respect of any provision of the Horizon Charter or the Horizon Bylaws.
     Section 4.2 Horizon Subsidiaries.
          (a) As of the date of this Agreement, Section 4.2(a) of the Horizon Disclosure Letter sets forth (i) each Horizon Subsidiary, (ii) the Interest therein of Horizon and (iii) if not directly or indirectly wholly owned by Horizon or Horizon OP, the identity and Interest of each of the other owners of such Horizon Subsidiary (other than Horizon OP).
          (b) Except as set forth in Section 4.2(b) of the Horizon Disclosure Letter, all of the outstanding Interests in each Horizon Subsidiary that is owned by Horizon or a Horizon Subsidiary have been duly authorized and validly issued and (A) in the case of stock Interests, are fully paid and (in applicable jurisdictions) nonassessable and free of preemptive or similar rights; (B) in the case of partnership, limited liability company or other Interests, are not subject to any Indebtedness, capital calls or other obligations (contingent or otherwise) to contribute monies in respect thereof; and (C) in all cases, are owned free and clear of all Encumbrances. Each Horizon Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, and has all requisite corporate or other power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Horizon Subsidiary is duly qualified or licensed to do business as a foreign corporation or other limited liability entity and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually and in the aggregate, has not had and would not reasonably be expected to (i) have a Horizon Material Adverse Effect or (ii) prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions or otherwise prevent any Horizon Subsidiary from performing its obligations under this Agreement or the Ancillary Agreements in any material respect. Complete and correct copies of the Organizational Documents of Horizon OP and REIT Merger Sub, in each case as amended, restated or supplemented to the date of this Agreement, have been previously made available to Sun. The Organizational Documents of each Horizon Subsidiary that is a Horizon Party are in effect and, to the Knowledge of Horizon, no dissolution, revocation or forfeiture proceeding regarding any Horizon Party has been commenced. No amendment has been made or modification or waiver granted to the Second Amended and Restated Agreement of Limited Partnership of Horizon OP, dated as of December 30, 1998 (the “Horizon OP Agreement”), since the amendment dated August 31, 2005, for the period ending June 30, 2005 (except to admit substituted limited partners following transfers of Class A Units of Horizon OP (the “Horizon OP Units”)).
     Section 4.3 Capital Structure.
          (a) The authorized shares of capital stock of Horizon consist of 750,000,000 shares of Horizon Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date of this Agreement, 650,000 are classified as Series A Junior Participating Preferred Stock (the “Horizon Series A Preferred Stock”), 5,980,000 are classified as 10% Class C Cumulative Redeemable Preferred Stock (the “Horizon Class C Preferred Stock”) and 8,000,000 are classified as 8 7/8% Class E Cumulative Redeemable Preferred Stock (the “Horizon Class E Preferred Stock” and, together with the Horizon Series A Preferred Stock and the Horizon Class C Preferred Stock, the “Horizon Preferred Stock”). As of November 9, 2005 (i) 353,816,070 shares of Horizon Common Stock were issued and outstanding; (ii) no shares of Horizon Series A Preferred Stock were issued and outstanding; (iii) 5,980,000 shares of Horizon Class C Preferred Stock were issued and outstanding; (iv) 4,034,300 shares of Horizon Class E Preferred Stock were issued and outstanding; (v) 19,962,465 shares of Horizon Common Stock are reserved for issuance upon the redemption of Horizon OP Units; (vi) 27,701,200 shares of Horizon Common Stock are reserved for issuance upon the exchange of the 3.25% Exchangeable Senior Debentures of Horizon OP (the “Horizon Exchangeable Debentures”); (vii) 30,907,699 shares of Horizon Common Stock are reserved for issuance upon the conversion of the 6.75% convertible preferred securities of Horizon Financial Trust, a Subsidiary of Horizon, and the related conversion of the 6.75% convertible subordinated debentures of Horizon (the “Horizon Convertible Preferred Securities”); (viii) 12,134,958 shares of Horizon Common Stock are reserved for issuance under the Horizon and Horizon, L.P. Comprehensive Stock and Cash Incentive Plan (the “Horizon Equity Plan”), under which stock options with respect to 1,959,842 shares of Horizon Common Stock (the “Horizon Stock Options”) have been granted and are outstanding; (ix) 244,384 shares of Horizon Common Stock are reserved for issuance under the

Horizon Non-Employee Directors Stock Compensation Plan; and (x) (exclusive of shares reserved for issuance pursuant to clauses (v) through (ix) above) warrants or other rights to acquire Horizon Common Stock, stock appreciation rights, phantom shares, dividend equivalents, deferred compensation accounts, performance awards, restricted stock unit awards or equity-like rights or arrangements and other awards with respect to 7,009,213 shares of Horizon Common Stock are outstanding (the “Horizon Stock Rights”).
          (b) All outstanding shares of Horizon Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights under Law, the Horizon Charter or Horizon Bylaws and any Contract or instrument to which Horizon is a party or by which it is bound.
          (c) Other than (i) as set forth in Section 4.3(a) of this Agreement or Section 4.3(c) of the Horizon Disclosure Letter and (ii) Horizon OP Units (which may be redeemed for shares of Horizon Common Stock), Horizon Stock Options, the Horizon Exchangeable Debentures, the Horizon Convertible Preferred Securities and Horizon Stock Rights, as of November 9, 2005, there are not (A) issued, reserved for issuance or outstanding any Interests of Horizon or any Horizon Subsidiary or (B) any Contracts to which Horizon or any Horizon Subsidiary is a party or by which such entity is bound, obligating Horizon or any Horizon Subsidiary to issue, deliver, sell, transfer, redeem, repurchase or otherwise acquire, or cause to be issued, delivered, sold, transferred, redeemed, repurchased or otherwise acquired additional Interests of Horizon or any Horizon Subsidiary or obligating Horizon or any Horizon Subsidiary to issue, grant, extend or enter into any such Contract. All shares of Horizon Common Stock subject to issuance in respect of Horizon Stock Options, Horizon OP Units or Horizon Stock Rights, upon issuance prior to the REIT Merger Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
          (d) The Horizon Common Stock to be issued by Horizon pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable.
     Section 4.4 Other Interests. Except for Interests in the Horizon Subsidiaries and certain other entities as set forth in Section 4.4 of the Horizon Disclosure Letter (the “Horizon Other Interests”), as of the date of this Agreement, neither Horizon nor any Horizon Subsidiary owns directly or indirectly any Interest in any Person (other than investments in short-term investment securities).
     Section 4.5 Authority; Noncontravention; Consents.
          (a) Each of the Horizon Parties has all necessary corporate or other power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Horizon Stockholder Approval, to consummate the transactions contemplated hereby and thereby to be consummated by such Horizon Party. The execution and delivery by each Horizon Party of this Agreement and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby to be consummated by it have been duly and validly authorized by all necessary action and no other proceedings on the part of any Horizon Party and no votes by any holder of Interests in any Horizon Party are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby, other than the Horizon Stockholder Approval. This Agreement and each Ancillary Agreement has been duly authorized and validly executed and delivered by each Horizon Party thereto and, subject to the Horizon Stockholder Approval, constitutes a legal, valid and binding obligation of each such Horizon Party, enforceable against such Horizon Party in accordance with its terms.
          (b) Except as set forth in Section 4.5(b) of the Horizon Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Agreements by the Horizon Parties do not, and, subject to receipt of the Horizon Stockholder Approval and except as provided in Section 4.12, the consummation of the transactions contemplated by, and performance of their respective obligations under, this Agreement and the Ancillary Agreements and compliance by Horizon and the Horizon Subsidiaries with the provisions hereof and thereof, and the consummation of the Horizon Transactions, will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance upon any of the Assets of Horizon or any Horizon Subsidiary under, (i) the Horizon Charter or the Horizon Bylaws or the other Organizational Documents of any Horizon Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other Contract, instrument, permit, concession, franchise or license applicable to Horizon or any Horizon Subsidiary, or their respective Assets or (iii) subject to the governmental filings and other matters referred to in Section 4.5(c), any Laws applicable to Horizon or any Horizon Subsidiary or their respective Assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Encumbrances that, individually and in the aggregate, have not had and would not reasonably be expected to (x) have a Horizon Material Adverse Effect or (y) prevent or materially impair the ability of Horizon or any Horizon Subsidiary to perform its respective obligations hereunder or under the Ancillary Agreements or prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Horizon or any Horizon Subsidiary in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Horizon Parties or the consummation by Horizon and the Horizon Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions, except for (i) the filing with the SEC of (x) the Proxy Statement/Prospectus and the Form S-4 and the declaration of the effectiveness thereof by the SEC and (y) such reports and filings under the Securities Act and under the Exchange Act as may be required in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and the Horizon Transactions, (ii) the filing and acceptance for record of the REIT Articles of Merger by the Department and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Section 4.5(c) of the Horizon Disclosure Letter; (B) as may be required under (t) the HSR Act, (u) the EC Merger Regulations or any other antitrust or competition Laws of other jurisdictions, (v) the rules and regulations of the NYSE, (w) any applicable Laws governing the sale or service of liquor, (x) Laws requiring transfer, recordation or gains tax filings, (y) Environmental Laws or (z) the “blue sky” Laws of various states, to the extent applicable; or (C) which, if not obtained or made would not prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions or otherwise prevent Horizon or any Horizon Subsidiary from performing its respective obligations under this Agreement or the Ancillary Agreements in any material respect or, individually or in the aggregate, have, or reasonably be expected to have, a Horizon Material Adverse Effect.
     Section 4.6 SEC Documents; Financial Statements; Corporate Governance.
          (a) Each of Horizon and Horizon OP has filed all reports, schedules, forms, statements, certifications and other documents required to be filed with the SEC since December 31, 2002 (collectively, including all exhibits thereto, the “Horizon SEC Documents”). All of the Horizon SEC Documents, as of their respective filing dates and, as applicable, effective times, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Horizon SEC Documents as of the applicable filing date or effective time. None of the Horizon SEC Documents, at the time of filing or, as applicable, of becoming effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes) of Horizon and the Horizon Subsidiaries included in the Horizon SEC Documents filed prior to the date hereof (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) has been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects and in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Horizon and the Horizon Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.
          (b) Each of Horizon and Horizon OP has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. No officer or director of Horizon is currently indebted to Horizon or Horizon OP.
          (c) Each of Horizon and Horizon OP has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its consolidated Subsidiaries is made known to the principal executive officer and the principal financial officer of it (or, in the case of Horizon OP, the principal executive officer and the principal financial officer of Horizon, as its sole general partner) by others within those entities. The principal executive officer and principal financial officer of Horizon (including in their capacities as officers of the sole general partner of Horizon OP) have made all certifications required by Rule 13a-14 or 15d-14 under the Exchange

Act or Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC.
          (d) Horizon has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (within the meaning of such terms under the Sarbanes-Oxley Act). Horizon has disclosed, based on its most recent evaluation to its respective auditors and the audit committee of Horizon’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Horizon’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Horizon has delivered to Sun any such disclosures (i) prior to the date of this Agreement or (ii) with respect to evaluations after the date of this Agreement, promptly following the disclosures to the applicable auditors and audit committee.
     Section 4.7 Absence of Certain Changes or Events. Except as disclosed in Section 4.7 of the Horizon Disclosure Letter, since December 31, 2004 (the “Horizon Financial Statement Date”), Horizon and Horizon OP have conducted their business in the Ordinary Course and there has not been (a) any circumstance, event, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Horizon Material Adverse Effect or (b) on or prior to the date of this Agreement, any other action or omission by Horizon or any Horizon Subsidiary which, if occurring during the period from the date of this Agreement through the Closing, would constitute a breach of any of the following subsections of Section 5.2: (b), (e) and, with respect to any of the foregoing, (h).
     Section 4.8 Taxes.
          (a) Each of the Horizon Parties and each member of any affiliated, consolidated, combined or unitary group of which any Horizon Party or any Horizon Subsidiary is or was a member (each such entity, a “Horizon Taxpayer”) (A) has filed (or has had filed on its behalf) all material Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such Tax Returns are accurate and complete in all material respects; (B) has paid (or Horizon has paid on its behalf) all material Taxes of it (whether or not shown on any Tax Return) that are due and payable; and (C) has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or any similar provision of any other Law) and has, within the time period prescribed by Law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable Laws. The most recent audited financial statements of Horizon contained in the Horizon SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material unpaid Taxes of the Horizon Taxpayers for all taxable periods and portions thereof through the date of such financial statements. Since the Horizon Financial Statement Date, no Horizon Taxpayer

has incurred any material liability for Taxes other than in the Ordinary Course. Since January 1, 1999, Horizon has not incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code. No Horizon Taxpayer is the subject of any audit, examination, or other proceeding in respect of material Taxes, and to the Knowledge of Horizon, no audit, examination or other proceeding in respect of material Taxes involving any Horizon Taxpayer is being considered by any Tax authority. No deficiencies for any material Taxes have been proposed, asserted or assessed against any Horizon Taxpayer that have not been resolved, and no requests for waivers of the time to assess any such Taxes are pending. No Horizon Taxpayer has received written notice from any Governmental Entity in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction.
          (b) Since January 1, 1999, Horizon (i) has elected to be subject to taxation as a REIT within the meaning of Section 856 of the Code (and any similar provision of state Tax Law) and has satisfied all requirements to qualify as a REIT for all taxable years since and including 1999, (ii) has operated since, and intends to continue to operate on or before the Closing Date, in such a manner as to qualify as a REIT and (iii) has received no written notice that a challenge to its status as a REIT is pending or threatened. Each Horizon Subsidiary that is a partnership, joint venture or limited liability company has been treated since its formation and continues to be treated for federal and state income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation. In addition, each Horizon Subsidiary that is a partnership, joint venture or limited liability company has not since the latest of January 1, 1999, its formation or the acquisition by Horizon of a direct or indirect interest therein, owned any Assets (including securities) that would cause Horizon to violate Section 856(c)(4) of the Code, unless any such Asset was disposed of prior to the last day of the calendar quarter in which it was acquired or within the applicable cure period provided for in Section 856(c)(4) of the Code. Horizon OP is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. For all taxable years beginning on or after January 1, 1999 and ending on or before December 31, 2000, each Horizon Subsidiary which is a corporation (for federal income tax purposes) has been on the last day of each calendar quarter during which Horizon has owned an interest in such corporation representing more than 10% of the outstanding voting securities of such corporation, a qualified REIT subsidiary under Section 856(i) of the Code. For all taxable years beginning on or after January 1, 2001, each Horizon Subsidiary which is a corporation (for federal income tax purposes) has been, on the last day of each calendar quarter during which Horizon has owned an interest in such corporation representing more than 10% of the value of the outstanding securities of such corporation or more than 10% of the outstanding voting securities of such corporation, a qualified REIT subsidiary under Section 856(i) of the Code, a taxable REIT subsidiary of Horizon under Section 856(l) of the Code, a REIT, or a corporation which qualifies under the transitional rules set forth in Section 546(b) of the Tax Relief Extension Act of 1999. Each Horizon Subsidiary that is a “qualified REIT subsidiary” under Section 856(i) of the Code is set forth in Section 4.8(b) of the Horizon Disclosure Letter.
          (c) To the Knowledge of Horizon, as of the date hereof, Horizon is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code.

          (d) There are no Encumbrances for material Taxes (other than current Taxes not yet due and payable) on the assets of any Horizon Taxpayer.
          (e) No Horizon Taxpayer, or any predecessors of such entity by merger or consolidation, has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as it relates to Section 355 of the Code.
     Section 4.9 No Brokers. Except for Goldman Sachs & Co. (“GS&Co.”), whose fees are solely payable by Horizon or any Horizon Subsidiary, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Horizon Transactions based upon arrangements made by or on behalf of Horizon or any Horizon Subsidiary.
     Section 4.10 Litigation. Except as disclosed in Section 4.10 of the Horizon Disclosure Letter, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Horizon, threatened against or affecting Horizon or any Horizon Subsidiary directly relating to or involving any of their respective Assets, or any of the directors, officers, employees or agents thereof who may be subject to indemnification by Horizon or any Horizon Subsidiary that, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to (i) have, or has had, a Horizon Material Adverse Effect or (ii) prevent or materially impair the ability of any Horizon Party to perform any of its respective obligations hereunder or under any Ancillary Agreement or prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the Horizon Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Horizon or any Horizon Subsidiary that has had or would reasonably be expected to have any such effect.
     Section 4.11 Opinion of Financial Advisor. Horizon has received the opinion of GS&Co., its financial advisor, which has not been withdrawn or otherwise modified, to the effect that as of the date of this Agreement, based upon and subject to the matters set forth in such opinion, the Consideration (as such term is defined in such opinion) in the aggregate to be paid by Horizon and certain of its Subsidiaries pursuant to this Agreement is fair from a financial point of view to Horizon.
     Section 4.12 Horizon Stockholder Approval. The affirmative vote with respect to the issuance of the shares of Horizon Common Stock in the Closing Transactions, of a majority of the votes cast by holders of shares of Horizon Common Stock; provided that, the total vote cast represents over 50% of the Horizon Common Stock issued, outstanding and entitled to vote, is the only vote of the holders of any class or series of capital stock or equity interest of any Horizon Party necessary or required to adopt or approve this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions, except for the approval of (x) Horizon OP, as the sole member of REIT Merger Sub, and (y) REIT Merger Sub, as the general partner of SLT Merger Sub. The approval by Horizon, which has already been granted, is the only vote of any partner of Horizon

OP necessary or required to approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and the Horizon Transactions.
     Section 4.13 Ownership of REIT Merger Sub and SLT Merger Sub; No Prior Activities.
          (a) Each of REIT Merger Sub and SLT Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) All of the outstanding membership interests of REIT Merger Sub are owned directly by Horizon OP. All of the outstanding limited partnership interests of SLT Merger Sub are owned by REIT Merger Sub, its general partner, and Horizon OP. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which either REIT Merger Sub or SLT Merger Sub is a party of any character relating to the issued or unissued membership interests of, or other equity interests in, REIT Merger Sub or SLT Merger Sub, respectively, or obligating REIT Merger Sub or SLT Merger Sub, respectively, to grant, issue or sell any membership interests of, or other equity interests in, REIT Merger Sub or SLT Merger Sub, respectively, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of REIT Merger Sub or SLT Merger Sub, respectively, to repurchase, redeem or otherwise acquire any membership interests of REIT Merger Sub or SLT Merger Sub, respectively.
          (c) Except for agreements, obligations or Liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and the Ancillary Agreements, REIT Merger Sub has not and will not have incurred, and SLT Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     Section 4.14 Compliance with Laws; Permits. Except as set forth in Section 4.14 of the Horizon Disclosure Letter, neither Horizon nor, to the Knowledge of Horizon, any Horizon Subsidiary has violated or failed to comply with any Law (including Privacy Laws) applicable to their business, except in each case to the extent that such violation or failure, individually and in the aggregate, has not had and would not reasonably be expected to have a Horizon Material Adverse Effect. Horizon and the Horizon Subsidiaries own and/or possess all Permits which are required for the businesses, activities and operations of their business, except where the absence of such Permits, individually and in the aggregate, has not had and would not reasonably be expected to have a Horizon Material Adverse Effect. Horizon and each Horizon Subsidiary has been in compliance in all respects with the terms of its Permits, except for such instances of non-compliance which have been cured or which, individually and in the aggregate, has not had and would not reasonably be expected to have a Horizon Material Adverse Effect. All such Permits are in full force and effect and neither Horizon nor any Horizon Subsidiary has received notice that any suspension, modification or revocation of any of them is pending or, to the Knowledge of Horizon, threatened nor, to the Knowledge of Horizon, do any grounds exist for any such action, except for such suspensions, modifications or revocations that, individually and in the aggregate, have not had and would not reasonably be expected to have a Horizon Material Adverse Effect.
     Section 4.15 Environmental Matters. Except as set forth in Section 4.15 of the Horizon Disclosure Letter:
          (a) neither Horizon nor any Horizon Subsidiary nor, to the Knowledge of Horizon, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any hotel property of Horizon or any Horizon Subsidiary (each, a “Horizon Property”) and, to the Knowledge of Horizon, no Hazardous Materials are present at, on or under any of the Horizon Properties, in each of the foregoing cases, in such quantities or under such conditions that the presence of such Hazardous Materials (including the presence of Structural Mold or asbestos in any buildings or improvements at the Horizon Properties), individually or in the aggregate, has had or would reasonably be expected to have a Horizon Material Adverse Effect;
          (b) there have been no Releases of Hazardous Materials at, on, under or from any of the Horizon Properties during the period of ownership or tenancy, and, to the Knowledge of Horizon, no Releases of Hazardous Materials have occurred or are presently occurring at, on, under or from the Horizon Properties, which, individually or in the aggregate, have had or would reasonably be expected to have a Horizon Material Adverse Effect, and neither Horizon nor any Horizon Subsidiary nor, to the Knowledge of Horizon, any other Person, has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any such Releases or threatened Releases of Hazardous Materials, nor, to the Knowledge of Horizon, is there any information which might form the basis of any such notice or any claim;
          (c) Horizon and the Horizon Subsidiaries have not failed to comply with any Environmental Law and neither Horizon nor any Horizon Subsidiary has any liability under the Environmental Laws, except to the extent that any such failure to comply or any such Liability, individually and in the aggregate, has not had and would not reasonably be expected to have a Horizon Material Adverse Effect;
          (d) Neither Horizon nor any Horizon Subsidiary nor, to the Knowledge of Horizon, any other Person, has transported or arranged for the transport of Hazardous Materials from the Horizon Properties which, to the Knowledge of Horizon, has or would reasonably be expected to have a Horizon Material Adverse Effect;
          (e) Horizon and the Horizon Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all Environmental Permits necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permits, individually and in the aggregate, has not had and would not reasonably be expected to have a Horizon Material Adverse Effect; and
          (f) there is no suit, action, investigation or proceeding pending or, to the Knowledge of Horizon, threatened against or affecting Horizon or any Horizon Subsidiary directly relating to or involving their respective businesses, any of their respective Assets or any of the directors, officers, employees or agents thereof who may be subject to indemnification by

Horizon or any Horizon Subsidiary relating to any Environmental Law that, individually or in the aggregate, if determined or resolved adversely, would reasonably be expected to have, or has had, a Horizon Material Adverse Effect.
          (g) The representations and warranties contained in this Section 4.15 constitute the sole and exclusive representations and warranties of the Horizon Parties with respect to any Environmental Laws, Hazardous Materials, Environmental Permits or litigation relating thereto.
          (h) Horizon has delivered to Sun a correct and, in all material respects, complete copy of all environmental assessments commissioned by any Horizon Party with respect to any Acquired Property.
     Section 4.16 Contracts.
     As of the date hereof, except as set forth in the Horizon SEC Documents, neither Horizon nor any Horizon Subsidiary is a party to or bound by any “material contracts” (as defined in Item 601(b)(10) of Regulation S-K of the Exchange Act, except for agreements required to be filed by Item 601(b)(10)(iii) thereof) (each such “material contract” to which Horizon or any Horizon Subsidiary is a party to or bound by, a “Horizon Material Contract”). Except as, individually and in the aggregate, has not had or would not reasonably be expected to have a Horizon Material Adverse Effect, neither Horizon nor any Horizon Subsidiary has received a written notice that it is in violation of or in default under any Horizon Material Contract. Each Horizon Material Contract is in full force and effect, except to the extent it has expired in accordance with its terms, and is binding and enforceable against Horizon or such Horizon Subsidiary, as applicable, except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Horizon Material Adverse Effect.
     Section 4.17 Insurance.
     Except as, individually and in the aggregate, has not had or would not reasonably be expected to have a Horizon Material Adverse Effect, (i) Horizon and the Horizon Subsidiaries maintain insurance policies that, in the aggregate, are of the type and in the amounts customarily carried by Persons conducting businesses similar to the business conducted by Horizon and the Horizon Subsidiaries and (ii) such policies are sufficient for compliance in all material respects with all requirements under any Contracts or Laws to which Horizon or any of the Horizon Subsidiaries is a party to or bound by, or to which any of the Horizon Properties is subject.
ARTICLE 5.
COVENANTS
     Section 5.1 Conduct of the Sun Parties Pending the Closing. During the period from the date of this Agreement to the Closing (and with respect to each Deferred Asset, to the earlier of (i) the applicable Post-Closing Deferral Deadline and (ii) the applicable closing date, if any, under Section 6.18), except (A) with respect to subsections (a), (i), (j), (k), (l), (m), (n), (t) and (with respect to any of the foregoing subsections) (x) of this Section 5.1, as necessary to comply with this Agreement and the Ancillary Agreements in accordance with the terms hereof or thereof or (B) as consented to in writing by Horizon OP, which consent shall not be unreasonably withheld, conditioned or delayed (provided that in any event with respect to Section 5.1(r), Horizon OP shall respond to each of Sun’s requests for its consent no later than ten (10) business days following its receipt of such request), Sun and Trust shall, and shall cause each of the other Sun Subsidiaries to:
          (a) use commercially reasonable efforts to preserve intact the business organizations and goodwill of the Acquired Business as a whole and conduct the operations (including with respect to maintenance and repairs) of each Acquired Hotel, and the business of each Acquired Entity, in the Ordinary Course;
          (b) promptly notify Horizon OP of the occurrence of any loss, breakage or damage to an Acquired Hotel in excess of $1,000,000 (irrespective of any insurance or third party proceeds which have been or may be received in connection with such loss, breakage or damage);
          (c) provide Horizon OP with (i) copies of all material notices and reports regarding the Acquired Hotels (including financial reports, capital expenditure reports and any material notices or reports received from any third party (or any Affiliate of Sun that is a hotel manager) with respect to an Acquired Hotel), including reports required by Section 6.7, and (ii) as reasonably requested by Horizon OP, copies of all reports with respect to all bookings for the use and occupancy of the guest rooms and the meeting, restaurant and banquet facilities of each Acquired Hotel; provided that, such reports may be redacted to exclude all information identifying the particular Persons holding such bookings;
          (d) (i) deliver to Horizon OP, based on information available to Sun and its Affiliates, as soon as reasonably practicable following receipt of such information, preliminary monthly operating results for each of the Acquired Hotels and (ii) use commercially reasonable efforts to deliver to Horizon OP, based on information available to Sun and its Affiliates, within twenty (20) days after month end, reasonably detailed monthly operating reports (in a format substantially similar to operating reports provided by Sun or its Affiliates for other hotels operated by them and, in any event, in electronic format) that reflect the operational results of each Acquired Hotel and include (1) a balance sheet including current month and prior year-end comparisons and differences in reasonable detail, (2) an income and expense statement for such month and for the elapsed portion of the current year through the end of such month, (3) a statement of net cash flow from operations in reasonable detail for such month and such elapsed portion of the current year through the end of such month and (4) a schedule of capital expenditures for all Routine Capital Improvements, and any Building Capital Improvements and Renovations (each as defined in the form of the Operating Agreement), if applicable, showing in reasonable detail, items budgeted, actual expenditures to date and the amount of expenditures projected for completion;
          (e) (i) use commercially reasonable efforts to pursue the completion of capital expenditure projects in accordance with the Sun Capital Budget and (ii) not undertake any capital expenditures not in accordance with the Sun Capital Budget unless (in the case of clause (ii)) such expenditures (A) are related to life safety, compliance with Laws or maintenance and repair in the Ordinary Course, (B) are substantially completed prior to the Closing or (C) would be permitted to be undertaken without Horizon OP’s consent under the form of Operating Agreement or Sublease Agreement, as applicable, after the Closing;
          (f) not change in any material manner any of its methods, principles or practices of accounting in effect at the Sun Financial Statement Date, except as may be required by the SEC, applicable Law or GAAP;
          (g) with respect to the Acquired Business or any Acquired Entity, duly and timely file all material reports, Tax Returns and other documents required to be filed with Governmental Entities, subject to extensions permitted by Law;
          (h) with respect to the Acquired Business, maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof (unless such coverage is not maintained due to a material increase in premiums levels since the date of this Agreement, in which case insurance coverage shall be maintained in full force and effect to the extent it is maintained at similar hotels owned by Sun or by any Sun Subsidiary), and pay all insurance premiums as and when they become due;
          (i) with respect to any Acquired Entity, not make or rescind any express or deemed material election relative to Taxes that either (I) materially adversely affects such Acquired Entity’s Tax liabilities in taxable years following Closing as a result of a reduction in the tax basis of an asset or a change with respect to depreciation (it being understood that “Taxes” for purposes of this Section 5.1(i) shall refer to Taxes within the meaning of clause (A) of the definition of “Taxes”) or (II) could reasonably be expected to cause a significant risk that any REIT Entity, or, after the Closing, SHC, Horizon or the Horizon Subject Foreign Curency REITs would fail to qualify as a REIT under the Code. Subject to clause (II) of this Section 5.1(i), any Sun Party or a Subsidiary thereof shall be entitled, in Sun’s sole discretion, to make (A) an election under Section 965 of the Code or (B) any election permitted under (x) the consolidated return rules as currently set forth in Section 1502 of the Code or other Treasury Regulations applicable to one or more members of a Consolidated Group, or (y) any other United States state or local Tax Law comparable to those described in the foregoing clause (x) (it being understood that, in the event that any election described in clause (A) or clause (B) of this sentence is made and results in an effect described in clause (I) of this Section 5.1(i), Sun shall indemnify Horizon against the increase (if any) in such Acquired Entity’s Tax Liabilities that is described in such clause (I));
          (j) except with respect to Indebtedness (other than Specified Indebtedness) with respect to which all Liabilities are fully discharged at or prior to the Closing or that does not constitute an Assumed Liability at Closing, not, with respect to an Acquired Entity, (A) incur, or enter into any commitment or contractual obligation (each a “Commitment”) to incur, Indebtedness (secured or unsecured) other than Specified Indebtedness or (B) modify, amend or terminate, or enter into any Commitment to modify, amend or terminate, any Indebtedness (secured or unsecured), including indirectly through the acquisition of any Person;
          (k) not amend or modify or grant any waiver with respect to the Organizational Documents of any Acquired Entity, except to the extent necessary to reflect transactions permitted by Section 5.1(l) that can be made without a vote of limited partners;

          (l) not classify or re-classify any, grant or issue, combine, split, subdivide, redeem or otherwise make any change in the number of issued and outstanding, shares of beneficial interest, capital stock, membership interests, units of limited partnership interest, or other Interests (other than (x) the issuance or repurchase of Paired Shares or securities convertible or exchangeable for Paired Shares or (y) the redemption of Class B EPS for cash in accordance with this Agreement and the Restructuring Plan) of any Acquired Entity other than the redemption or cancellation of Interests in Acquired Entities pursuant to the Sun Restructuring Steps, upon the terms and subject to the conditions of the Restructuring Plan;
          (m) not sell, lease, mortgage, subject to Encumbrance (other than Permitted Title Exceptions) or otherwise dispose of any of the Acquired Entities or Acquired Assets, except for disposals of inventories, consumables and FF&E, in each case in the Ordinary Course;
          (n) with respect to the Acquired Business or any equity holder claims arising out of or relating to the transactions contemplated by this Agreement or the Horizon Transactions, not pay, discharge, settle or satisfy any claims or Liabilities other than the payment, discharge, settlement or satisfaction (A) in the Ordinary Course, (B) in full of claims or Liabilities which involve an amount no greater than $150,000 (or $1,000,000 where such claims or Liabilities relate to injury or damage to an Acquired Hotel and are covered by one or more property insurance policies) with respect to an individual claim or Liability, or one or more related claims or Liabilities, and do not impose any material Liability other than the payment of money, (C) with respect to equity holder claims, if, after such payment, discharge, settlement or satisfaction, such equity holder does not hold any Interest in an Acquired Entity or (D) in accordance with their terms disclosed pursuant to Section 3.17(a)(1) of the Sun Disclosure Letter, of liabilities reflected or reserved against in, the most recent quarterly consolidated financial statements (or the notes thereto) furnished to Horizon OP prior to the date of this Agreement;
          (o) with respect to an Acquired Entity or an Acquired Hotel, not guarantee the Indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing unless such guarantee or other arrangement terminates (with no surviving Liability) at or prior to the Closing;
          (p) not enter into any Commitment between any Acquired Entity or, with respect to the Acquired Business, any Seller, on the one hand, and any officer or director of Sun or a Retained Subsidiary, on the other hand, unless such Commitment relates solely to a change in the compensation or benefits payable to an officer or director employed in connection with the Acquired Business located outside of the United States not otherwise prohibited by any other subsection of this Section 5.1;
          (q) except in the Ordinary Course, as required by any agreement set forth in Section 3.12(b) of the Sun Disclosure Letter or as would be permitted without Horizon OP’s consent under the form of Operating Agreement or Sublease Agreement, as applicable, after the Closing, not materially increase any aggregate compensation and benefits payable to employees of a Sun Employer with respect to the Acquired Business, adopt or become liable for any Employee Plan that would materially increase the Liability of any Acquired Entity or, with respect to the Acquired Business, any Asset Seller, enter into, or renegotiate, any collective bargaining agreement with respect to employees of a Sun Employer, or incur any withdrawal liability under any Multiemployer Plan which could result in a Liability to Horizon, any Horizon Subsidiary, any Acquired Entity or otherwise with respect to the Acquired Business;
          (r) not materially amend or terminate (except for terminations pursuant to Section 6.5) or waive compliance with the terms of or breaches under, any Ground Lease or Material Contract (other than a National/Regional Operating Agreement, except to the extent Horizon OP or any Horizon Subsidiary would have a consent right with respect thereto under the form of Operating Agreement or Sublease Agreement, as applicable) unless, except in the case of any Ground Lease, such amendment or waiver would not reasonably be expected to result in a material increase in any Assumed Liability or otherwise adversely affect the Acquired Business or any Acquired Entity in any material respect in each case after the Closing, or enter into a new Contract or other arrangement (other than a National/Regional Operating Agreement, except to the extent Horizon OP or any Horizon Subsidiary would have a consent right with respect thereto under the form of Operating Agreement or Sublease Agreement, as applicable) that would constitute a Ground Lease or Material Contract unless, except in the case of any Ground Lease, such new Contract is terminable by the applicable Acquired Entity or Directly Acquired Assets Owner without any penalty, premium, termination payment or other Liabilities upon not more than ninety (90) days notice; provided that, with respect to Material Contracts (and not Ground Leases), this clause (r) shall not restrict any action that would be permitted without Horizon OP’s consent under the form of Operating Agreement or Sublease Agreement, as applicable, after the Closing;
          (s) with respect to any Acquired Entity, not settle or compromise any material Tax Liability to the extent such settlement or compromise would reasonably be expected to materially reduce the tax basis of Horizon or any Horizon Subsidiary in an Acquired Asset without notifying and obtaining input from Horizon;
          (t) not take any action, or omit to take any action which has been reasonably requested in writing by Horizon, in each case which could reasonably be expected to cause a significant risk that any REIT Entity, or after the Closing, SHC, Horizon or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code; provided that, in its sole discretion, Sun may choose to inform Horizon OP in writing of an action which Sun proposes to take, to inquire as to whether Horizon OP considers such action to comply with this Section 5.1(t), to which Horizon OP shall promptly respond in writing (it being understood that (x) any response by Horizon OP regarding non-compliance, or any decision by Sun to not inform Horizon OP in writing pursuant to this Section 5.1(t), shall have no effect on whether or not Sun shall be treated as having actually complied with this Section 5.1(t) and (y) Horizon OP agrees to not assert, following any Horizon OP response confirming compliance, that the particular action of which it was so informed results in a breach of this Section 5.1(t), except if the information provided by Sun to Horizon OP with respect to the applicable action was not accurate and complete in all material respects);
          (u) not (i) approve any Operating Plan (as such term is defined in the form of the Operating Agreement) for calendar year 2006 or (ii) hire any general manager of an Acquired Hotel without affording to the Horizon Parties the review, consultation and consent rights which

Horizon OP or the applicable Acquired Entity or other Horizon Subsidiary would have under the form of Operating Agreement or Sublease Agreement, as applicable, after the Closing;
          (v) except as is necessary to comply with the Baseline Restructuring Steps and any Plan Modifications, not (A) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any division thereof or any equity interest therein or asset thereof or enter into any other business combination or (B) sell or otherwise dispose of any material portion of its business, including pursuant to a Paired Share Proposal, if (in the case of clauses (A) or (B)) such acquisition, combination, sale or other disposition is reasonably likely to prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement or the Horizon Transactions;
          (w) provide Horizon OP with written notice describing in reasonable detail any allegation of any violation of Sun’s Code of Conduct and Business Ethics with respect to the Acquired Business that Sun’s Global Compliance Group receives for investigation after the date of this Agreement; and
          (x) not enter into any Contract or other agreement, commitment or arrangement to do any of the foregoing prohibited actions.
     Section 5.2 Conduct of the Horizon Parties’ Business Pending the Closing. During the period from the date of this Agreement to the Closing (and, with respect to the restrictions in clause (g) of this Section 5.2 on issuances of equity interests in Horizon or Horizon OP, to the sixtieth (60th) day after the Closing Date), except (x) with respect to subsections (a), (d), (e), (g) and, with respect to any of the foregoing subsections, (h) of this Section 5.2, as necessary to comply with this Agreement and the Ancillary Agreements in accordance with the terms hereof or thereof, to facilitate the consummation of the Horizon Transactions or (y) as consented to in writing by Sun, which consent shall not be unreasonably withheld, conditioned or delayed, Horizon and Horizon OP shall, and shall cause each of the other Horizon Subsidiaries to:
          (a) use commercially reasonable efforts to preserve intact its business organizations and goodwill as a whole, except in connection with the sale or disposition of any of its Assets or Subsidiaries in a manner that is not otherwise prohibited by any other subsection of this Section 5.2;
          (b) not change in any material manner any of its methods, principles or practices of accounting in effect at the Horizon Financial Statement Date, except as may be required by the SEC, applicable Law or GAAP;
          (c) duly and timely file all material reports, Tax Returns and other documents required to be filed with Governmental Entities, subject to extensions permitted by Law, provided such extensions do not adversely affect Horizon’s status as a REIT under the Code;
          (d) not amend the Horizon Charter, the Horizon Bylaws or the Horizon OP Agreement, except to the extent necessary to (i) authorize or designate additional shares or classes of capital stock or other equity interests or (ii) reflect the admission of additional limited partners and other amendments in connection therewith that can be made by Horizon without a vote of limited partners;
          (e) not (A) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any division thereof or any equity interest therein or asset thereof or enter into any other business combination or (B) sell or otherwise dispose of any material portion of its business if (in the case of clause (A) or (B)) such acquisition, combination, sale or other disposition is reasonably likely to prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement or the Horizon Transactions;
          (f) not enter into any reorganization of Horizon or Horizon OP;
          (g) except in connection with the use of Horizon Common Stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Horizon Common Stock or Horizon OP Units or (ii) directly or indirectly combine, split, subdivide, exchange, redeem, purchase or otherwise acquire or issue any, or otherwise make any change in the number or issued and outstanding shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Horizon or Horizon OP, except for (A) redemptions of Horizon Common Stock required under Section 8.2 of the Horizon Charter in order to preserve the status of Horizon as a REIT under the Code, (B) declarations or payments of a dividend or other distribution (or an increase in such dividend or distribution) by Horizon or Horizon OP (1) reasonably believed by Horizon to be necessary to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger dividends or distributions to meet any of the three preceding objectives (or to any corresponding distributions or increases in distributions paid by Horizon OP), (2) except for any special or extraordinary dividend, any quarterly dividends contemplated by Horizon’s dividend policy as described in its Report on Form 10-Q for the quarterly period ended June 17, 2005, or (3) with respect to Horizon Preferred Stock, at their respective stated dividend or distribution rates, (C) redemptions of Horizon OP Units, whether or not outstanding on the date of this Agreement, under the Horizon OP Agreement in which shares of Horizon Common Stock are utilized, (D) redemptions, exchanges or conversions of Interests in Horizon or any Horizon Subsidiary in accordance with the terms of those Interests that are in effect as of the date of this Agreement (or, in the case of Interests issued after the date of this Agreement, as of such later date), (E) issuances of Horizon Common Stock or rights to acquire Horizon Common Stock (1) to employees, officers or directors pursuant to benefit or compensation plans, (2) pursuant to Contracts or Interests described in Section 4.3 or in Section 4.3(c) of the Horizon Disclosure Letter or (3) to any Person in consideration for the sale by such Person or its Affiliates of any assets to Horizon or any Horizon Subsidiary; provided that, in the case of clause (3), such Horizon Common Stock will be subject to a lock-up for at least sixty (60) days after the Closing Date, (F) issuances of Horizon OP Units subject to a lock-up for at least sixty (60) days after the Closing Date and (G) issuances of shares of Horizon Preferred Stock or other preferred securities that are not convertible into Horizon Common Stock prior to the sixtieth (60th) day after the Closing Date; and
          (h) not enter into any Contract or other agreement, commitment or arrangement to do any of the foregoing prohibited actions.
     Section 5.3 No Solicitation.
          (a) On and after the date hereof, each of the Sun Parties agrees that:
     (i) neither Sun nor any Sun Subsidiary shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or submission of any proposal or offer (including any proposal or offer to its equity holders) with respect to any transaction or series of transactions that would reasonably be expected to result, directly or indirectly, in any (i) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Entity, (ii) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), offering, spin-off, share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 10% or more of the outstanding voting equity securities or other Interests (measured by voting power or economic interest) of any Acquired Entity or (iii) except as set forth in Section 5.3(a) of the Sun Disclosure Letter, sale, lease, exchange, mortgage, license, pledge, transfer or other disposition (“Transfer”) of any of the Acquired Assets in one or a series of related transactions, other than the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions (any such inquiry, proposal or offer being hereinafter referred to as an “Acquisition Proposal”); provided that, any inquiry, proposal or offer that relates to a merger, consolidation, share exchange, or other similar business combination that relates solely to Excluded Assets and Retained Subsidiaries shall not constitute an Acquisition Proposal, or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or the abandonment, termination or other failure to consummate the transactions contemplated by this Agreement or the Horizon Transactions, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that if, at any time after the date hereof and prior to February 12, 2006, Sun or any Sun Subsidiary receives an unsolicited bona fide written Acquisition Proposal from any Person, which is determined in good faith by the Board of Trustees of Trust or the Board of Directors of Sun, as applicable, to be, or to be reasonably likely to result in, a Superior Proposal, Sun and the Sun Subsidiaries may (i) furnish information with respect to the Acquired Entities,

Acquired Assets and the Acquired Business to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement not materially less restrictive of such person than the Confidentiality Agreement (all such information furnished to such Person pursuant to clause (i) of the proviso to the preceding sentence shall, in substance, be provided to Horizon by Sun and the Sun Subsidiaries promptly after it is provided to such Person, to the extent it has not been previously provided or made available to Horizon) and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal.
     (ii) each Sun Party shall promptly inform each officer, director, trustee, employee, agent, investment banker, financial advisor, attorney, accountant, broker, consultant or other agent or representative of Sun and each Sun Subsidiary (each, a “Sun Representative”), as appropriate, of its obligations not to engage in any of the activities described in Section 5.3(a)(i);
     (iii) if any activities, discussions or negotiations with any Person are currently existing or ongoing with respect to any of the foregoing (including any Acquisition Proposal), Sun and the Sun Subsidiaries shall, and shall cause each Sun Representative, as applicable, to (A) immediately cease and cause to be terminated any such activities, discussions or negotiations and (B) promptly request each Person, if any, that has received confidential information of the Acquired Business (or any portion thereof) under a confidentiality agreement within the thirty (30) days prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Sun and the Sun Subsidiaries (and Sun shall not, and shall cause its Subsidiaries not to, terminate, amend, modify or grant any waiver with respect to any such confidentiality agreement with respect to confidential information of the Acquired Business (or any portion thereof)); and
     (iv) it shall notify Horizon OP as promptly as practicable (but in any event within twenty-four (24) hours), orally and in writing, if Sun, any Sun Subsidiary or any Sun Representative (1) receives an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal or any request for confidential or nonpublic information or data relating to, or for access to any properties, books or records of, the Acquired Business (or any portion thereof) by any Person that has made, or to Sun’s Knowledge may be considering making, an Acquisition Proposal and (2) engages in any discussions or negotiations with, or provides confidential information to, such Person with respect to an Acquisition Proposal, and include in such notice the identity of such Person. Sun shall keep Horizon OP reasonably informed as to the material terms of any such Acquisition Proposal, indication, request or expression and, if in writing, shall promptly deliver to Horizon OP copies of any Acquisition Proposal or material amendment or change to such Acquisition Proposal.

          (b) Nothing contained in this Section 5.3 shall prohibit Sun or any Sun Subsidiary from complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal.
     Section 5.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give Horizon OP, directly or indirectly, the right to control or direct the operations of Sun or any Sun Subsidiary in violation of applicable Law prior to the REIT Merger Effective Time or any of the Other Closing Transaction Effective Times, as applicable. Nothing contained in this Agreement shall give Sun or Trust, directly or indirectly, the right to control or direct the operations of Horizon or any Horizon Subsidiary in violation of applicable Law.
ARTICLE 6.
ADDITIONAL COVENANTS
     Section 6.1 Proxy Statement/Prospectus; Registration Statement; Horizon Stockholders Meeting.
          (a) As promptly as practicable after execution of this Agreement, Horizon shall, and the Sun Parties shall cooperate in all respects with Horizon’s efforts to, prepare and file with the SEC one or more registration statements on Form S-4 (such registration statement(s), together with any amendments or supplements thereto, the “Form S-4”), in connection with the registration under the Securities Act of the Horizon Common Stock be issued in the Closing Transactions which shall include one or more proxy statements/prospectuses, forms of proxies or information statements (such proxy statement(s)/prospectus(es) or information statement(s), together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) relating to the Horizon Stockholders Meeting and the required votes of the stockholders of Horizon with respect to the issuance of Horizon Common Stock in the Closing Transactions. Horizon shall cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Each of the Sun Parties shall furnish all information about itself and its business and operations and all financial information to the Horizon Parties as may reasonably be requested in connection with the preparation of the Proxy Statement/Prospectus and the Form S-4. Each of the Horizon Parties shall use its commercially reasonable efforts, and the Sun Parties shall cooperate with the Horizon Parties, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement/Prospectus with the SEC) and kept effective as long as is necessary to complete the REIT Merger and the issuance of Horizon Common Stock pursuant to the other Closing Transactions. Each of Horizon, Sun and Trust agrees to promptly notify the others if and to the extent that any information provided by it for use in the Proxy Statement/Prospectus and the Form S-4 shall have become false or misleading in any material respect, and each of Horizon, Sun and Trust further agrees to cooperate with the others to take all steps necessary to amend or supplement the Proxy Statement/Prospectus and the Form S-4 and to cause the Proxy Statement/Prospectus and the Form S-4, as amended or supplemented, to be filed with the SEC and to be disseminated to its stockholders or shareholders, as applicable, in each case as and to the extent required by applicable securities Laws. Each of Horizon, Sun and Trust represents and warrants that the information provided by it for inclusion in the Proxy Statement/Prospectus and the Form S-4 and

each amendment or supplement thereto at the time of mailing thereof (in the case of the Proxy Statement/Prospectus), at the time it becomes effective (in the case of the Form S-4) and at the time of the Horizon Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Horizon will advise and deliver copies (if any) to Sun promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, in each case to the extent such requests relate to the Sun Parties. Horizon shall not file with the SEC any amendment to the Form S-4 without allowing Sun the opportunity to review and comment on any such amendment. Horizon shall promptly notify Sun, if applicable, of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order and (iv) the suspension of the qualification and registration of the Horizon Common Stock issuable in connection with the Closing Transactions. Sun also shall use commercially reasonable efforts (including by provision of customary representations and certifications) to cause Sidley Austin Brown & Wood LLP or other counsel reasonably satisfactory to Horizon to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to federal income tax matters as are required to be addressed in the Form S-4. Horizon shall use commercially reasonable efforts (including by provision of customary representations and certifications) to cause Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Sun to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to federal income tax matters as are required to be addressed in the Form S-4. Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations. Each of Horizon, Sun and Trust shall mail the Proxy Statement/Prospectus to its stockholders or shareholders, as applicable, as promptly as practicable after the Form S-4 shall have become effective.
          (b) Horizon shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Horizon Stockholders Meeting”) for the purpose of obtaining from its stockholders approval of the issuance of shares of Horizon Common Stock in the Closing Transactions (the “Horizon Stockholder Approval”). Horizon shall, through its Board of Directors, recommend to its stockholders that they approve the issuance of shares of Horizon Common Stock in the Closing Transactions (and include its recommendations in the Proxy Statement/Prospectus), and not withdraw, modify, amend or qualify its recommendation in any manner adverse to Sun (a “Change in Recommendation”); provided that, the foregoing shall not prohibit accurate and complete public disclosure (and such disclosure shall not be deemed to be a Change in Recommendation) by Horizon of factual information regarding the business, Assets, financial condition or results of operations of Horizon, Trust or the Acquired Business (so long as the Board of Directors of Horizon does not expressly withdraw, modify, amend or qualify in any manner adverse to Sun the recommendation of the Board of Directors of Horizon) in the Proxy Statement/Prospectus or the Form S-4, in each case, to the extent that Horizon determines in good faith, on the basis of advice of outside legal counsel, that such factual information is required to be disclosed under applicable Law in order to comply with Rule 14a-9 of the Exchange Act or Section 11 or 12 of the Securities Act. Subject to the foregoing, Horizon shall include its recommendation set forth above in the Proxy Statement/Prospectus, and submit a proposal to approve the issuance of shares of Horizon Common Stock in the Closing

Transactions to its stockholders at the Horizon Stockholders Meeting for the purpose of obtaining the Horizon Stockholder Approval; provided that, such proposal shall not be required to be submitted to the stockholders of Horizon at the Horizon Stockholders Meeting if this Agreement has been terminated pursuant to Section 9.1.
          (c) If on the date for the Horizon Stockholders Meeting, Horizon has not received duly executed proxies for a sufficient number of votes to obtain the Horizon Stockholder Approval, then Horizon may, in its sole discretion, adjourn the Horizon Stockholders Meeting until one or more later dates.
     Section 6.2 Access to Information; Confidentiality; Monthly Meetings.
          (a)
     (i) Subject to the requirements of applicable Law, each of the Sun Parties shall, and shall cause each of the Acquired Entities and Asset Sellers to, afford to Horizon OP and to the directors, officers, employees, agents, investment bankers, brokers, consultants, accountants, attorneys, financial advisors and other agents or representatives of Horizon or any Horizon Subsidiary (the “Horizon Representatives”) reasonable access during normal business hours prior to the Closing (and with respect to each Deferred Asset, prior to the earlier of (A) the applicable Post-Closing Deferral Deadline and (B) the applicable closing date, if any, under Section 6.18(f)) to all properties, offices, other facilities, books, Contracts, commitments, personnel (including hotel managers) and records and other information relating to the Acquired Business as Horizon OP may reasonably request. No investigation conducted pursuant to this Section 6.2(a)(i) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.
     (ii) Horizon OP shall hold any nonpublic information in confidence in accordance with the letter agreement dated January 3, 2005, between Sun and Horizon (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement, the termination hereof or the Closing. Horizon OP shall cause its Subsidiaries and the Horizon Representatives to comply with the Confidentiality Agreement.
     (iii) Horizon OP shall give written notice to Sun within five (5) business days after Horizon obtains Knowledge of any event, circumstance or condition that would reasonably be expected to give rise to any indemnification claim by the Horizon Parties with respect to any breach of representation or warranty of Sun or Trust under Article 3; provided, however, that Horizon OP shall have no liability to the Sun Parties with respect to any failure of Horizon OP to give such notice except to the extent the Sun Parties are actually prejudiced as a result of such failure.
          (b)

     (i) Subject to the requirements of applicable Law and Contracts, each of the Horizon Parties shall, and shall cause each of its Subsidiaries to, afford to Sun and the Sun Representatives reasonable access during normal business hours prior to the Closing to all properties, offices, other facilities, books, Contracts, commitments, personnel and records and other information relating to Horizon or Horizon OP as Sun may reasonably request to the extent reasonably necessary solely to investigate whether (x) a Horizon Material Adverse Effect has occurred or (y) a representation, warranty, covenant or agreement made by any of the Horizon Parties in this Agreement has become inaccurate or untrue or has not been performed or complied with, as applicable. No investigation conducted pursuant to this Section 6.2(b)(i) shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.
     (ii) Sun shall hold any nonpublic information in confidence in accordance with the Confidentiality Agreement. Sun shall cause its Subsidiaries, and the Sun Representatives, to comply with the Confidentiality Agreement.
     (iii) Sun shall give written notice to Horizon OP within five (5) business days after Sun obtains Knowledge of any event, circumstance or condition that would reasonably be expected to give rise to any indemnification claim by the Sun Parties with respect to any breach of representation or warranty of Horizon or Horizon OP under Article 4; provided, however, that Sun shall have no liability to the Horizon Parties with respect to any failure of Sun to give such notice except to the extent the Horizon Parties are actually prejudiced as a result of such failure.
          (c) To the extent, if any, that the Tax Sharing and Indemnification Agreement does not permit Horizon OP or the Horizon Representatives (or Sun or the Sun Representatives) to receive access to Tax items or matters (including books, records and other information relating to Taxes), the Tax Sharing and Indemnification Agreement shall control notwithstanding anything in this Article 6 to the contrary.
          (d) Horizon OP and Sun shall form a transitional working group, comprised of the persons set forth on Schedule 6.2(d), which shall meet monthly prior to the Closing to discuss transitional matters relating to the Acquired Hotels. The Sun Parties shall provide Horizon OP the opportunity to attend monthly meetings with existing hotel managers to discuss operations of the Acquired Hotels. Each meeting will be held at a time and location mutually agreeable to Sun and Horizon OP. As part of such meetings, subject to Section 5.4 and the requirements of applicable Law, Horizon OP shall be permitted to inquire as to, and management of the Acquired Business and Sun shall undertake commercially reasonable efforts to respond with respect to, all material matters relating to the Acquired Business, including: approval of, or variations from, budgets, forecasts and material transactions relating to the Acquired Business which have been entered into or have been proposed to be entered into and the financial and operating results, conditions, plans and prospects of the Acquired Hotels.

     Section 6.3 Support of Transaction; Notification.
          (a) Subject to the terms and conditions herein provided, each of the parties hereto shall: (i) use commercially reasonable efforts and cooperate with one another in (A) determining which filings are required to be made prior to the Closing with, and which consents, approvals, waivers, permits or authorizations are required to be obtained prior to the Closing from, Governmental Entities and any third parties in connection with the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby and the Horizon Transactions, including any filing required under the HSR Act, the EC Merger Regulations, any applicable antitrust or competition Laws or foreign investment review, and (B) timely making all such filings and timely seeking all such consents, approvals, waivers, permits and authorizations; (ii) use reasonable best efforts to obtain in writing any consents, approvals, waivers, permits and authorizations required from Governmental Entities and any third parties to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions, such consents, approvals, waivers, permits and authorizations to be in form reasonably satisfactory to each of the parties hereto; and (iii) without limiting the foregoing, use commercially reasonable efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions, including (w) the satisfaction of the conditions precedent to the obligations of the other party hereto, (x) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Ancillary Agreements or the performance of the obligations hereunder and thereunder or the transactions contemplated hereby or thereby or the Horizon Transactions, (y) the cooperation with the other parties to effect the filings and other actions set forth on Schedule 6.3(a)(i) and (z) the execution and delivery of such other documents, instruments and conveyances, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement and the Ancillary Agreements. Notwithstanding the foregoing, Horizon and the Horizon Subsidiaries shall be responsible for applying for and obtaining any and all Permits of the type set forth on Schedule 6.3(a)(ii) required for the ownership and operation of the Acquired Hotels that are needed in connection with the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby and the Horizon Transactions. Sun and the Sun Subsidiaries shall reasonably cooperate with Horizon, the Horizon Subsidiaries and their Representatives in connection with obtaining such Permits required for the ownership and operation of the Acquired Hotels.
          (b) Each of Sun and Trust shall use commercially reasonable efforts to obtain from E&Y access for the Horizon Parties and the Horizon Representatives to work papers relating to audits of Sun and Trust performed by E&Y to the extent they relate directly to the Acquired Business, including, to the extent they relate directly to the Acquired Business, any work papers used in the preparation or review of the Audited Combined Historical Financial Statements or the other financial statements of the Acquired Business contemplated by this Agreement, and the continued cooperation of E&Y with regard to the preparation of financial statements for, or with respect to the Acquired Business; provided, however, that the foregoing shall be subject to professional standards and E&Y’s firm policy, which may include the requirement that prior to receiving access to any materials prepared by E&Y Horizon and its Representatives sign an indemnification letter in a form customarily accepted by E&Y.
          (c) Each of Sun and Trust shall give prompt notice to Horizon OP, and Horizon OP shall give prompt notice to Sun and Trust, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of any event, circumstance or condition which would reasonably be expected to result in the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties under this Agreement.
     Section 6.4 Further Assurances; Books and Records.
          (a) Subject to the terms and conditions of this Agreement, from and after the Closing, each of Horizon OP and Sun shall take all appropriate actions and execute and deliver to the other such further assurances, documents, instruments or conveyances of any kind as may be necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement (i) to the extent any of the Books and Records or other Acquired Assets are in the possession, custody or control of one or more of the Sellers or their Affiliates after the Closing Date, the Sun Parties shall promptly deliver or cause to be delivered to Horizon OP or the applicable Horizon Subsidiary all such Books and Records (which, if maintained by Sun or its Affiliates in an electronic format, Sun or such Affiliates shall deliver to Horizon OP or the applicable Horizon Subsidiary in an electronic format reasonably requested by Horizon OP or such Subsidiary) and other Acquired Assets, (ii) to the extent any Excluded Assets are in the possession, custody or control of one or more of the Horizon Parties or their Affiliates after the Closing Date, the Horizon Parties shall, at Sun’s sole expense, use reasonable best efforts to promptly deliver or cause to be delivered to Sun or the applicable Retained Subsidiary such Excluded Assets and (iii) each Sun Party shall, and shall cause the other Retained Subsidiaries to, promptly deliver to Horizon OP any mail (physical, electronic or otherwise), facsimile or other correspondence or communication received by such Sun Party or Retained Subsidiary following the Closing Date with respect to the Acquired Business. For the purposes of this Agreement, “Books and Records” means all books of account, documents, records, lists, ledgers, general, financial, legal, regulatory, Tax, accounting, files, correspondence, manuals, data, papers, reports, drawings and other operating or ownership information of any kind (whether in hard copy or computer or other format, including any offline or archived data) to the extent relating to the Acquired Assets, the Acquired Entities or the Acquired Business. Notwithstanding the foregoing provisions of this Section 6.4(a), each party hereto may refuse to deliver any books or records if it believes in good faith (after consultation with outside counsel), that doing so is reasonably likely to cause an attorney-client or work product privilege which such party would be entitled to assert to be undermined with respect to such books or records and such undermining of privilege could in such party’s good faith judgment (after consultation with outside counsel) adversely affect in any material respect such party’s position in any pending, or what such party believes in good faith (after consultation with outside counsel) is reasonably likely to be, future litigation (other than amongst the parties hereto); provided that, the parties hereto shall cooperate in seeking to find a way to allow disclosure of such books or records to the extent doing so would not (in the good faith belief of the party attempting to disclose such books or records (after consultation with outside counsel)) reasonably be likely to cause such privilege to be undermined with respect to such books or records; provided, further, that the disclosing party shall (i) notify the other party that such disclosures are reasonably likely to cause such privilege to be undermined and (ii) communicate to the other party in reasonable detail (A) the facts giving rise to such notification and (B) the subject matter of such books or records. Notwithstanding anything in this Section 6.4, Section 2.4(a)(ii) or Section 3.1(b) to the contrary, Sun and the Sun Subsidiaries shall not be required to provide Books and Records (or any other information) relating to Tax matters to the extent the Tax Sharing and Indemnification Agreement expressly provides such information is not to be disclosed.
          (b) After the Closing, upon reasonable written request, the Sun Parties shall furnish or cause to be furnished to Horizon OP and the Horizon Representatives reasonable access, during normal business hours, to such information and assistance relating to the Acquired Business, Acquired Hotels or the Acquired Entities as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax audit, claim or assessment. After the Closing, upon reasonable written request, the Horizon Parties shall furnish or cause to be furnished to Sun and the Sun Representatives reasonable access, during normal business hours, to such information and assistance relating to the Retained Sun Business, Sun or the Sun Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax audit, claim or assessment. The requesting party will reimburse out-of-pocket expenses reasonably incurred by the furnishing party pursuant to this Section 6.4(b).
          (c) After the Closing, (i) if Sun or any of its Affiliates receives any payment of cash or other property that is an Acquired Asset or is otherwise properly due and owing to Horizon OP or any of its Affiliates under this Agreement, Sun shall promptly remit, or cause to be remitted, such cash or other property to Horizon OP and (ii) if Horizon OP or any of its Affiliates receives any payment of cash or other property that is an Excluded Asset or is otherwise properly due and owing to Sun or any of its Affiliates under this Agreement, Horizon OP shall promptly remit, or cause to be remitted, such cash or other property to Sun.
     Section 6.5 Intercompany Accounts. Except for this Agreement, the Ancillary Agreements and the agreements set forth on Schedule 6.5, all Contracts providing for sales, purchases, leasing, subleasing, licensing or sublicensing of goods, services, tangible or intangible property or joint activities (including any receivables, payables, loans, notes, advances or other Indebtedness) between any of the Acquired Entities or (to the extent such Contracts would, but for the termination pursuant to this Section 6.5, constitute Acquired Assets or Assumed Liabilities) the Asset Sellers, on the one hand, and Sun or any Retained Subsidiary (other than any Asset Seller to the extent such Contracts would, but for the termination pursuant to this Section 6.5, constitute Acquired Assets or Assumed Liabilities), on the other hand, shall be terminated and of no further force and effect after the Closing and all Liabilities thereunder shall be settled, offset or discharged with no further Liabilities on the part of any party thereto.

Without limiting the foregoing, such settlements, offsets, discharges and terminations shall be effected as to certain accounts and agreements in the manner and at such times as set forth on Schedule 6.5.
     Section 6.6 Guarantees; Letters of Credit.
          (a) The Horizon Parties and the Sun Parties shall use commercially reasonable efforts to obtain from the respective counterparty, in form and substance reasonably satisfactory to the Sun Parties, on or before the Closing, valid and binding written complete and unconditional releases of Sun or the applicable Retained Subsidiary from any Liability (other than any Retained Liability), whether arising before, on or after the Closing Date, under any Acquired Business Credit Support in effect as of the Closing, including by providing substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the applicable Acquired Business Credit Support and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. If any item of Acquired Business Credit Support has not been released as of the Closing Date, then the Horizon Parties and the Sun Parties shall use commercially reasonable efforts after the Closing to cause each such unreleased item of Acquired Business Credit Support to be released promptly and prior to such release the Horizon Parties shall indemnify and hold harmless the Sun Parties from any Liability, except to the extent any Purchaser Indemnified Party (as such term is defined in the Indemnification Agreement) would be entitled to indemnification with respect thereto pursuant to the Indemnification Agreement, incurred by the Sun Parties under such Acquired Business Credit Support. Notwithstanding anything to the contrary herein, the Horizon Parties and Sun Parties acknowledge and agree that at no time after the Closing Date, shall Horizon OP or any of its Affiliates renew or extend the term of, increase any of the Seller Indemnified Parties’ (as such term is defined in the Indemnification Agreement) obligations under, or transfer to another third party, any item of, subject to or under, any Acquired Business Credit Support.
          (b) The Sun Parties shall use commercially reasonable efforts to obtain from the respective counterparty, in form and substance reasonably satisfactory to the Horizon Parties, on or before the Closing, valid and binding written complete and unconditional releases of the applicable Acquired Entity or, with respect to the Acquired Business, Asset Seller, from any Liability, whether arising before, on or after the Closing Date, under any Sun Credit Support in effect as of the Closing, including by providing substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the applicable Sun Credit Support and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. If any item of Sun Credit Support has not been released as of the Closing Date, then the Horizon Parties and the Sun Parties shall use commercially reasonable efforts after the Closing to cause each such unreleased item of Sun Credit Support to be released promptly and prior to such release the Sun Parties shall indemnify and hold harmless the Horizon Parties from any Liability incurred by any Purchaser Indemnified Party under such Sun Credit Support. Notwithstanding anything to the contrary herein, the Horizon Parties and Sun Parties acknowledge and agree that at no time after the Closing Date, shall Sun or any of its Affiliates renew or extend the term of, increase any of the Purchaser Indemnified Parties’ obligations under, or transfer to another third party, any item of, subject to or under, any Sun Credit Support.

     Section 6.7 Delivery of Financial Statements.
          (a) Sun shall deliver on or before November 21, 2005 to Horizon OP, (i) an unaudited comparative combined balance sheet of the Acquired Business at August 31, 2005 and unaudited comparative combined statements of operations and cash flows of the Acquired Business for the eight-month period ending on August 31, 2005 (including for the comparable eight-month period for the prior year), together with all related notes and schedules thereto (the “Unaudited 2005 Interim Financial Statements”) and (ii) the Audited Combined Historical Financial Statements.
          (b) With respect to each of the Unaudited Combined Interim Financial Statements and the Unaudited Stub Period Financial Statements required under Section 6.7(a) or Section 6.7(e) and Section 6.7(c), respectively, to be delivered by Sun, Sun shall (i) use reasonable best efforts to cause E&Y to perform a SAS 100 review with respect thereto and to orally confirm to Horizon OP that (A) such review was conducted in accordance with the standards of the American Institute of Certified Public Accountants (the “AICPA”) and (B) the certificate delivered by Sun pursuant to clause (ii) below is accurate in all material respects and (ii) deliver to Horizon OP, upon completion of the review contemplated by clause (i) above, a certificate, duly executed by the controller of Sun solely in his capacity as an officer of Sun, (A) stating, if true and correct, that E&Y has informed him that it has completed a SAS 100 review with respect thereto in accordance with the standards of the AICPA and (B) setting forth a description of all material modifications, if any, to such financial statements that E&Y informed him should be made thereto for such financial statements to conform with GAAP. Horizon OP shall reimburse the Sun Parties for any reasonable, out-of-pocket expenses incurred by them and, to the extent not paid by Sun or a Retained Subsidiary, pay to E&Y directly its fees and expenses in respect of (x) E&Y’s conducting of such SAS 100 review and (y) E&Y’s audit of the Audited Combined Historical Financial Statements and the 2005 Audited Financial Statements.
          (c) Unless the Closing Date is December 31, 2005, Sun shall use reasonable best efforts to deliver on or before the date that is thirty (30) days after the Closing Date (and shall in any event deliver on or before the date that is forty-four (44) days after the Closing Date) to Horizon OP, an unaudited combined balance sheet of the Acquired Business at the Closing Date and unaudited combined statements of operations and cash flows of the Acquired Business for the period beginning on September 1, 2005 (or, if the Closing Date is after December 31, 2005, January 1, 2006) and ending on the Closing Date and the year-to-date period then ending, together with all related notes and schedules thereto (the “Unaudited Stub Period Financial Statements”).
          (d) If the Closing Date is on or after December 31, 2005, Sun shall use reasonable best efforts to deliver on or before February 28, 2006 (and shall in any event deliver on or before March 14, 2006) to Horizon OP (whether or not the Closing occurs prior to, on or after March 14, 2006), an audited combined balance sheet of the Acquired Business at December 31, 2005 and audited combined statements of operations and cash flows of the Acquired Business for the year ending December 31, 2005 (the “2005 Audited Financial Statements”), together with a report without qualification or exception of E&Y with respect thereto.

          (e) If the Closing Date is on or after (i) February 28, 2006, Sun shall use reasonable best efforts to deliver on or before March 30, 2006 (and shall in any event deliver on or before April 14, 2006) to Horizon OP, an unaudited comparative combined balance sheet of the Acquired Business at February 28, 2006 and unaudited comparative combined statements of operations and cash flows of the Acquired Business for the two-month period ending on February 28, 2006 (including for the comparable period for the prior year), together with all related notes and schedules thereto (the “Unaudited First Quarter 2006 Interim Financial Statements”) and (ii) May 31, 2006, Sun shall use reasonable best efforts to deliver on or before June 30, 2006 (and shall in any event deliver on or before July 15, 2006) to Horizon OP an unaudited comparative combined balance sheet of the Acquired Business at May 31, 2006 and unaudited comparative combined statements of operations and cash flows of the Acquired Business for the three-month period ending on May 31, 2006 (including for the comparable period for the prior year), together with all related notes and schedules thereto (the “Unaudited Second Quarter 2006 Interim Financial Statements” and, together with the Unaudited First Quarter 2006 Interim Financial Statements (the “Unaudited 2006 Interim Financial Statements” and, together with the Unaudited 2005 Interim Financial Statements, the “Unaudited Combined Interim Financial Statements”).
     Section 6.8 Non-Assignment.
          (a) Notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at Closing any Acquired Asset, including any Acquired Entity, Permit, Contract or any claim or right or any benefit arising thereunder or resulting therefrom, as to which consent or approval to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof (including consents and approvals of Governmental Entities) is required but has not been obtained as of the Closing Date unless and until such consent, approval or amendment is no longer required or has been obtained. Each of the parties hereto shall use, and cause each of their respective Subsidiaries to use, reasonable best efforts to obtain any such consent, approval or amendment, including after the Closing Date. Upon obtaining any such consent, approval or amendment after the Closing, such consent, approval or amendment to be in a form reasonably satisfactory to Horizon OP, the Horizon Parties and Sun shall cause any applicable Acquired Asset to be transferred to Horizon OP or one or more Horizon Subsidiaries (as designated by Horizon OP and permitted by such consent, approval or amendment) on the terms that would have applied to such transfer had it occurred in the transactions as contemplated by this Agreement or the Horizon Transactions.
          (b) Subject to Section 6.21, in the event and to the extent that the parties hereto are unable to obtain any such required consent, approval or amendment to transfer, license, sublicense, lease, sublease, convey or assign any Acquired Asset to Horizon OP or one or more Horizon Subsidiaries (as designated by Horizon OP), the parties hereto shall cooperate to agree to a mutually agreeable arrangement under which Horizon OP or one or more Horizon Subsidiaries (as designated by Horizon OP) shall obtain the economic claims, rights and benefits under the Acquired Asset, in the manner set forth below, with respect to which such consent, approval or amendment has not been obtained in accordance with this Agreement. Notwithstanding any failure of the parties hereto to agree to such a mutually agreeable arrangement, Sun shall, and shall cause the Retained Subsidiaries to (i) continue to hold, and to the extent required by the terms applicable to such Asset, operate the Asset, in the case of real or personal property, and to be bound thereby in the case of Contracts, (ii) cooperate in any reasonable and lawful arrangement proposed by Horizon OP to provide to Horizon OP or the designated Horizon Subsidiaries the benefits arising under any such Acquired Asset which were to arise out of its transfer pursuant to this Agreement, the structure of which is such that such Acquired Asset shall qualify as a real estate asset within the meaning of Section 856(c)(5)(B) of the Code (a “Qualifying Asset”) and the income derived therefrom shall qualify as income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”) (such transfer a “Qualified Transfer”), including accepting such reasonable and lawful direction as Horizon OP shall request of Sun and (iii) enforce at Horizon OP’s request, or allow Horizon OP and the Horizon Subsidiaries to enforce (in which case, solely for such purpose, Sun shall constitute and appoint Horizon OP or the subject Horizon Subsidiaries as its true and lawful attorney-in-fact), any rights of Sun and the Retained Subsidiaries as to such Acquired Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of Horizon OP). Sun shall, and shall cause the Retained Subsidiaries to, without further consideration therefor, and without right of set-off (except for actually incurred costs and expenses to the extent Horizon OP is responsible therefor under this Section 6.8), pay and remit to Horizon OP promptly all monies, rights and other considerations received in respect of such Qualifying Asset, net of any costs and expenses incurred by Sun and the Retained Subsidiaries in connection with such Qualifying Asset to the extent such costs and expenses would have been borne by Horizon OP if such Qualifying Asset had been properly transferred to Horizon OP pursuant to Article 2 at the Closing. For the avoidance of doubt, unless an arrangement under this Section 6.8(b) shall in its entirety constitute a Qualified Transfer, no such arrangement shall be established or be deemed to have been given effect in whole or in part.
          (c) To the extent that Horizon OP or the Horizon Subsidiaries are provided the benefits of any Acquired Asset pursuant to Section 6.8(b), Horizon OP or such Horizon Subsidiary shall, subject to Section 6.8(h), (i) be responsible for the Assumed Liabilities, if any, arising under or related to such Acquired Asset, (ii) perform for the benefit of the counterparty or counterparties thereto, the obligations of Sun or the Retained Subsidiary, as the case may be, thereunder or in connection therewith, but only to the extent (x) that such performance by Horizon OP or the Horizon Subsidiaries would not result in any default thereunder or in connection therewith and (y) such performance pertains to the Acquired Business and the benefits provided to Horizon OP or the Horizon Subsidiaries in the Qualified Transfer; provided, however, that if Horizon OP or the Horizon Subsidiaries shall fail to perform to the extent required herein and such failure continues for ten (10) business days following notice thereof to Horizon OP, Sun and the Retained Subsidiaries shall thereafter cease to be obligated under this Section 6.8 to maintain the Qualified Transfer which is the subject of such failure to perform unless and until such situation is remedied and (iii) reimburse Sun for, and hold it harmless from, all Liabilities (not already used to set-off monies, rights or other consideration paid to Horizon OP or a Horizon Subsidiary pursuant to Section 6.8(b)) incurred or asserted as a result of any actions (or omissions to act) of Sun or any Retained Subsidiary taken at the direction of, and in all material respects in the manner prescribed by, Horizon OP or any of its Subsidiaries pursuant to Section 6.8(b), in each case in clause (i), (ii) or (iii) only to the extent such Liabilities would have been borne by Horizon OP if such Acquired Asset had been properly transferred to Horizon OP pursuant to Article 2 at the Closing.

          (d) If any consent, approval or amendment is required to assign, license, sublicense, lease, sublease, convey or transfer any Excluded Asset from any Acquired Entity to Sun or any Retained Subsidiary, Sun shall use, and cause each of the Sun Subsidiaries to use, reasonable best efforts to obtain any such consent, approval or amendment, including after the Closing Date. The Horizon Parties, at Sun’s expense, shall cooperate with Sun and the Sun Subsidiaries in obtaining any such consent, approval or amendment. Upon obtaining any such consent, approval or amendment after the Closing, the Horizon Parties and Sun shall cause any applicable Excluded Asset to be transferred to Sun, or a Retained Subsidiary designated by Sun in writing, without further consideration therefor.
          (e) Subject to Section 6.21, in the event and to the extent that Sun is unable to obtain any such required consent, approval or amendment required in order for an Acquired Entity to transfer, license, sublicense, lease, sublease, convey or assign any Excluded Asset to Sun or one or more of the Retained Subsidiaries, the parties hereto shall cooperate to agree to a mutually agreeable arrangement under which Sun or one or more Sun Subsidiaries shall obtain the economic claims, rights and benefits under the Excluded Asset, in the manner set forth below, with respect to which such consent, approval or amendment has not been obtained in accordance with this Agreement. Notwithstanding any failure of the parties hereto to agree to such a mutually agreeable arrangement, but subject to Section 7.2(e)(i), Horizon OP shall, and shall cause the Acquired Entities, from and after the Closing, to (i) continue to hold and to be bound thereby, in the case of Contracts, (ii) cooperate in any reasonable and lawful arrangement proposed by Sun to provide to Sun or the Sun Subsidiaries the benefits arising under any such Excluded Asset, including accepting such reasonable and lawful direction as Sun shall request of Horizon OP and (iii) enforce at Sun’s request, or allow Sun and its Affiliates to enforce, any rights of the applicable Acquired Entity under any such Excluded Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of Sun). Any incremental Taxes payable with respect to an Excluded Asset by any taxable REIT subsidiary to which such Excluded Asset has been transferred, including all Taxes payable on any payments received under this Section 6.8(e) and all Taxes payable on the distribution or transfer of, if any, such Excluded Asset out of such taxable REIT subsidiary and the expenses of the transfer of such Excluded Asset to such taxable REIT subsidiary shall be borne by Sun. The reasonable costs and expenses (including reasonable professional fees and expenses) incurred by Horizon OP or the Horizon Subsidiaries (including the Acquired Entities) at Sun’s request, or incurred by Sun or the Retained Subsidiaries, in each case with respect to any of the actions contemplated under clause (iii) above, shall be borne solely by Sun. Horizon OP shall, and shall cause the Acquired Entities to, without further consideration therefor, remit to Sun promptly all monies, rights and other considerations received in respect of such Excluded Asset, net of any costs and expenses incurred by Horizon or any Horizon Subsidiaries in connection with such Excluded Asset. The parties hereto agree for tax purposes to report the actual transfer of such Assets to Sun or one or more of the Retained Subsidiaries on the Closing Date.
          (f) In the case of an Asset described in Section 6.8(e), Sun shall, and shall cause its Retained Subsidiaries to, perform for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of Horizon OP or its relevant Affiliate, as the case may be, thereunder or in connection therewith.

          (g) In the event that Sun cannot convey, transfer, assign or deliver, directly or indirectly, as contemplated by this Agreement, any Excluded Asset at Closing by reason of the failure or inability to obtain a required consent, approval or amendment, and, at any time thereafter, Horizon OP, in its good faith judgment, after consultation with its outside tax counsel, determines that the Excluded Asset or the income generated by such Excluded Asset would reasonably be expected to cause a significant risk that Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code, then Horizon OP and the Horizon Subsidiaries (including the Acquired Entities) shall no longer have any obligation with respect to such Excluded Asset, except pursuant to this Section 6.8(g). Without limiting the foregoing, if, in the good faith judgment of Horizon OP, after consultation with its outside tax counsel, the holding of such Excluded Asset by the applicable Horizon Subsidiary would not reasonably be expected to cause a significant risk that Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code, in such event, Horizon OP shall give prompt notice to Sun thereof and continue to allow Sun to use its reasonable best efforts to obtain such required consent, approval or amendment in accordance with Section 6.8(d) until the date that is ten (10) business days after such notice is delivered to Sun. In the event Sun fails to obtain such required consent, approval or amendment prior to such date, Horizon OP shall thereafter cause the applicable Horizon Subsidiary to, at Sun’s election, (i) use commercially reasonably efforts to transfer such Excluded Asset to Sun, or a Retained Subsidiary designated by Sun in writing, without further consideration therefor (unless, in the good faith judgment of Horizon OP, after consultation with its outside tax counsel, the transfer of such Excluded Asset would reasonably be expected to cause a significant risk that Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code, in which case this clause (i) may not be elected by Sun), (ii) in the event that, in the good faith judgment of Horizon OP, the transfer of such Excluded Asset by the Acquired Entity that holds such Excluded Asset to a taxable REIT subsidiary of Horizon, and the holding of such Excluded Asset by such taxable REIT subsidiary, would not reasonably be expected to cause a significant risk that Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code, use commercially reasonable efforts to cause such Excluded Asset to be transferred to such taxable REIT subsidiary, or (iii) use commercially reasonable efforts (A) to sell such Excluded Asset to one or more third parties in one or more arms-length transactions and (B) taking into account all potential Losses to Horizon OP described in clause (i), to maximize the net proceeds of any such sale. In the event Sun elects clause (i) of the immediately preceding sentence, Sun shall indemnify the Purchaser Indemnified Parties for any Losses arising out of Third Party Claims (as such term is defined in the Indemnification Agreement) with respect to the transfer of such Excluded Asset to Sun. Horizon OP shall cause the applicable Horizon Subsidiaries to remit to Sun the net proceeds of any such sale, after setting off all costs, expenses and other Losses (as such term is defined in the Indemnification Agreement) of Horizon OP and the applicable Horizon Subsidiaries in connection with such transactions. Upon receipt by Sun of such payment in full, neither Sun nor Horizon OP nor any Horizon Subsidiary shall have any further obligation under this Section 6.8(g) with respect to such Excluded Asset.
          (h) Notwithstanding anything to the contrary in this Agreement, Sun shall indemnify the Purchaser Indemnified Parties for any Losses arising out of (i) any gross negligence or willful misconduct by Sun or a Retained Subsidiary in connection with this Section

6.8, and any arrangements pursuant thereto, (ii) any claim by a third party that there had occurred any default or breach (or alleged default or breach) by Sun or Horizon OP or any of their respective Subsidiaries to the extent it arises by reason of the fact that (in accordance with Section 6.8) (A) in the case of an Acquired Asset, Horizon OP or one of its Subsidiaries, rather than Sun or one of its Subsidiaries, is, or has been, performing Sun’s or its Subsidiary’s obligations under, or obtaining Sun’s or its Subsidiaries’ benefits under, an Acquired Asset that has not been assigned, licensed, sublicensed, leased, subleased, conveyed or transferred to Horizon OP or one of its Subsidiaries, but excluding from the foregoing any default or breach (or alleged default or breach) to the extent related to any defect in the performance by Horizon OP or its Subsidiary itself or (B) in the case of an Excluded Asset, Sun or one of its Subsidiaries, rather than Horizon or one of its Subsidiaries, is performing Horizon OP’s or its Subsidiary’s obligations under, or obtaining Horizon OP’s or its Subsidiaries’ benefits under, an Excluded Asset that has not been assigned, licensed, sublicensed, leased, subleased, conveyed or transferred, as applicable, to Sun or one of its Subsidiaries or (iii) except to the extent arising out of any gross negligence or willful misconduct by Horizon OP or its Affiliates, and subject (in the case of an Acquired Asset) to Section 6.8(c), any arrangements or actions contemplated by this Section 6.8.
          (i) Nothing in this Section 6.8 shall (i) be deemed to constitute an agreement to exclude from the transactions contemplated by this Agreement and the Local Purchase Agreements or the Horizon Transactions any Acquired Asset, or any claim, right or benefit arising hereunder or thereunder, (ii) be deemed to constitute an agreement to include in the transactions contemplated by this Agreement and the Local Purchase Agreements or the Horizon Transactions any Excluded Asset, or any claim, right or benefit arising hereunder or thereunder, (iii) qualify the obligations of the parties hereto to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions or (iv) obligate the parties hereto to consummate the Closing Transactions unless the conditions to their respective obligations set forth in Article 7 have been satisfied or waived.
          (j) Nothing in this Section 6.8 shall permit or require any act, omission or arrangement which, in the reasonable determination of Horizon, could adversely affect the REIT status of Horizon or, after the Closing, W&S Seattle Corp., W&S Denver Corp., SHC or any Horizon Foreign Currency REIT.
     Section 6.9 Public Announcements. The parties hereto shall use commercially reasonable efforts to develop, and shall cooperate with respect to, a joint communications plan with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Without limiting the foregoing, (i) the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Ancillary Agreements will be in the form agreed to by the parties hereto prior to the execution of this Agreement and (ii) the Horizon Parties, on the one hand, and the Sun Parties, on the other hand, will consult with Sun and Horizon OP, respectively, before issuing, and provide Sun and Horizon OP, respectively, reasonable opportunity to review and comment upon, any press release or other material written public statement, including any press release or other written public statement which addresses in any manner the transactions contemplated by this Agreement and the Ancillary Agreements, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
     Section 6.10 Listing. Horizon shall use reasonable best efforts to cause the Horizon Common Stock to be issued in the Closing Transactions to be approved for listing on the NYSE, subject to official notice of issuance, prior to the REIT Merger Effective Time.
     Section 6.11 Reserved.
     Section 6.12 Comfort Letters.
          (a) If requested by Sun, Horizon shall use commercially reasonable efforts to cause to be delivered to Sun and Trust comfort letters of KPMG LLP (“KPMG”), Horizon’s independent public accountants, dated approximately the date on which the Form S-4 shall become effective and as of the Closing Date, and addressed to Sun and Trust, in form reasonably satisfactory to Sun and Trust and customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.
          (b) If requested by Horizon, Sun shall use commercially reasonable efforts to cause to be delivered to Horizon comfort letters of E&Y, Sun’s and Trust’s independent public accountants, dated approximately the date on which the Form S-4 shall become effective and as of the Closing Date, and addressed to Horizon, in form reasonably satisfactory to Horizon and customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.
     Section 6.13 Cooperation with Financing. The Sun Parties shall, and shall cause their Subsidiaries to, reasonably cooperate with the Horizon Parties and their Representatives, and shall use commercially reasonable efforts to cause their respective Representatives, including the independent accounting firm(s) retained by the Sun Parties, to cooperate with the Horizon Parties and their Representatives, in connection with efforts to obtain high yield bond financing and any other debt and equity financings and related arrangements (“Financings”) undertaken by the Horizon Parties or their Subsidiaries, in connection with the Closing Transactions, including in connection with the review of written offering materials used to complete such Financings and materials for rating agency presentations, to the extent information contained therein relates to the Sun Parties, including to any Assets, Liabilities, or operations of the Acquired Entities. Without limiting the foregoing, the Sun Parties shall: (i) use commercially reasonable efforts to provide the Horizon Parties and their Representatives with historical, comparative and pro forma financial information and data, projections, and other information and data reasonably requested in connection with such Financings; (ii) cause appropriate Representatives of the Sun Parties to (x) be available to answer questions in due diligence sessions customarily involved in Financing efforts and (y) assist in reviewing offering materials and other documents prepared by the Horizon Parties and their Representatives as may be reasonably requested in connection with such Financings; provided that, the foregoing activities would not unreasonably interfere with the performance of such Sun Representatives’ duties in connection with the Acquired Business or the Retained Sun Business; and (iii) use commercially reasonable efforts (including by delivering customary representation letters and certificates) to obtain accountants’ comfort letters and consents as reasonably requested by Horizon OP; provided that, in the case of any of clauses (i)-(iii) above, Horizon OP shall reimburse Sun for any out-of-pocket expenses incurred by the Sun Parties and their Subsidiaries in connection with their compliance with this Section 6.13. The obligations of the Sun Parties under this Section 6.13 shall be subject to the Horizon Parties first entering into the Financing Indemnification Agreement.
     Section 6.14 Auditor’s Consent and Cooperation.
          (a) The Sun Parties shall use commercially reasonable efforts to cause E&Y to deliver to Horizon a duly executed letter in which E&Y: (i) acknowledges that it understands that Horizon and one or more of its Subsidiaries intend to include the Audited Combined Historical Financial Statements, certain Unaudited Combined Interim Financial Statements and, if applicable, the 2005 Audited Financial Statements in statements and reports required pursuant to the Securities Act and the Exchange Act to be filed by Horizon and Horizon OP and their respective successors from time to time with the SEC (“SEC Filings”); (ii) subject to E&Y’s usual procedures and professional standards and after being given reasonable opportunity to review such SEC Filings and documents incorporated by reference therein at Horizon’s sole cost and expense, agrees that it shall consent to the references in such SEC Filings to E&Y as experts and the inclusion of any of its audit reports on the Audited Combined Historical Financial Statements and, if applicable, the 2005 Audited Financial Statements in any SEC Filing, until such financial statements and consents are no longer required to be included in such SEC Filing by the Securities Act or the Exchange Act; and (iii) acknowledges that Horizon will be providing the Audited Combined Historical Financial Statements, certain Unaudited Combined Interim Financial Statements and, if applicable, the 2005 Audited Financial Statements to potential lenders for the transactions contemplated hereby and will be including such financial statements in the offering materials used in connection with a private or exempt offering under the Securities Act. The Sun Parties shall use commercially reasonable efforts to cause E&Y, including by providing customary representation letters and other customary documents and instruments, subject to E&Y’s usual procedures and professional standards and E&Y being given reasonable opportunity to review such SEC Filings or offering documents and documents incorporated by reference therein at Horizon’s sole cost and expense, (A) to consent to the inclusion of any of its audit reports on the Audited Combined Historical Financial Statements and, if applicable, the 2005 Audited Financial Statements in any SEC Filing (and to the references therein to E&Y as experts) and (B) to issue customary comfort letters (concerning matters which are the subject of the Audited Combined Historical Financial Statements, the Unaudited Combined Interim Financial Statements or, if applicable, the 2005 Audited Financial Statements) that may be required in connection with any offering of debt or equity securities by Horizon or any of its Subsidiaries or their respective successors.
          (b) If E&Y fails, for any reason whatsoever, to consent to the inclusion of any such audit reports on the Audited Combined Historical Financial Statements or, if applicable, the 2005 Audited Financial Statements in any SEC Filing (and to the references therein to E&Y as experts) or to provide such comfort letters, Sun shall, and shall cause each of its Subsidiaries to, (i) provide Horizon’s independent accountants reasonable access to its books and records and personnel reasonably required in order to audit the Audited Combined Historical Financial Statements and, if applicable, 2005 Audited Financial Statements and to conduct a SAS 100 review of the Unaudited Combined Interim Financial Statements so that Horizon may expeditiously cause any or all of such financial statements to be reaudited, again reviewed or to be so confirmed by “comfort” letters as the case may be, (ii) use commercially reasonable efforts to cause E&Y to cooperate with the auditors engaged by Horizon to conduct such audit or review and (iii) provide customary representation letters and other customary documents and instruments; provided, however, that the foregoing shall be subject to Horizon’s auditors agreeing not to disclose to Horizon any of the Sun information made available to such auditors that is not directly related to the Acquired Business or the Acquired Assets. Sun acknowledges that if E&Y fails to consent to the inclusion of any such audit reports in any SEC Filing (and to the references therein to E&Y as experts) or to provide such comfort letters, and Horizon or any of its successors is denied in any manner whatsoever the access provided for in this Section 6.14, Horizon and its successors (if any) will suffer irreparable injury and damage. Therefore, Sun agrees that, if Horizon or its successors is denied access provided for in this Section 6.14 in any manner whatsoever, Horizon and its Affiliates and their respective successors (if any) will be entitled, without posting of bond, to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent the breach of and to secure the enforcement of this Section 6.14.
          (c) Horizon OP shall reimburse Sun for any reasonable out-of-pocket expenses incurred by the Sun Parties and their Subsidiaries in connection with their compliance with this Section 6.14.
     Section 6.15 Ground Lease Estoppel Certificates. Sun shall use commercially reasonable efforts to cooperate with Horizon OP in Horizon OP’s efforts to obtain from the applicable landlord under each Ground Lease a ground lease estoppel certificate relating to each such Ground Lease, in a form reasonably acceptable to Horizon OP.
     Section 6.16 Ancillary Agreements. At or prior to the Closing, each Sun Party and Horizon Party shall, and shall cause their applicable Affiliates to, as the case may be, execute and deliver to the other parties thereto each of the following, to the extent contemplated thereby to be a party: (i) a registration rights agreement, in all material respects in the form of Exhibit G (the “Registration Rights Agreement”); (ii) a right of first offer agreement in all material respects in the form of Exhibit H (the “Right of First Offer Agreement”); (iii) an indemnification agreement in all material respects in the form of Exhibit I (the “Indemnification Agreement”); (iv) (a) a separate sublease agreement for each applicable Acquired Hotel in all material respects consistent with the terms set forth on Exhibit J (the “Sublease Agreement”) and (b) a separate lease agreement for each applicable Acquired Hotel in all material respects consistent with the terms set forth in Exhibit K (the “Lease Agreement”); (v) a Master Reserve Fund agreement in all material respects in the form of Exhibit L (the “Master Reserve Fund Agreement”); (vi) a separate operating agreement for each applicable Acquired Hotel in all material respects in the form of Exhibit M, subject to the deviation schedule attached hereto as Schedule 6.16(vi) (the “Operating Agreement”); (vii) a separate license agreement for each applicable Acquired Hotel in all material respects in the form of Exhibit N, subject to the deviation schedule attached hereto as Schedule 6.16(vii) (the “License Agreement”); (viii) a working capital concentration account agreement in all material respects in the form of Exhibit O (the “Working Capital Concentration Account Agreement”); (ix) a compensating balance agreement in all material respects in the form of Exhibit P (the “Compensating Balance Agreement”); (x) a termination upon sale agreement in all material respects in the form of Exhibit Q (the “Termination Upon Sale

Agreement”); (xi) a tax sharing and indemnification agreement in all material respects in the form of Exhibit R (the “Tax Sharing and Indemnification Agreement”); (xii) a financing cooperation and indemnification agreement in all material respects in the form of Exhibit S (the “Financing Indemnification Agreement”); (xiii) a corporate-level amendment to the Operating Agreements and the License Agreements in all material respects in the form of Exhibit T (the “Corporate-Level Agreement”); (xiv) a growth plan agreement in all material respects in the form of Exhibit U (the “Growth Plan Agreement”); and (xv) the Local Purchase Agreements. The Registration Rights Agreement, the Right of First Offer Agreement, the Indemnification Agreement, the Sublease Agreements, the Lease Agreements, the Master Reserve Fund Agreement, the Operating Agreements, the License Agreements, the Working Capital Concentration Account Agreement, the Compensating Balance Agreement, the Termination Upon Sale Agreement, the Tax Sharing and Indemnification Agreement, the Financing Indemnification Agreement, the Corporate Level Agreement, the Growth Plan Agreement, the Assumption Agreement and the Local Purchase Agreements collectively, are referred to in this Agreement as the “Ancillary Agreements”.
     Section 6.17 [Intentionally Omitted].
     Section 6.18 Deferral Triggers; Deferred Assets.
          (a) With respect to any Acquired Hotel or Acquired Entity, a “Deferral Trigger” shall be deemed to have occurred if any of the following circumstances, events, occurrences, changes or effects has occurred and is continuing at or prior to the Closing:
     (i) after the date of the the Horizon Stockholders Meeting, any consent, approval or authorization of any Governmental Entity or other third party required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions and set forth on Schedule 6.18(a)(i) has not been obtained;
     (ii) in the case of an Acquired Hotel, any portion thereof has been damaged by fire or other casualty event and the cost of repair or restoration with respect to any one or more such casualties (without taking into consideration any insurance or third party proceeds which have been or may be received in connection with such casualties), individually or in the aggregate, exceed, or would reasonably be expected to exceed, (x) in the case of an Acquired Hotel, 25% of the applicable Acquired Hotel Agreed Amount or (y) in the case of an Acquired Entity, 25% of the aggregate Acquired Hotel Agreed Amounts of the Acquired Hotels held by such Acquired Entity;
     (iii) in the case of an Acquired Hotel, any condemnation events are commenced against any portion thereof and the economic impact (without taking into consideration any condemnation award or other proceeds) of any such condemnation events, individually or in the aggregate, exceed, or would reasonably be expected to exceed, (x) in the case of an Acquired Hotel, 25% of the applicable Acquired Hotel Agreed Amount or (y) in the case of an Acquired Entity, 25% of the aggregate Acquired Hotel Agreed Amounts of the Acquired Hotels held by such Acquired Entity;

     (iv) (A) (1) after the date of the Horizon Stockholders Meeting, any consent, approval or authorization of any Governmental Entity or other third party required in connection with the transactions contemplated by this Agreement or the Horizon Transactions has not been obtained or (2) the condition set forth in Section 7.2(a) would not be satisfied with respect to breaches, inaccuracies or failures to be true of representations or warranties set forth in Section 3.1(a) (Organization, Standing and Power), 3.2 (Capital Structure), 3.4 (Authority; Noncontravention; Consents), 3.6 (Absence of Changes), 3.7 (Litigation), 3.8 (Properties) (but only subsections (a), (b) and (e) thereof), 3.9 (Environmental Matters), 3.16 (Compliance with Laws; Permits), 3.17 (Contracts) (but only with respect to clauses (v), (vi) and (xii) of Section 3.17(a) and Section 3.17(b) as it relates to those clauses) or 3.19 (Assets) (in each case, disregarding all qualifications and exceptions contained in Section 7.2(a), itself, relating to materiality, Sun Material Adverse Effect, Sun Material Impairment or specified numerical threshold and continuing to disregard the qualifications and exceptions set forth in Article 3 that are disregarded by Section 7.2(a)) and (B) the economic impact (without taking into account any indemnification, insurance or third party proceeds) of any state of facts, change, development, effect, condition or occurrence set forth in Section 6.18(a)(iv)(A), individually or in the aggregate, exceeds, or would reasonably be expected to exceed, (x) in the case of an Acquired Hotel, 25% of the applicable Acquired Hotel Agreed Amount or (y) in the case of an Acquired Entity, 25% of the aggregate Acquired Hotel Agreed Amounts of the Acquired Hotels held by such Acquired Entity; provided, however, that no state of facts, change, development, effect, condition or occurrence associated with any breach, inaccuracy or failure to be true of any representation or warranty set forth in Section 3.4 (other than clause (a)), 3.6, 3.7, 3.8 (other than clauses (a), (b) or (e)), 3.9, 3.16, 3.17 or 3.19 (except to the extent also associated with any breach, inaccuracy or failure to be true of any representation or warranty set forth in Section 3.1(a), 3.2, 3.4(a) or Section 3.8(a), (b) or (e)) shall be taken into account in determining such economic impact if the economic impact relating thereto, together with the economic impact relating to any other matters arising out of the same, or any related, facts, events or circumstances, is less than $500,000 (or, with respect to breaches, inaccuracies or failures to be true of Section 3.19, $100,000), but, if such economic impact is $500,000 (or, as applicable $100,000) or more, then the entire economic impact shall be taken into account;
     (v) after the date of Horizon Stockholders Meeting, any Restructuring Parameter (within the meaning of Exhibit A) would not be satisfied in any material respect if such Acquired Hotel or Acquired Entity is included in, but would be satisfied if such Acquired Hotel or Acquired Entity were excluded from, the transactions contemplated by this Agreement;
     (vi) after the date of the Horizon Stockholders Meeting, Sun shall not have received a favorable ruling regarding the Tax treatment as set forth on Schedule 6.18(a)(vi) with respect to any one or more Acquired Hotels or Acquired Entities set forth on such Schedule;
     (vii) (A) after the date of the Horizon Stockholders Meeting, any Required Antitrust Approvals have not been obtained (or any required waiting periods in connection with the Required Antitrust Approvals have not expired or been terminated), (B) a temporary restraining order, preliminary or permanent injunction or other order has been issued by any court of competent jurisdiction which is then in effect making illegal or otherwise preventing, in material part, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions or (C) there has been any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions, by any Governmental Entity of competent jurisdiction that makes, in material part, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions illegal or prevents their consummation;
     (viii) on or after the date of the Horizon Stockholders Meeting, Horizon OP determines in good faith that (A) the sum of (1) in the case of any Acquired Hotel in Italy and Spain (or any applicable Acquired Entity), Horizon’s and the Horizon Subsidiaries’ share of any Transaction Costs included in clause (iii) of Section 8.3(b) in connection with the Sublease Agreements arising from the works council review and (2) the indemnification Liabilities payable by Horizon or any Horizon Subsidiary under Section 2.04(iii) of the Compensating Balance Agreement, if any, applicable to such Acquired Hotel or Acquired Entity would reasonably be expected to exceed (B) 10% of the EBITDA that would (but for the costs and Liabilities described in clause (A) above) otherwise be received by Horizon and the Horizon Subsidiaries with respect to such Acquired Hotel or Acquired Entity during the twelve months immediately following Closing; or
     (ix) on the date on which the conditions set forth in Sections 7.1 and 7.2 (other than (x) those conditions that, by their terms, are to be satisfied on the Closing Date and (y) Section 7.2 with respect to the Restructuring Parameters that are contemplated by the Restructuring Plan to be satisfied, or the Sun Restructuring Steps or the Closing Restructuring Steps that are required to be completed by the Restructuring Plan, on or promptly before the Closing Date) have been satisfied or waived, if any Horizon Deferral Trigger exists with respect to one or more of the Acquired Hotels identified as the “Westin Europa & Regina”, the “Westin Palace Madrid” and the “Westin Palace Milan” on Schedule 10.1(d) (collectively, the “Primary International Hotels”) or one or more Acquired Entities in which a Primary International Hotel is held, then a Horizon Deferral Trigger shall be deemed to exist with respect to all Acquired Hotels located outside the United States, Canada and Poland (the “Deferred International Hotels”) and each of the Acquired Entities in which one or more Deferred International Hotels is held. Notwithstanding anything to the contrary contained in this Agreement, the Horizon Deferral Trigger under this Section 6.18(a)(ix) shall be deemed to exist with respect to each Deferred International Hotel at any time, and from time to time, thereafter that any other Horizon Deferral Trigger (under any other provision of Section 6.18(a)) exists with respect to one or more Primary International Hotels.
     Nothwithstanding anything to the contrary in this Section 6.18, if a Deferral Trigger shall be deemed to have occurred with respect either of the Acquired Hotels identified as the

“Sheraton Royal Denarau Resort” or “Sheraton Fiji Resort” on Schedule 10.1(d), a Deferral Trigger shall be deemed to have occurred with respect to both such Acquired Hotels.
          (b) Without limiting the Sun Parties’ or the Horizon Parties’ obligations under this Agreement, including under Section 6.3, upon receiving any Knowledge or other notice of the existence of any Deferral Trigger, (i) Sun or Horizon OP, as applicable, shall promptly give notice to Horizon OP or Sun, as applicable, of the existence of such Deferral Trigger and (ii) the Sun Parties, or the Sun Parties and the Horizon Parties, in the case of a Deferral Trigger referred to in Section 6.18(a)(i), Section 6.18(a)(iv)(A)(1) or Section 6.18(a)(vii), shall use reasonable best efforts to cause such Deferral Trigger to be cured prior to the Closing Date; provided that, the Sun Parties shall not be required to use reasonable best efforts to cure any Deferral Trigger arising from a casualty event or condemnation event.
          (c) From time to time prior to the Closing, (A) in the event that one or more of the Deferral Triggers described in clause (i), (ii), (iii), (iv), (v), (vii), (viii) or (ix) of Section 6.18(a) (the “Horizon Deferral Triggers”) has occurred with respect to any one or more Acquired Hotels or Acquired Entities, Horizon OP may elect, in its sole discretion, and (B) in the event that one or more of the Deferral Triggers described in clause (i), (vi) or (vii) of Section 6.18(a) (the “Sun Deferral Triggers”) has occurred with respect to any one or more Acquired Hotels or Acquired Entities, Sun may elect, in its sole discretion, to exclude (subject to Section 6.18(f)) any one or more of such Acquired Hotels or Acquired Entities, as applicable, from the transactions contemplated by this Agreement and the Ancillary Agreements; provided that, (I) any such election must be made by written notice from a Sun Party to Horizon OP, or from a Horizon Party to Sun, as applicable, (II) such notice must identify the Acquired Hotels and Acquired Entities to be excluded and (III) subject to Section 6.18(d), the exclusion of the Acquired Hotels and Acquired Entities identified in any such notice will be effective on the earlier of (1) the Closing Date and (2) the later of (x) the date that is twenty (20) business days after such notice is delivered to Sun or Horizon OP, as applicable, and (y) the date set forth in such notice as the effective date of such exclusion; provided, further, that no Acquired Hotel or Acquired Entity will be excluded pursuant to any such notice if all of the Horizon Deferral Triggers, in the case of a notice delivered by a Horizon Party, or all of the Sun Deferral Triggers, in the case of a notice delivered by a Sun Party, identified in such notice as relating to such Acquired Hotel or Acquired Entity have been cured prior to the date on which such exclusion otherwise would have been effective pursuant to this Section 6.18(c). In any event in which (i) Horizon OP makes an election with respect to an alleged Horizon Deferral Trigger or Sun makes an election with respect to an alleged Sun Deferral Trigger and (ii) within five (5) business days of receiving notice of such Deferral Trigger, Sun or Horizon OP, as applicable, delivers written notice to the other party claiming that such a Deferral Trigger has not occurred or is not continuing, the parties hereto shall cooperate to reach an agreement with respect thereto and, if no such agreement is reached, the dispute shall be submitted to, and resolved exclusively pursuant to, arbitration in accordance with the Comprehensive Arbitration Rules and Procedures (the “Rules”) of Judicial Arbitration and Mediation Services, Inc. (“JAMS”). This clause shall not preclude the parties hereto from seeking equitable or provisional remedies in aid of arbitration or to preserve the status quo from a court of competent jurisdiction, pending a decision by the arbitrator. All arbitration shall take place in the County of Montgomery, State of Maryland, with one mutually acceptable arbitrator experienced in the hotel industry presiding at such arbitration proceeding. If after ten (10) business days the parties cannot agree on an acceptable arbitrator, then JAMS shall appoint an arbitrator in accordance with the Rules. The arbitrator shall render a written decision stating reasons therefor in reasonable detail within 30 days after being appointed. Decisions pursuant to such arbitration shall be final, conclusive and binding on the parties hereto for purposes of this Section 6.18. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter and the party against whom enforcement is sought. The fees and expenses of such arbitration (including the fees of the arbitrator and reasonable attorneys’ fees, costs and expenses) and of any action to enforce an arbitration award shall be paid by the party that does not prevail in such arbitration, and may be assessed in the arbitration award or the judgment entered on such award, as the case may be. The parties hereto expressly waive all rights whatsoever to file an appeal in the arbitration forum against any award by the arbitrator hereunder; provided, however, that the foregoing shall not limit the rights of either party to bring a judicial proceeding in any applicable jurisdiction to confirm, enforce or enter judgment upon such award or to vacate, modify or correct the award. Except as necessary in judicial proceedings involving this arbitration provision or an award rendered hereunder, or to obtain interim relief pending an award, or as reasonably determined by the disclosing party to be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties. Any disputed Deferral Trigger shall be deemed to have occurred and be continuing (which the parties hereto shall be deemed to have elected to exclude from the transactions contemplated by this Agreement and the Ancillary Agreements); provided that, such Deferral Trigger shall be deemed to be not continuing at such time, if ever, that (i) upon final conclusion of the arbitration referred to in this Section 6.18(c) with respect thereto, it is determined that no such Deferral Trigger is continuing or (ii) the parties hereto otherwise agree that such Deferral Trigger is not continuing.
          (d) With respect to each Acquired Hotel and Acquired Entity to be excluded pursuant to Section 6.18(c) (a “Deferred Asset”):
     (i) the Sun Parties shall cause such Deferred Asset to be transferred, prior to Closing, to a Retained Subsidiary in which no Acquired Entity has any direct or indirect Interest; provided that, the Sun Parties shall have the right to delay the Closing to the extent reasonably necessary to effect such transfer (such delay shall not exceed five (5) business days after the date on which the election is made to exclude such Deferred Asset from the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions); provided, further, that Sun will not be entitled to terminate this Agreement pursuant to Section 9.1(e) for a number of days following the Termination Date equal to the number of days by which the Closing was delayed pursuant to the immediately preceding proviso; and
     (ii) subject to Section 6.18(f), as of and subject to the Closing, such Deferred Asset shall be deemed to be an Excluded Asset or Retained Subsidiary, as applicable, and the representations, warranties, covenants and conditions in this Agreement and the Ancillary Agreements (other than Section 6.18(f) and, for the purposes of Section 6.18(f), the defined terms and Sections used or referenced therein), and any applicable Schedules, Exhibits or sections of any disclosure letter shall, as of and subject to the Closing, be modified accordingly with respect to such Deferred Asset.

          (e) The Cash Amount shall be reduced by the aggregate Acquired Hotel Agreed Amounts for all Deferred Assets; provided, however, that if the Acquired Hotel identified as the “Sheraton Centre Toronto Hotel” on Schedule 10.1(d) (or one or more Acquired Entities in which such Acquired Hotel is held) is a Deferred Asset, then the Cash Amount shall be reduced further by $5,600,000.
          (f) Post-Closing Actions.
     (i) Notwithstanding anything to the contrary in this Agreement, with respect to each Deferred Asset, Sun (or, in the case of a Deferral Trigger described in Section 6.18(a)(i), 6.18(a)(iv)(A)(1) or Section 6.18(a)(vii), Sun and Horizon) shall be required, whether before, on or after the Closing, until the applicable Post-Closing Deferral Deadline to use reasonable best efforts to cure each Deferral Trigger with respect to each Deferred Asset; provided that, Sun shall not be required to use reasonable best efforts to cure any Deferral Trigger arising from a casualty event or condemnation event.
     (ii) With respect to any Deferred Asset, in the event that all of the Sun Deferral Triggers, if any, applicable to such Deferred Asset have been cured (or there are otherwise no Sun Deferral Triggers then occurring), Horizon OP may elect to acquire such Deferred Asset by delivering to Sun, at any time, and from time to time, on or prior to the Post-Closing Deferral Deadline for such Deferred Asset, a written notice (the “Post-Closing Acquisition Notice”) setting forth the Deferred Asset to be acquired and the Horizon Subsidiary that will acquire such Deferred Asset; provided, however, that Horizon OP may not deliver a Post-Closing Acquisition Notice with respect to any Deferred International Hotel so long as the Horizon Deferral Trigger under Section 6.18(a)(ix) is continuing, unless such Post-Closing Acquisition Notice elects the acquisition of all the Deferred International Hotels not then subject to a Horizon Deferral Trigger (other than the Horizon Deferral Trigger under Section 6.18(a)(ix)) and at least one (1) of the Primary International Hotels. Horizon OP shall acquire such Deferred Asset on a business day agreed upon by Sun and Horizon which shall be no more than sixty (60) days after the date of such notice.
     (iii) With respect to any Deferred Asset, in the event that all of the Horizon Deferral Triggers, if any, applicable to such Deferred Asset have been cured (or there are otherwise no Horizon Deferral Triggers then occurring), Sun may elect to require Horizon OP (or a Horizon Subsidiary designated by Horizon OP) to acquire such Deferred Asset by delivering to Horizon OP, at any time, and from time to time, on or prior to the Post-Closing Deferral Deadline for such Deferred Asset, a written notice (the “Post-Closing Sale Notice” and together with the Post-Closing Acquisition Notice, the “Post-Closing Notices”) setting forth the Deferred Asset to be acquired. Horizon OP shall acquire such Deferred Asset on a business day agreed upon by Sun and Horizon which shall be no more than sixty (60) days after the date of such Post-Closing Sale Notice; provided that, Horizon OP’s obligations to acquire any Deferred Asset pursuant to this Section 6.18(f)(iii) shall be subject to the following conditions, any one or more of which may be waived by Horizon OP in its sole discretion: (A) no Horizon Deferral Trigger has occurred and is continuing with respect to such Deferred Asset (provided that, for purposes of this Section 6.18(f)(iii), all references to the Closing and the Closing Date included or referenced in the definition of “Deferral Trigger”, and in the other Sections of this Agreement that are incorporated or referenced therein, shall be deemed to refer to the applicable closing or applicable closing date, as the case may be, with respect to such Deferred Asset); (B) there shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has resulted in, or would be reasonably expected to result in, a Horizon Deferral Trigger with respect to such Deferred Asset; (C) Sun and Trust shall have complied in all material respects with the covenants set forth in Sections 5.1, 6.2, 6.19(c) and 6.19(d) with respect to such Deferred Asset until and including the applicable closing date; and (D) all lenders, trustees, agents and other applicable third parties with respect to any Specified Indebtedness associated with such Deferred Asset shall have provided all consents, waivers, approvals or other documents required for such Specified Indebtedness to be assumed, or remain in place at the applicable Acquired Entity, in connection with the acquisition of such Deferred Asset contemplated by this Section 6.18(f), in each case without resulting in any violation of or default (with or without notice or lapse of time, or both) under, or giving rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any material Specified Indebtedness.
     (iv) On the closing date set forth in any Post-Closing Notice (subject to the conditions set forth in clause (iii) of this Section 6.18(f)), (A) Sun shall, or shall cause its applicable Subsidiaries to, sell, convey, assign, transfer and deliver to Horizon OP or one or more Horizon Subsidiaries designated by Horizon OP, and Horizon OP or the applicable Horizon Subsidiaries shall purchase, acquire and accept from Sun or its applicable Subsidiaries, all right, title and interest of Sun and the Sun Subsidiaries in and to such Deferred Asset, (B) Sun or its applicable Subsidiaries, on the one hand, and Horizon OP or its applicable Subsidiaries, on the other hand, shall execute and deliver all Ancillary Agreements and other certificates, instruments and deliveries that would have been delivered at Closing if such Deferred Asset had been transferred on the Closing Date as an Acquired Hotel or Acquired Entity, as applicable, (C) without limiting the deliveries required by clause (B), Horizon OP or one or more Horizon Subsidiaries shall deliver or cause to be delivered, by wire transfer of immediately available funds to an account designated by Sun in writing at least five (5) business days prior to the applicable closing date, an amount equal to the sum of the Acquired Hotel Agreed Amounts (in each case as adjusted pursuant to clause (v) of this Section 6.18(f)) for the Deferred Assets (plus $5,600,000 in the event the Acquired Hotel identified as the “Sheraton Centre Toronto Hotel” on Schedule 10.1(d) (or the Acquired Entities in which such Acquired Hotel is held) is included in such Deferred Assets) being transferred to Horizon OP or its Subsidiaries at such closing and (D) from and after that closing, each Deferred Asset transferred to Horizon OP or its subsidiaries shall be deemed as of the Closing to have been an Acquired Hotel or an Acquired Entity, as applicable, and the representations, warranties, covenants and conditions in this Agreement and the Ancillary Agreements, and, with respect thereto, any applicable Schedules, Exhibits or sections of any disclosure letter shall be deemed to have reverted to their form prior to modification pursuant to Section 6.18(d)(ii).

     (v) For the purposes of clause (iv) of this Section 6.18(f), Sun and the Horizon Parties (including indirectly through the Acquired Entities and the Directly Acquired Assets Owners) shall receive debits and credits against the Acquired Hotel Agreed Amounts for the Deferred Assets in the manner set forth in Article 8 (other than with respect to Adjusted Indebtedness); provided that, notwithstanding anything to the contrary in Article 8, (A) the “Apportionment Time” with respect to any Deferred Asset, including for the purposes of Adjusted Indebtedness, shall be based on the applicable closing date under this Section 6.18(f), rather than the Closing Date and (B) the applicable Horizon Parties shall receive a credit in the amount of any Adjusted Indebtedness with respect to each Deferred Asset. All disputes with respect to adjustments with respect to any Deferred Assets shall be resolved in the manner set forth in Section 8.4; provided that, notwithstanding anything to the contrary in Article 8, the time periods set forth therein shall run from the applicable closing date under this Section 6.18 rather than the Closing Date.
          (g) In the event that one or more Acquired Hotels or Acquired Entities is designated a Deferred Asset pursuant to this Section 6.18, the Sun Parties shall use commercially reasonable efforts to provide Horizon OP as promptly as practicable with any revised financial statements or other financial information reasonably requested, from time to time, by Horizon OP with respect to the Acquired Business (excluding the Deferred Assets), including Audited Combined Historical Financial Statements, 2005 Audited Financial Statements and Unaudited Combined Interim Financial Statements. For the avoidance of doubt, (x) once such revised financial statements are delivered, the representations and warranties in Section 3.5, the covenants in Sections 6.3(b) and 6.14, and (y) the conditions in Section 7.2 shall apply to such revised financial statements in the same manner as such previously delivered financial statements.
     Section 6.19 Indebtedness.
          (a) Except as provided in Section 6.19(b), Sun shall use reasonable best efforts, and Horizon OP shall cooperate with Sun, to obtain, prior to the Closing, all consents, waivers, approvals or other documents from any lenders, trustees, agents and other applicable third parties that are required for the Specified Indebtedness to be assumed by Horizon OP, or remain in place at the applicable Acquired Entity.
          (b) The Sun Parties shall use commercially reasonable efforts, and Horizon OP and Sun shall cooperate with each other, to effect a consent solicitation seeking the consent described in Schedule 6.19(b), which consent shall be effective as of the Closing. Without limiting the foregoing, each of the Horizon Parties, on the one hand, and the Sun Parties, on the other hand, shall furnish all information about itself and its business and operations and all financial information to the other parties as may be required to be included in the consent solicitation materials to be circulated by the Sun Parties, or any prospectus, registration statement or other materials or documents to be circulated, or filed with the SEC by, the Horizon Parties. The Sun Parties shall afford Horizon OP a reasonable opportunity to review and comment on any applicable consent solicitation materials and shall, in good faith, take such comments into consideration. Each of Horizon, Sun and Trust promptly will notify the others if and to the extent that any information provided by it for use in any such materials or filings shall have become false or misleading in any material respect. Each of Horizon, Sun and Trust will cooperate with the others to take all steps reasonably necessary to amend or supplement such materials or filings, and, as applicable, to cause such materials or filings, as amended or supplemented, to be filed with the SEC and disseminated to the holders of SHC Indebtedness. Each of Horizon, Sun and Trust represents and warrants that the information provided by it for inclusion in such materials or filings, and each amendment or supplement thereto, at the time of mailing thereof (in the case of any consent solicitation materials or prospectus or similar documents) and at the time it becomes effective (in the case of any registration statement filed with the SEC) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, if the applicable consent described in this Section 6.19(b) is not obtained with respect to either tranche of SHC Indebtedness, or Horizon OP otherwise notifies Sun prior to the mailing of the consent solicitation materials that it elects to exclude the 2025 SHC Indebtedness, then such tranche of SHC Indebtedness will be deemed not to be Specified Indebtedness for any and all purposes of this Agreement, including Section 6.19(c) and the definition of Retained Liabilities in Section 10.1(mmm).
          (c) At or prior to the Closing (or, with respect to any Deferred Asset, prior to the earlier of (i) the applicable Post-Closing Deferral Deadline and (ii) the applicable closing date, if any, under Section 6.18(f)), the Sun Parties shall, at the sole expense of Sun, pay, or cause to be paid, in full and cause to be terminated (or assumed by a Person other than an Acquired Entity) all Indebtedness of the Acquired Entities, and shall cause to be removed all Encumbrances on any of the Acquired Assets securing such Indebtedness, other than Specified Indebtedness.
          (d) Prior to the Closing (or, with respect to any Deferred Asset, prior to the earlier of (i) the applicable Post-Closing Deferral Deadline and (ii) the applicable closing date, if any, under Section 6.18(f)), the Sun Parties shall (x) use reasonable best efforts to avoid any violation of or default (with or without notice or lapse of time, or both) under, or any circumstance, condition or event that would reasonably be expected to give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Specified Indebtedness and (y) upon obtaining Knowledge of any such violation, default or right, shall give prompt notice thereof to Horizon OP and shall cause such violation, default or right, and the circumstances, conditions or events giving rise to such violation, default or right, to be cured or prevented, as applicable.
     Section 6.20 Interest Total Certificate. Promptly following the close of business on the business day immediately preceding the Closing Date, Sun shall deliver to Horizon OP a certificate signed on behalf of Sun by the chief executive officer or chief financial officer of Sun, in such capacity, to the effect that (i) the number of Class B Shares set forth on such certificate will represent the precise Class B Share Total, (ii) the number of RP Units and Class A RP Units (each as defined in the Third Amended and Restated Limited Partnership Agreement of SLT) set forth on such certificate will represent precisely the number of issued and outstanding RP Units and Class A RP Units, respectively, as of immediately prior to the Closing and (iii) no Interests in SLT (other than the RP Units and Class A RP Units identified pursuant to clause (ii)) will exist immediately prior to the Closing. Sun shall cause (i) the Class B Share Total to be identical to the amount identified as the Class B Share Total in the certificate delivered pursuant to this Section 6.20, (ii) the number of RP Units and Class A RP Units issued and outstanding as of immediately prior to the Closing to be identical to the number of RP Units and Class A RP Units identified in the certificate to be delivered pursuant to this Section 6.20 and (iii) there to be no Interests in SLT (other than such RP Units and Class A RP Units) as of immediately prior to the Closing.
     Section 6.21 Liquor Licenses. As promptly as practicable after the date of this Agreement, Horizon OP, at its sole cost and expense, shall make all necessary applications for, and shall thereafter diligently pursue, issuance of all licenses and approvals, if any, required under any Laws for the continued sale or service of alcoholic beverages at each Acquired Hotel from and after the Closing Date (including temporary permits, to the extent available) consistent with the practices and procedures in effect as of the date hereof (collectively, “Liquor Licenses”). In respect of each Acquired Hotel located outside of the United States and Canada, if the Law and practices and procedures in effect as of the date of this Agreement require that the holder of a Liquor License be a Sun Affiliate (or an individual employee thereof) which is intended to operate such Acquired Hotel pursuant to an Operating Agreement or a Sublease Agreement, as applicable, Horizon OP and Sun shall consult and mutually agree on the appropriate licensee, which shall make all necessary applications for, and shall thereafter diligently pursue, issuance of such Liquor License. Each of Sun and Horizon OP shall keep the other informed of the status of such applications, and shall promptly respond to the other’s inquiries regarding the status of the same. If a Liquor License has not been issued with respect to any Acquired Hotel as of the Closing Date, then Sun shall, or shall cause the applicable Acquired Entity or Asset Seller to, or shall use commercially reasonable effort to cause the applicable operating manager of such Acquired Hotel to, as applicable, enter into an interim liquor agreement in all material respects in the form of Exhibit V (the “Interim Liquor Agreement”); provided that, the Interim Liquor Agreement for each Acquired Hotel shall be modified, prior to its execution, in a manner reasonably satisfactory to Horizon OP and Sun, to reflect applicable Law and local custom or practice. For the purposes of this Section 6.21, “Closing Date” means, with respect to any Deferred Asset, the applicable closing date under Section 6.18(f). Prior to, at and after the Closing, each of Sun and Horizon OP shall cooperate with the other in its efforts to obtain the issuances or transfers, as applicable, of the Liquor Licenses in connection with the transactions contemplated by this Agreement.
     Section 6.22 Sun Indenture. The Sun Parties shall take all action necessary to ensure that (i) no Trust Assumption Event (as such term is defined in Section 11.21(b) of the Sun Indenture) shall occur and (ii) after the Closing, neither Horizon nor any Horizon Subsidiary (including any Acquired Entity) shall have any obligation with respect to the Sun Indenture.
     Section 6.23 Title Insurance and Surveys. Sun, at no cost or expense to Sun other than de minimis costs and expenses, shall use commercially reasonable efforts to cooperate with Horizon OP in Horizon OP’s efforts to induce one or more title insurance companies (and, in respect to any Acquired Property located outside of the United States and Canada, registered legal counsel or notaries or other customary providers of title assurances, as appropriate for the respective jurisdiction) reasonably satisfactory to Horizon OP and its counsel, to issue a policy of title insurance or a date down endorsement for an existing policy of title insurance, or (with respect to any Acquired Property located outside of the United States and Canada), render a title opinion or title certificate or other customary evidence of title assurance, as appropriate for the respective jurisdiction, showing good and indefeasible title to such Acquired Property in fee simple or valid leasehold estate or its respective equivalent, as the case may be, vested in the applicable Acquired Entity or Directly Acquired Assets Owner as of the Closing (each such policy or date down endorsement, or title opinion or title certificate or other customary evidence of title assurance, as appropriate for the respective jurisdiction, a “Title Policy” and collectively the “Title Policies”), subject only to the Permitted Title Exceptions. Prior to Closing, Sun, at no cost or expense to Sun other than de minimis costs and expenses, shall use commercially reasonable efforts to cooperate with Horizon OP in any reasonable effort to remove Encumbrances from the Title Policies, provided that Sun shall not be obligated to remove any such Encumbrances and the removal of such Encumbrances shall not be a condition to Closing. Sun, at no cost or expense to Sun other than de minimis costs and expenses, shall, and shall cause its Subsidiaries to, cooperate with Horizon OP if Horizon OP, in its sole and absolute discretion, determines to request from one or more title companies (and, with respect to any Acquired Property located outside of the United States and Canada, registered surveyors or other licensed land survey professionals, as appropriate and customary for the respective jurisdiction) a new ALTA survey, or with respect to any Acquired Property located outside of the United States and Canada, the customary survey utilized in the relevant jurisdiction, or an update or recertification of any existing survey reflecting the total area of the applicable Acquired Property, the location of all improvements, recorded easements and encroachments, if any, located thereon and all building and setback lines and other matters of record typically reflected on a survey with respect thereto and such matters as are customarily included in such surveys (the “Surveys”). In connection with the foregoing, neither Sun nor any Sun Subsidiary shall be required to execute or deliver any affidavits, indemnities or similar documents to any title companies, surveyors or other third parties, except that prior to or at the Closing, Sun shall execute and deliver or cause any Sun Subsidiary to execute and deliver to the applicable title insurance companies title affidavits in substantially the form set forth in Schedule 6.23 (without, in any event, indemnification by Sun or any Sun Party). As a condition to Sun’s obligation to deliver such attached affidavit, Horizon agrees that it will date down each applicable title commitment or preliminary date-down endorsement to a date that is as close as reasonably practicable to the Closing Date, but in any event such date down shall not be dated more than thirty (30) days prior to the Closing Date.
     Section 6.24 Rule 145 Affiliate Agreements. Prior to the REIT Merger Effective Time, Trust shall cause to be prepared and delivered to Horizon OP a list identifying all Persons who, as of the Horizon Stockholders Meeting, may be deemed to be “affiliates” of Trust, in each case as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Each of Sun and Trust shall use commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Horizon OP at or prior to the REIT Merger Effective Time a written agreement executed by such Person, substantially in the form of Exhibit W.
     Section 6.25 Horizon Common Stock Transactions. Without the prior written consent of Horizon OP, from the date hereof until the Closing, each Sun Party shall not, and shall cause their respective Affiliates not to, directly, or indirectly, sell, transfer, pledge, or otherwise dispose of, including through any hedging or derivative transactions or otherwise, any shares of Horizon Common Stock or Interests therein.

     Section 6.26 Sun Restructuring. The Sun Parties shall, and shall cause the Sun Subsidiaries to, at or prior to the Closing, complete the Sun Restructuring Steps (and satisfy the Restructuring Parameters) in all respects in accordance with the terms and subject to the conditions of the Restructuring Plan. The parties to this Agreement shall amend the Restructuring Plan in accordance with any Plan Modifications.
     Section 6.27 Employment Matters.
          (a) Employees. Sun shall, and shall cause the Sun Subsidiaries to, take all necessary actions such that, immediately prior to the Closing, none of the Acquired Entities will employ any employees.
          (b) Employee Plans. Sun shall, and shall cause the Sun Subsidiaries, including the Acquired Entities, to take all necessary actions, such that immediately prior to the Closing, none of the Acquired Entities shall sponsor, maintain, participate in, contribute to or have an obligation to contribute to any Sun Employee Plan (other than by reason of payments to Sun pursuant to the Operating Agreements, the Sublease Agreements or by operation of Law). Immediately prior to the Closing, a Sun Employer shall employ the employees covered under applicable collective bargaining agreements and shall be obligated to make any required contribution to each Multiemployer Plan.
          (c) Employee Liabilities. Sun shall, and shall cause the Sun Subsidiaries to, take all necessary actions such that immediately prior to the Closing, none of the Acquired Entities, Horizon or any Horizon Subsidiary shall have any Liability, except pursuant to the terms of an Operating Agreement, Sublease Agreement or by operation of Law with respect to any (i) Sun Employee Plan, (ii) employee or former employee of Sun or any Sun Subsidiary, or the Acquired Business, including any employee covered by an Operating Agreement or Sublease Agreement, as applicable, for any amount payable as a result of employment, including any wages, incentive compensation, vacation pay, expense reimbursement, statutory deductions or withholdings, employment termination costs or benefits with respect to any Sun Employee Plan or (iii) collective bargaining agreement covering any employee of Sun or any Sun Subsidiary.
          (d) Collective Bargaining Agreements. Notwithstanding any other provision in this Agreement, prior to Closing, if required by the provisions of the collective bargaining agreements in effect as of Closing at the Acquired Hotels identified as the “Sheraton Boston Hotel”, “Sheraton Braintree”, “Sheraton New York Hotel & Towers” and “W New York” on Schedule 10.1(d), Sun shall take such action as is necessary in relation to the transactions contemplated by this Agreement under the terms of such collective bargaining agreements, including providing such notice as may be required to the applicable collective bargaining representatives of such Acquired Hotels, and Horizon OP or an appropriate Horizon Subsidiary shall agree to assume and be bound by and shall cause any successor to agree to assume and be bound by such collective bargaining agreements. Sun and Horizon OP’s respective duties and liabilities under the collective bargaining agreements shall be as set forth in the applicable Operating Agreements or Sublease Agreements.
     Section 6.28 Sun Intellectual Property.

          (a) Horizon OP, for itself and its Affiliates, acknowledges and agrees that, except as provided in the Ancillary Agreements, and except for any Sun Intellectual Property that is covered by a license agreement between Horizon OP or any of its Affiliates and Sun or any of its Affiliates in effect immediately prior to the Closing, (x) Horizon OP and its Affiliates (including the Acquired Entities) will have no, and will not assert any, right, title or interest in, or any authority or license to use in any manner whatsoever, any Sun Intellectual Property as of the Closing and (y) any right, title, interest, authority or license of any Acquired Entity to any Sun Intellectual Property existing immediately prior to the Closing shall automatically terminate simultaneously and effective with the Closing.
          (b) If, after the Closing Date, Horizon or Sun identifies any Sun Intellectual Property owned of record by an Acquired Entity or included in any of the Directly Acquired Assets that as of the Closing Date should have been but was not previously transferred by such Acquired Entity to Sun or a Retained Subsidiary or that should have been but was not included in the Excluded Assets, then Horizon shall, or shall cause such Acquired Entity or other Horizon Subsidiary that acquired such Sun Intellectual Property to, transfer such Sun Intellectual Property to Sun or such Retained Subsidiary designated by Sun as promptly as practicable and for no consideration.
          (c) Horizon OP shall cause each of the Acquired Entities to change its name, effective as of the Closing or as promptly thereafter as is practicable (but in no event later than eight (8) weeks after the Closing Date), and thereafter to cease to use any name or trademark of Sun or any of its Affiliates, including the Sun Trademarks, or any confusingly similar name, mark or variation thereof, in each case except as permitted under the License Agreements.
     Section 6.29 Certain Contribution Agreements. From and after the Closing Date, the Horizon Parties shall, and shall cause any applicable Affiliates to, comply with such Contribution Agreements as remain in effect.
     Section 6.30 Increased Share Amount.
          (a) The Sun Parties shall take, and shall cause their Subsidiaries to take, all actions necessary to cause the Pre-Merger Share Amount to be less than or equal to the sum of (i) the Maximum Share Amount and (ii) 11,764,706 shares, subject to adjustment pursuant to Section 1.10 (the sum of clauses (i) and (ii) being referred to herein as the “Increased Share Amount”). Without limiting the generality of the foregoing, Sun shall purchase (in a manner that would not constitute or be deemed to constitute a tender offer) such number of Class B Shares (including as part of Paired Shares), and cause Class B Shares to be contributed to the Trust, to the extent required to comply with the requirements of the immediately preceding sentence. If the Pre-Merger Share Amount is greater than the Maximum Share Amount but less than or equal to the Increased Share Amount, then the Cash Amount and the Class A Cash Consideration shall be reduced by the amount equal to (i) $17.00 multiplied by (ii) the amount by which the Pre-Merger Share Amount exceeds the Maximum Share Amount.
          (b) Notwithstanding anything to the contrary in this Agreement, if the Pre-Merger Share Amount exceeds the Increased Share Amount, Horizon OP, in it sole and absolute discretion, can elect, in whole or in part, to waive compliance with Section 6.30 and the Cash

Amount and the Class A Cash Consideration shall be reduced by the amount equal to (i) $17.00 multiplied by (ii) the amount by which the Pre-Merger Share Amount exceeds the Increased Share Amount.
     Section 6.31 SLT Provisions.
          Prior to any redemption, repurchase or other transfer of any SLT Units held by Sun or any Sun Subsidiary, Sun shall, and shall cause the Sun Subsidiaries to, use commercially reasonable efforts to (i) obtain all consents, authorizations and approvals from any holders of Interests in SLT (including those set forth on Section 3.24 of the Sun Disclosure Letter and contemplated by Section 3.24 hereof) that are required in connection with the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the Horizon Transactions, including the SLT Merger, and (ii) cause to be made all amendments with respect to the SLT LP Agreement, the Exchange Rights Agreements (as defined in the SLT LP Agreement) and any other Contracts with respect to SLT Units or SLC Units applicable to Sun or any Sun Subsidiary or their respective Assets (collectively, the “SLT Agreements”) in order to reflect such transactions, as set forth on Schedule 6.31. Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate in good faith with respect to all consents, approvals and authorizations to be obtained and all other actions to be taken pursuant to this Section 6.31. Prior to the Closing, notwithstanding any Plan Modification, Sun shall, and shall cause the Sun Subsidiaries to, take all actions necessary to effect the redemption or repurchase by SLT in full of all limited partnership interests in SLT held by Sun or any Sun Subsidiary.
     Section 6.32 Recapture Provisons.
          (a) For purposes of this Section 6.32:
     (i) “Hotel EBITDA” means, with respect to any Acquired Hotel (other than the Sheraton Royal Denarau Resort), for any specified period, EBITDA calculated in a manner consistent with the accounting principles and practices applied by Sun in the preparation of its financial statements and adjusted to reflect (i) the fees under the License Agreements and the Operating Agreements and (ii) European regional costs historically charged to the related Acquired Hotels that will no longer be charged to such Acquired Hotels after the Closing Date.
     (ii) “Additional EBITDA Amount” means the annualized net amount of any increase in the aggregate amount of Hotel EBITDA of the Acquired Hotels (other than the Sheraton Royal Denarau Resort) as a result of any additional compensation to be paid to (or any reduction in the current allocation of costs and expenses currently paid by) such Acquired Hotels under the License Agreements and Operating Agreements relating to certain uses or activities currently engaged in by Sun and its Affiliates at certain of such Acquired Hotels, which uses and activities are more specifically identified as the “Affiliate Transactions” on Section 3.10 of the Sun Disclosure Letter, to the extent such uses or activities (i) do not currently reflect payment of arm’s length compensation, and/or (ii) are for corporate, regional or other purposes not for the direct benefit of the subject Acquired Hotels, and/or (iii) do not currently reflect appropriate allocations of costs and expenses on a fair and consistent basis among all hotels or other parties benefiting from such use or activities. The parties hereto shall use their reasonable efforts to agree on appropriate amounts of additional compensation or allocations of costs and expenses, as the case may be, for such disclosed Affiliate Transactions no later than December 15, 2005.
     (iii) “Target EBITDA Amount” means the sum of the amounts set forth in the column titled “Target EBITDA Amount” opposite the name of each Acquired Hotel (other than the Sheraton Royal Denarau Resort) in Schedule 6.32.
     (iv) “Revised EBITDA Amount” means the sum of the amounts set forth in the column titled “Revised EBITDA Amount” opposite the name of each Acquired Hotel (other than the Sheraton Royal Denarau Resort) in Schedule 6.32.
          (b) Sun shall prepare in good faith and deliver to Horizon OP no later than January 31, 2006 (but in any event at least ten (10) business days prior to the Closing Date), a statement, based on the Operating Reports (as such term is defined in Article 10.2 of the form of Operating Agreement), that shall set forth Sun’s good faith calculation of the amount of the actual Hotel EBITDA for Operating Year 2005 for all Acquired Hotels (other than the Sheraton Royal Denarau Resort) (in the aggregate and on an individual hotel-by-hotel basis) (as so estimated, the “Estimated EBITDA Amount”). If Horizon OP notifies Sun within fifteen (15) business days after receiving such statement, but in any event prior to the Closing Date, that it disagrees with the Estimated EBITDA Amount, the parties hereto shall cooperate in good faith to reach an agreement as to the Estimated EBITDA Amount and the Estimated EBITDA Amount will be revised to reflect such agreement, if any. In the event that the sum of (i) the Estimated EBITDA Amount (or, if known, the Actual EBITDA Amount) and (ii) the Additional EBITDA Amount is less than the Target EBITDA Amount, the aggregate amount of all Transfer Taxes and Transaction Costs up to the $50 million payable by Horizon OP and the Horizon Subsidiaries, in the aggregate, pursuant to Section 8.3 at Closing shall be decreased (the “Reduction”) in an amount (but not by a number less than zero) equal to (I) the lesser of (x) the Target EBITDA Amount less the sum of the Estimated EBITDA Amount (or, if known, the Actual EBITDA Amount) plus the Additional EBITDA Amount and (y) the Target EBITDA Amount less the sum of the Revised EBITDA Amount plus the Additional EBITDA Amount multiplied by (II) 12.8.
          (c) In the event one or more Acquired Hotels or Acquired Entities is excluded from the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to Section 6.18, the calculations set forth in Section 6.32(b) shall be revised as follows: (i) the Estimated EBITDA Amount (or, if known, the Actual EBITDA Amount) associated with each such excluded Acquired Hotel or Acquired Entity shall be disregarded; (ii) the Target EBITDA Amount shall be reduced by the amount set forth in the column titled “Target EBITDA Amount” opposite the name of such Acquired Hotel in Schedule 6.32; and (iii) the Revised EBITDA

Amount shall be reduced by the amount set forth in the column titled “Revised EBITDA Amount” opposite the name of such Acquired Hotel in Schedule 6.32; provided, however, that if any such Acquired Hotel or Acquired Entity is later acquired in accordance with this Agreement, the adjustments calculated above shall be promptly revised and settled as if such acquisition had taken place on the Closing Date.
     (d) The procedure set forth in this Section 6.32(d) shall be available upon request of either party made within 15 business days after the delivery by Horizon OP of a notice of disagreement pursuant to Section 6.32(b). As promptly as practicable following the delivery of the 2005 Audited Financial Statements but in no event later than thirty (30) days thereafter, the parties shall use the supporting schedules thereto to calculate the amount of the actual Hotel EBITDA for Operating Year 2005 for all Acquired Hotels (other than the Sheraton Royal Denarau Resort) (in the aggregate and on an individual hotel-by-hotel basis) (the “Actual EBITDA Amount”). In the event the Closing has already occurred, no more than five (5) business days after the determination of the Actual EBITDA Amount in accordance with this Section 6.32(d), (i) if the Actual EBITDA Amount exceeds the Estimated EBITDA Amount, Horizon OP shall deliver to Sun, by wire transfer of immediately available funds, a U.S. dollar amount equal to such difference (but no more than the lesser of (x) the amount of the Reduction and (y) the amount of the additional Transfer Taxes and Transaction Costs actually paid by Sun as a consequence of the application of the Reduction) and (ii) if the Estimated EBITDA Amount exceeds the Actual EBITDA Amount, Sun shall deliver to Horizon OP, by wire transfer of immediately available funds, a U.S. dollar amount equal to such difference (up to the amount of Transfer Taxes and Transaction Costs that would not have been paid by Horizon had the Actual EBITDA Amount been applied instead of the Estimated EBITDA Amount), together with, in each case of clause (i) and (ii), interest on such difference accrued at a variable rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., at its principal office in New York, New York, as its annual base rate, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date such amount is payable pursuant to this Section 6.32(d).
ARTICLE 7.
CONDITIONS
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing Transactions. The obligations of each party to consummate the Closing Transactions shall be subject to the fulfillment at or prior to the Closing of the following conditions:
          (a) Horizon Stockholder Approval. The Horizon Stockholder Approval shall have been obtained.
          (b) Required Antitrust Approvals. Any Required Antitrust Approvals shall have been made or obtained, as applicable, and any required waiting periods in connection with the Required Antitrust Approvals shall have expired or been terminated.
          (c) Listing of Shares. The NYSE shall have approved for listing the Horizon Common Stock to be issued in the Closing Transactions, subject to official notice of issuance.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending its effectiveness issued by the SEC, and no proceedings seeking such a stop order shall have been initiated or, to the Knowledge of Horizon, threatened by the SEC.
          (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction which is then in effect making illegal or otherwise preventing, in material part, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions. There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions, by any Governmental Entity of competent jurisdiction that makes, in material part, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions illegal or prevents their consummation.
          (f) REIT Articles of Merger. The REIT Articles of Merger shall have been accepted for record by the Department.
     Section 7.2 Conditions to Obligations of Horizon and Horizon OP. The obligations of the Horizon Parties to consummate the Closing Transactions are further subject to the following conditions, any one or more of which may be waived by Horizon OP:
          (a) Representations and Warranties. The representations and warranties of Sun and Trust set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Sun Material Adverse Effect, Sun Material Impairment, or specified numerical threshold, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to (A) have a Sun Material Adverse Effect or (B) result in a material default by Sun or any Sun Subsidiary under any of the Operating Agreements, License Agreements or Sublease Agreements; provided, however, that each of the representations and warranties of Sun and Trust set forth in Sections 3.1(a) (Organization, Standing and Power) (with respect to Sun, Trust, SHC and SLT), 3.4(a) (Authority) (with respect to Sun, Trust, SHC and SLT), 3.5(b), (c), (i) and (j) (Financial Statements) (other than with respect to the line items set forth on Schedule 7.2(a)) and 3.23 (State Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (in each case, except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such date).
          (b) Performance of Obligations of the Sun Parties. The Sun Parties shall have performed in all material respects (and, with respect to Section 6.30, in all respects) all obligations required to be performed by them under this Agreement at or prior to the Closing (other than any obligations of Sun and Trust under Section 6.7).

          (c) Material Adverse Effect. Since the date of this Agreement, there shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Sun Material Adverse Effect.
          (d) Tax Opinions Relating to REIT Status and Partnership Status. Horizon OP shall have received an opinion of Sidley Austin Brown & Wood LLP or other counsel to Sun reasonably satisfactory to Horizon OP, dated as of the Closing Date and in form and substance reasonably satisfactory to Horizon OP, to the effect that (i) commencing with its taxable year ended December 31, 1998, and through the REIT Merger Effective Time, W&S Seattle Corp. was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, (ii) commencing with its taxable year ended December 31, 1998, and through the REIT Merger Effective Time, W&S Denver Corp. was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (iii) SLT has been since the date (for federal income tax purposes) it was formed, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or publicly traded partnership or association taxable as a corporation (in the case of each of clauses (i), (ii) and (iii), with customary exceptions, assumptions and qualifications and based upon customary representations and with such additional exceptions, assumptions, qualifications and representations as are set forth in writing and are reasonably satisfactory to Horizon OP).
          (e) Excluded Assets; No Deferral Triggers.
     (i) With respect to each Excluded Asset that Horizon OP is required to hold pursuant to Section 6.8(e), (A) Horizon OP shall not have determined, in its good faith judgment, after consultation with its outside tax counsel, that such Excluded Asset or the income generated by such Excluded Asset could reasonably be expected to cause a significant risk that Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT would fail to qualify as a REIT under the Code or (B) the assignment, license, sublicense, lease, sublease, conveyance or transfer from the Acquired Entity that holds such Excluded Asset to a taxable REIT subsidiary of Horizon and the holding of such Excluded Asset by such taxable REIT subsidiary (x) would not require a consent or approval which has not been obtained and (y) in the good faith judgment of Horizon OP, after consultation with its outside tax counsel, would not reasonably be expected to cause Trust, W&S Seattle Corp., W&S Denver Corp., Horizon, SHC or any Horizon Foreign Currency REIT to qualify as a REIT under the Code.
     (ii) The Acquired Hotels with respect to which (x) one or more Horizon Deferral Triggers shall have occurred (including the Acquired Hotels owned by Acquired Entities with respect to which one or more Horizon Deferral Triggers shall have occurred) and not have been cured or (y) Sun has made an effective election to exclude pursuant to Section 6.18, shall not, in either case, include: (A) any one Acquired Hotel set forth on Schedule 7.2(e)(1); (B) any two or more of the Acquired Hotels set forth on Schedule 7.2(e)(2); or (C) Acquired Hotels (other than the Deferred

International Hotels deferred pursuant to Section 6.18(a)(ix)) for which the sum of the applicable Acquired Hotel Agreed Amounts exceeds $1,000,000,000.
          (f) E&P Study. Horizon OP shall have received a copy of a study prepared for Sun by a Qualifying Accounting Firm, dated no later than the Closing Date, to the effect that, (1) immediately after the Closing and taking into account all of the transactions contemplated by this Agreement to be consummated through the Closing, no Acquired Entity (other than Trust) that is domestic and is treated as a corporation for United States federal income tax purposes will have any C Corporation Earnings and Profits and (2) immediately after the Closing and taking into account all of the transactions contemplated by this Agreement to be consummated through the Closing, the aggregate amount of C Corporation Earnings and Profits of the Acquired Entities that are foreign and are treated as corporations for United States federal income tax purposes will not exceed $50,000,000 (taking into account only the C Corporation Earnings and Profits of such entities that have positive C Corporation Earnings and Profits); provided that (i) prior to the issuance of such study, each of Sun and Horizon OP shall have furnished the applicable Qualifying Accounting Firm with an access letter substantially in the form of the document previously reviewed by Sun or Horizon OP, respectively, and (ii) for purposes of such study, the applicable Qualifying Accounting Firm shall be permitted to utilize such other assumptions and other methods as are customarily utilized in studies of its type.
          (g) Horizon Transactions.
     (i) The Horizon Transactions (other than the Post-Closing Horizon Transactions) shall have been completed on the Closing Date; provided that, the Horizon Parties shall have used their reasonable best efforts to complete the Horizon Transactions (other than the Post-Closing Horizon Transactions).
     (ii) No material consent, approval, order or authorization of, or registration, declaration or filing (other than any applicable certificates or articles of merger or similar documents that are effective immediately upon filing or acceptance for record) with, any Governmental Entity or other Person shall be required for the Post-Closing Horizon Transactions to be effected.
          (h) No Assumption of Sun Indenture. There shall not have occurred any Trust Assumption Event (as such term is defined in Section 11.21(b) of the Sun Indenture) and there shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to result in a Trust Assumption Event occurring.
          (i) Delivery of Financial Statements. All financial statements and certificates required to be delivered by Sun pursuant to Section 6.7 (other than Section 6.7(c) and, if the Closing Date is prior to February 28, 2006, Section 6.7(d) and, if the Closing Date is prior to March 30, 2006, Section 6.7(e)) of this Agreement shall have been delivered prior to the Closing Date.
          (j) Restructuring Parameters. The Restructuring Parameters shall have been satisfied.

          (k) Assumption of Specified Indebtedness. All lenders, trustees, agents and other applicable third parties with respect to any Specified Indebtedness shall have provided all consents, waivers, approvals or other documents required for such Specified Indebtedness to be assumed, or remain in place at the applicable Acquired Entity, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions, in each case without resulting in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any material Specified Indebtedness; provided that, this condition shall be deemed satisfied if the failure to obtain such consents, waivers, approvals or other documents resulted from the failure of any Horizon Party to fulfill its obligations under this Agreement.
          (l) Officer’s Certificate. Horizon and Horizon OP shall have received a certificate of the chief executive officer or chief financial officer of each of Sun and Trust, in such capacity, certifying that the conditions set forth in clauses (a), (b), (c), (e), (h), (j), (k) and (m) of this Section 7.2 have been satisfied.
          (m) Ancillary Agreements. There shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, with notice or passage of time or both, would reasonably be expected to result in a material default by Sun or any of its Subsidiaries under any of the Operating Agreements, License Agreements or Sublease Agreements.
          (n) Share Value. The Share Value shall be not less than $13.60.
     Section 7.3 Conditions to Obligations of Sun and Trust. The obligations of Sun and Trust to consummate the Closing Transactions are further subject to the following conditions, any one or more of which may be waived by Sun and Trust:
          (a) Representations and Warranties. The representations and warranties of Horizon and Horizon OP set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Horizon Material Adverse Effect or specified numerical threshold, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to (A) have a Horizon Material Adverse Effect or (B) result in a material default by Horizon or any Horizon Subsidiary under any of the Operating Agreements, License Agreements or Sublease Agreements; provided, however, that each of the representations and warranties of Horizon and Horizon OP set forth in Sections 4.1(a) (Organization, Standing and Power) and 4.5(a) (Authority) (with respect to Horizon and Horizon OP) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (in each case, except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such date).

          (b) Performance of Obligations of the Horizon Parties. The Horizon Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.
          (c) Material Adverse Effect. Since the date of this Agreement, there shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Horizon Material Adverse Effect.
          (d) Tax Opinion Relating to REIT Status. Sun shall have received the opinion of Hogan & Hartson LLP or other counsel to Horizon reasonably satisfactory to Sun, dated as of the Closing Date, in form and substance reasonably satisfactory to Sun, that, commencing with its taxable year ended December 31, 1999, Horizon was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the REIT Merger, Horizon’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and with such additional exceptions, assumptions, qualifications and representations as are set forth in writing and are reasonably satisfactory to Sun).
          (e) Officer’s Certificate. Sun shall have received a certificate of the chief executive officer, chief financial officer or chief operating officer of Horizon, in such capacity, certifying that the conditions set forth in clauses (a), (b), and (c) of this Section 7.3 have been satisfied.
          (f) No Deferral Triggers. The Acquired Hotels or Acquired Entities with respect to which (x) one or more Sun Deferral Triggers shall have occurred (including the Acquired Hotels owned by Acquired Entities with respect to which any Sun Deferral Trigger shall have occurred) and not have been cured or (y) Horizon OP has made an effective election to exclude pursuant to Section 6.18 shall not include (i) SHC, (ii) any one of the Acquired Hotels identified as the “Sheraton New York Hotel & Towers”, “Sheraton Boston Hotel” and “Sheraton San Diego Hotel & Marina” on Schedule 10.1(d), (iii) any five (5) or more of the Acquired Hotels set forth on Schedule 7.3(f) or (iv) Acquired Hotels owned, directly or indirectly, by Trust for which the sum of the applicable Acquired Hotel Agreed Amounts exceeds $400,000,000, in the case of clause (iii) or (iv) other than the Deferred International Hotels deferred pursuant to Section 6.18(a)(ix).
          (g) Substantial Detriment. Since the date of this Agreement, there shall not be enacted, promulgated, issued or proposed any Tax Law (or any amendment, modification, expiration or written interpretation of any Tax Law) by any Governmental Entity with respect to the consolidated return rules as currently set forth in Section 1502 of the Code and the Treasury Regulations promulgated thereunder, or with respect to other Treasury Regulations applicable to one or more members of a Consolidated Group, which, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material risk of Sun incurring an economic cost of more than $200,000,000 that Sun did not expect, as of the time this Agreement was signed, to bear from the transactions contemplated by this Agreement; provided that, prior to any termination of this Agreement arising from the failure of the condition set forth in this

Section 7.3(g) to be satisfied: (A) Sun shall have delivered to Horizon OP, at least twenty (20) business days prior to such termination (or, if there are no more than twenty-one (21) business days to a potential Closing Date at the time of the Subject Change (as defined below), then no later than the later of (I) five (5) business days prior to such termination and (II) the day following the date of the Subject Change), (i) a written notice identifying the applicable enactment, promulgation, issuance, proposal, amendment, modification, expiration or interpretation (the “Subject Change”), and (ii) a copy of a written letter furnished by a Qualifying Accounting Firm to Sun to the effect that the Subject Change meets the standard set forth in this Section 7.3(g) (applied without taking into account this proviso to Section 7.3(g)); and (B) each of the Sun Parties and the Horizon Parties shall have used commercially reasonable efforts, for at least ten (10) business days (or such fewer number of days as is reasonable, in view of the number of days remaining, at the time of the Subject Change, to a potential Closing Date) following Sun’s provision of the notice described in Section 7.3(g)(A)(i), to restructure the transactions contemplated by this Agreement in a manner that (x) is mutually satisfactory to the Sun Parties and the Horizon Parties, and (y) results in the restructured transactions not meeting the standard set forth in this Section 7.3(g) (applied without taking into account this proviso to Section 7.3(g)).
          (h) Ancillary Agreements. There shall not be or have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, with notice or the passage of time or both, would reasonably be expected to result in a material default by Horizon or any of its Subsidiaries under any of the Operating Agreements, License Agreements or Sublease Agreements.
          (i) Share Value. The Share Value shall be not less than $13.60.
ARTICLE 8.
CERTAIN ADJUSTMENTS AND EXPENSES.
     Section 8.1 Sun Capital Budget. As provided in Section 8.4, (i) Horizon OP or one or more Horizon Subsidiaries shall receive a credit for the amount, if any, by which (x) the sum (the “Remaining Capital Budget Amount”) of (A) the amount budgeted in the Sun Capital Budget for 2005 for capital expenditure projects with respect to the Acquired Hotels that have not been started prior to the Closing Date (the “Not Commenced Capital Budget Amount”) and (B) the amount equal to five percent (5%) of the revenue of the Acquired Business during the period, if any, beginning January 1, 2006 and ending on the Closing Date, calculated in accordance with the Closing Statement Principles exceeds (y) the sum (the “Qualified Capital Expenditure Amount”) of the aggregate dollar amount of capital expenditures made by Sun with respect to the Acquired Hotels in accordance with the Sun Capital Budget for 2006 (other than with respect to projects contemplated by the Sun Capital Budget for 2005) at any time prior to the Apportionment Time and (ii) Sun shall receive a credit for the amount, if any, by which the Qualified Capital Expenditure Amount exceeds the Remaining Capital Budget Amount. Sun shall complete each of the projects contemplated to be completed by the Sun Capital Budget for 2005 (other than those 2005 capital expenditure projects with respect to the Acquired Hotels that have not been started prior to the Closing Date) at its own expense prior to or as promptly as commercially reasonable after the Closing (notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement).

     Section 8.2 Casualty and Condemnation.
          (a) Casualty Events. If any portion of an Acquired Hotel is damaged by fire or other casualty prior to the Closing (with respect to such Acquired Hotel, a “casualty event”) and such Acquired Hotel shall not be deemed an Excluded Asset pursuant to Section 6.18, then (i) at the Closing or, in the case of a Deferred Asset, at the applicable closing date under Section 6.18, (A) the applicable Acquired Entity or Directly Acquired Assets Owner shall receive the aggregate insurance proceeds then collected or received by Sun and the Sun Subsidiaries with respect to such casualty event, less the amount of the actual and reasonable unreimbursed, out-of-pocket expenses incurred by Sun and the Sun Subsidiaries in connection with collecting such proceeds and making any repairs to such Acquired Hotel occasioned by such casualty event pursuant to any Contract approved by Horizon OP, such approval not to be unreasonably withheld, conditioned or delayed (except no such approval shall be necessary to repair or restore any emergency or hazardous condition) or as required by any applicable third party Contract in existence prior to the date of such casualty event (“net casualty insurance proceeds”), (B) Sun shall, and shall cause the applicable Sun Subsidiaries to, assign its rights to all then unpaid net casualty insurance proceeds with respect to such casualty event to the applicable Acquired Entity or Directly Acquired Assets Owner and (C) the applicable Acquired Entity or Directly Acquired Assets Owner shall receive a credit for the sum of (1) the amount of any deductible under applicable insurance policies and (2) the amount of any casualty that is uninsured or by which the cost of repair exceeds the coverage limitations of the applicable insurance policies; provided that, such credit does not exceed the amount by which the Acquired Hotel Agreed Amount for such Acquired Hotel exceeds the net casualty insurance proceeds received with respect to such casualty event and (ii) Sun and the other Sun Parties shall not adjust or settle any insurance claim with respect to such casualty event without the prior written consent of Horizon OP, which consent shall not be unreasonably withheld, conditioned or delayed, and Horizon OP shall be entitled to participate in all negotiations with third parties in respect of any such adjustment or settlement.
          (b) Condemnation Events. If condemnation proceedings are commenced against any portion of an Acquired Hotel prior to the Closing (with respect to such Acquired Hotel, a “condemnation event”) and such Acquired Hotel shall not be deemed an Excluded Asset pursuant to Section 6.18, then (i) at the Closing or, in the case of a Deferred Asset, at the closing date under Section 6.18, (A) the applicable Acquired Entity or Directly Acquired Assets Owner shall receive the proceeds of the condemnation award then collected or received by Sun and the Sun Subsidiaries with respect to such condemnation event, less the amount of the actual and reasonable unreimbursed, out-of-pocket expenses incurred by Sun and the Sun Subsidiaries in connection with any appeal of such award (it being understood that no Sun Party shall be under any obligation to appeal any such award) and (B) Sun shall, and shall cause the applicable Sun Subsidiaries to, assign its rights to all then unpaid condemnation proceeds with respect to such condemnation event to the applicable Acquired Entity or Directly Acquired Assets Owner (or such Acquired Entity or Directly Acquired Assets Owner shall become the substitute party thereto, if applicable) and (ii) Sun and the Sun Parties shall not, and shall not permit any Sun Subsidiary to, adjust or settle any condemnation award with respect to such condemnation event without the prior written consent of Horizon OP, which consent shall not be unreasonably withheld, conditioned or delayed, and Horizon OP shall be entitled to participate in all negotiations with third parties in respect of any such adjustment or settlement. Notwithstanding anything to the contrary contained in this Agreement, the foregoing shall not require any Sun Party to pay over to any Horizon Party any funds in excess of proceeds actually received by such Sun Party in respect of any condemnation event.
     Section 8.3 Transaction Expenses.
          (a) Subject to Section 8.3(b) and any other express allocation of expenses or other Losses in this Agreement, the Horizon Parties and the Sun Parties shall each pay their own legal, investment banking and other fees and expenses (including expenses of their respective Subsidiaries) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements or the Horizon Transactions, whether or not any such transactions are consummated.
          (b) Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, stamp duties, any transfer, recording, registration and other fees, charges, premiums and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (excluding the Ancillary Agreements) and the Local Purchase Agreements or the Horizon Transactions (together with any related interests, penalties or additions to tax, “Transfer Taxes”). At and after the Closing, notwithstanding the language of any Local Purchase Agreement stating that a particular party thereto is to pay any amounts otherwise addressed by this Section 8.3(b), Horizon OP and Sun each shall, or shall cause their respective Subsidiaries to, pay or cause to be paid an amount equal to 50% of the aggregate amount of (A) Transfer Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the Code or any other income Tax) and (B) (i) any income taxes payable with respect to the transfer of Westin Indianapolis, Westin Cincinnati and Westin South Coast Plaza in the transactions contemplated by this Agreement or the Horizon Transactions (including pursuant to Section 1374 of the Code and the Treasury Regulations promulgated under Section 337 of the Code), (ii) any Losses incurred in connection with obtaining consents, waivers or amendments from any Person in connection with the transactions contemplated by this Agreement and the Local Purchase Agreements or the Horizon Transactions, including the net present value (using a 10% discount rate) of any future economic impact resulting in connection with such consents, waivers or amendments (all Losses described in this clause (ii), “Consent Costs”), (iii) any Losses incurred in connection with severance or other similar payment obligations to employees in connection with the direct or indirect purchase by Horizon OP or any Horizon Subsidiary of any Acquired Hotels not located in the United States or the related Horizon Transactions, (iv) mortgage transfer costs or mortgage transfer expenses in connection with the transactions contemplated by this Agreement and the Local Purchase Agreements or the Horizon Transactions, (v) costs associated with the defeasance of Sun’s CMBS Indebtedness, and (vi) any Losses (other than (A) the amount of any associated Adjusted Indebtedness included in the Final Adjustment and (B) any Losses expressly allocated to Sun or Horizon OP pursuant to Section 6.19) incurred in connection with respect (x) the 7 3/8% debentures due November 15, 2015 issued by SHC (the “2015 SHC Indebtedness”) or (y) the 7 3/4% debentures due November 15, 2025 issued by SHC (the “2025 SHC Indebtedness” and, together with the 2015 SHC Indebtedness, the “SHC Indebtedness”), in each case in connection with the transactions contemplated by this Agreement or the Horizon Transactions (the items described in clause (B)

collectively, “Transaction Costs”); provided, however, that in no event shall the aggregate amount of all Transfer Taxes and Transaction Costs payable by Horizon OP and the Horizon Subsidiaries, in the aggregate, pursuant to this Section 8.3 be greater than $50 million (other than with respect to any Transaction Costs (included in clause (iii) above) in connection with the Sublease Agreements arising from the works council review with respect to the Acquired Hotels in Italy and Spain, which Transaction Costs shall not be subject to such limitation). At and after the Closing, Sun shall be responsible for all Transfer Taxes and Transaction Costs not payable by Horizon OP and the Horizon Subsidiaries pursuant to this Section 8.3.
          (c) At and after the Closing, Sun shall, or shall cause its Subsidiaries to, pay the aggregate amount of the costs of any non-imputation endorsements to the Title Policies to be issued to Horizon OP (or its Subsidiaries) by one or more title insurance companies at Closing; provided that, Sun shall not be obligated to pay in excess of $25,000 in the aggregate with respect thereto. Horizon OP shall, or shall cause its Subsidiaries to, pay or cause to be paid an amount equal to (w) the aggregate amount of the premium for the Title Policies to be issued to Horizon OP (or its Subsidiaries) by one or more title insurance companies at Closing, (x) the aggregate amount of the costs of any endorsements, other than non-imputation endorsements, thereto, (y) the aggregate amount of the cost of the Surveys and (z) the fees for recording the deed conveying each Acquired Hotel to Horizon OP or its applicable Subsidiaries. Notwithstanding the foregoing, with respect to the date-down endorsements to the Existing Title Policies with Stewart Title Guaranty Company (“Stewart”) and LandAmerica (“LandAmerica”) title insurance companies which Horizon OP contemplates receiving at Closing for the Acquired Hotels identified on Schedule 10.1(d) of the Merger Agreement as the “Sheraton San Diego Hotel & Marina” (Stewart), the “Sheraton Tucson Hotel & Suites” (LandAmerica), the “Sheraton Stamford Hotel” (LandAmerica), the “Capital Hill Suites DC” (LandAmerica) and the “Sheraton Providence Airport Hotel” (LandAmerica), to the extent Sun is unable to obtain the agreement of Stewart or LandAmerica to a form of title affidavit acceptable to Sun and otherwise sufficient for such title companies to provide Horizon OP with a non-imputation endorsement in connection with the foregoing date-down endorsements, then, to the extent Horizon OP obtains new title insurance policies (in lieu of such date-down endorsements), Sun shall at and after the Closing pay an amount toward the cost of such new title policies equal to the difference between (i) the actual premium cost of the basic title coverage (without endorsements) for the new title policies required and (ii) the premium cost that Horizon OP would otherwise have paid for the basic title coverage of the date-down endorsements (without endorsements), such amount not to the exceed, in the aggregate, the sum of $250,000. For purposes of this Agreement, the costs and fees set forth in this Section 8.3(c) shall not be included in the Transaction Costs.
     Section 8.4 Closing Working Capital; Adjusted Indebtedness; Determination of Adjustments.
          (a) The aggregate purchase price for the Closing Transactions was determined on the assumption that, the sum of (i) the Working Capital of the Acquired Business at the Apportionment Time determined in accordance with Schedule 8.4(a) (the “Closing Working Capital”), (ii) the Adjusted Indebtedness at the Appointment Time, (iii) the Remaining Capital Budget Amount less the Qualified Capital Expenditure Amount (such difference, the “Required Capital Expenditure Amount”) and (iv) the aggregate credits to the Acquired Entities and Directly Acquired Assets Owners under Section 8.2 (the “Casualty Adjustment Amount”) would be negative $704 million. In the event that the Closing Working Capital, less the Adjusted Indebtedness, less the Required Capital Expenditure Amount (such net amount, the “Closing Net Adjustment Amount”), is greater than negative $704 million (the “Stated Net Adjustment Amount”) (and for the avoidance of doubt a Closing Net Adjustment Amount of negative $1.00 is greater than a Closing Net Adjustment Amount of negative $2.00), the Cash Amount shall be increased by the difference between the Closing Net Adjustment Amount and the Stated Net Adjustment Amount, and in the event that the Closing Net Adjustment Amount is less than the Stated Net Adjustment Amount (and for the avoidance of doubt a Closing Net Adjustment Amount of negative $2.00 is less than a Closing Net Adjustment Amount of negative $1.00), the Cash Amount shall be decreased by the difference between the Closing Net Adjustment Amount and the Stated Net Adjustment Amount.
          (b) At least ten (10) business days prior to the Closing Date, Sun shall prepare in good faith and deliver to Horizon OP a statement, together with reasonable documentation supporting such estimated calculation (collectively, the “Estimated Closing Statement”), that shall set forth Sun’s good faith calculation of (i) the Closing Working Capital (in the aggregate and on an individual Hotel-by-Hotel basis), (ii) the Adjusted Indebtedness (in the aggregate and on an individual Hotel-by-Hotel basis), (iii) the Required Capital Expenditure Amount (in the aggregate and on an individual Hotel-by-Hotel basis), (iv) the Casualty Adjustment Amount (in the aggregate and on an individual Hotel-by-Hotel basis) and (v) the Closing Net Adjustment Amount (as so estimated, the “Estimated Adjustment Amount”). The Estimated Closing Statement shall be accompanied by a written certification of the controller of Sun (solely in his capacity as an officer of Sun) to the effect that the Estimated Closing Statement and the calculation of the Estimated Adjustment Amount have been prepared in good faith in accordance with the Closing Statement Principles and this Article 8. If Horizon OP notifies Sun, at least three (3) business days prior to the Closing Date, that it disagrees with the Estimated Adjustment Amount, the parties hereto shall cooperate in good faith to reach an agreement as to the Estimated Adjustment Amount and the amount of the Estimated Adjustment Amount will be revised to reflect any such agreement, if any. The Cash Amount payable by Horizon OP at Closing shall be (x) increased in the amount by which the Estimated Adjustment Amount exceeds the Stated Net Adjustment Amount or (y) decreased in the amount by which the Stated Net Adjustment Amount exceeds the Estimated Adjustment Amount, as applicable.
          (c) As promptly as practicable following the Closing Date but in no event later than ninety (90) days thereafter, Sun shall deliver to Horizon OP a statement, together with reasonable documentation supporting such calculation (collectively, the “Preliminary Closing Statement”), that shall set forth Sun’s calculation of (i) the Closing Working Capital (in the aggregate and on an individual Hotel-by-Hotel basis), (ii) the Adjusted Indebtedness (in the aggregate and on an individual Hotel-by-Hotel basis), (iii) the Required Capital Expenditure Amount (in the aggregate and on an individual Hotel-by-Hotel basis), (iv) the Casualty Adjustment Amount (in the aggregate and on an individual Hotel-by-Hotel basis) and (v) the Closing Net Adjustment Amount based on the Preliminary Closing Statement (the “Preliminary Adjustment Amount”).
          (d) Horizon OP shall have forty-five (45) days (unless Sun and Horizon OP mutually agree to an extension; provided, however, that Sun shall not unreasonably withhold its agreement to such an extension of an additional forty-five (45) days) following delivery to

Horizon OP of the Preliminary Closing Statement and the calculation of the Preliminary Adjustment Amount during which to review the Preliminary Closing Statement and such calculations, and to notify Sun if it believes that (i) the Preliminary Closing Statement was not prepared in accordance with the Closing Statement Principles, as applicable, and this Article 8 (in which case such notification shall be accompanied by a report of KPMG stating that it concurs with Horizon OP’s position that the Preliminary Closing Statement was not prepared in accordance with the Closing Statement Principles, as applicable, and this Article 8), (ii) the Preliminary Closing Statement contains mathematical error or (iii) the calculation of the Preliminary Adjustment was not in accordance with this Article 8. In connection with such review, Horizon OP and its Representatives shall have the right to communicate with E&Y, and Sun shall use commercially reasonable efforts to cause E&Y to permit Horizon OP to review all work papers, schedules, memoranda and other documents prepared or reviewed by Sun or E&Y during the course of its review, and such access shall be provided promptly after request by Horizon OP or its Representatives; provided that, the foregoing shall be subject to professional standards and E&Y’s firm policy, which may include the requirement that Horizon OP and its Representatives sign an “indemnification letter” in a form customarily accepted by E&Y prior to receiving access to any materials prepared by E&Y. If Horizon OP fails to properly notify Sun of any such dispute within such 45-day (or extended period) period, the Preliminary Closing Statement and the calculation of the Preliminary Adjustment Amount shall be deemed final. In the event that Horizon OP shall so notify Sun of any dispute, Horizon OP and Sun shall cooperate in good faith to resolve such dispute as promptly as possible, and upon such resolution, if any, any adjustments to the Preliminary Closing Statement and the Preliminary Adjustment Amount shall be made in accordance with the agreement of Horizon OP and Sun.
          (e) If Horizon OP and Sun are unable to resolve any such dispute within fifteen (15) days (or such longer period as Horizon OP and Sun shall mutually agree in writing) of Horizon OP’s delivery of such notice, such dispute shall be resolved by the accounting firm selected in the manner set forth below (the “Independent Accounting Firm”), and such determination shall be final and binding on the parties hereto; provided, however, that (i) the calculation of the aggregate amount of adjustments to be made pursuant to this Section 8.4 (the “Final Adjustment Amount”) shall be based on the Final Closing Statement and the definitions and terms contained herein and (ii) unless the Independent Accounting Firm determines that the Preliminary Closing Statement was not prepared in accordance with the Closing Statement Principles, as applicable, and this Section 8.4 or contains mathematical errors, the Preliminary Closing Statement shall be the Final Closing Statement. Sun and Horizon OP shall mutually select the Independent Accounting Firm, but if Sun and Horizon OP cannot mutually agree on the identity of the Independent Accounting Firm, then Sun and Horizon OP shall each submit to the other party’s independent auditor the name of a national accounting firm other than E&Y and KPMG, and the Independent Accounting Firm shall be selected by lot from these two firms by the independent auditors of the two parties. If no national accounting firm shall be willing to serve as the Independent Accounting Firm, then a nationally recognized (in the United States) expert in public accounting shall be selected to serve as such, such selection to be according to the above procedures. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 8.4(e) shall be shared equally by Sun and Horizon OP. The Independent Accounting Firm shall be instructed to use every commercially reasonable effort to perform its services within thirty (30) days of submission of the Preliminary Statement to it and, in any case, as promptly as practicable after such submission. The Final

Closing Statement and the calculation of the Final Adjustment Amount shall then be prepared by Sun based on the determination of the Independent Accounting Firm. For purposes of this Section 8.4(e), the “Final Closing Statement” shall mean (i) the Preliminary Closing Statement if deemed final pursuant to Section 8.4(d) or this Section 8.4(e), (ii) any closing statement deemed by mutual agreement of Sun and Horizon OP to be the Final Closing Statement or (iii) the statement determined by the Independent Accounting Firm to be the Final Closing Statement in accordance with this Section 8.4(e), whichever shall first occur.
          (f) No more than five (5) business days after the determination of the Final Adjustment in accordance with Section 8.4(e), (i) if the Estimated Adjustment Amount exceeds the Final Adjustment Amount, the Cash Amount shall be decreased by the amount of such difference, and Sun or the applicable Seller shall deliver to the applicable Horizon Parties (including the Acquired Entities and the Directly Acquired Assets Owners), by wire transfer of immediately available funds, a U.S. dollar amount equal to such difference and (ii) if the Final Adjustment Amount exceeds the Estimated Adjustment Amount, the Cash Amount shall be increased by the amount of such difference, and the applicable Horizon Parties (including the Acquired Entities and the Directly Acquired Assets Owners) shall deliver to Sun or the applicable Seller, by wire transfer of immediately available funds, a U.S. dollar amount equal to such difference, together with, in each case of clauses (i) and (ii), interest on such difference accrued at a variable rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., at its principal office in New York, New York, as its annual base rate, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date such amount is payable pursuant to this Section 8.4(f) (and, thereafter, accrued at such annual base rate plus 3% per annum, calculated on the basis of the actual number of days elapsed over 365).
          (g) For the purposes of this Section 8.4, “Adjusted Indebtedness” means all Indebtedness included in the Assumed Liabilities as of the Apportionment Time after giving effect to the completion of the transactions contemplated by this Agreement to take place at or prior to the Closing and as determined in accordance with the Closing Statement Principles; provided, however, that (i) the Adjusted Indebtedness shall not in any event include (A) any Retained Liabilities or (B) any amount of Indebtedness to the extent all rights to receive payment in respect of, and each other right with respect to, such amount is an Acquired Asset (except to the extent such rights are included in the Closing Working Capital) and (ii) the adjustments for Adjusted Indebtedness described in this Section 8.4 are not intended to be duplicative of any adjustments provided for elsewhere in this Section 8.4 and there shall be no double counting of adjustments.
          (h) Except as otherwise expressly set forth in this Section 8.4, all adjustments shall be on an accrual basis in accordance with the Closing Statement Principles, and based on the actual number of days in the applicable period.
          (i) All references to “Acquired Business” in this Section 8.4 shall mean the Acquired Business excluding any Deferred Assets, and Closing Working Capital as used in this Section 8.4 shall be deemed not to include Working Capital to the extent associated with any Deferred Asset.

          (j) For purposes of determining the Closing Working Capital set forth on the Final Closing Statement, Sun and Horizon OP shall recalculate and readjust (in accordance with the Closing Statement Principles) any current Acquired Assets and current Assumed Liabilities (i) which were not included on the Estimated Closing Statement or Preliminary Closing Statement because of the unavailability of information or (ii) which were included on the Estimated Closing Statement or Preliminary Closing Statement based upon estimated information. The Closing Working Capital set forth on the Final Closing Statement shall be final and, except as otherwise expressly set forth in this Article 8, there shall be no further adjustment under this Article 8 between Sun and Horizon OP for Closing Working Capital; provided, however, if, after the determination of the Final Adjustment pursuant to Section 8.4(e) but within 12 months of the Closing Date, the actual amount of any one or more of the items described in clause (iii) above, individually or in the aggregate, is asserted in good faith by Horizon OP or Sun to vary from the amount reflected in the Final Adjustment by more than $500,000, the Final Adjustment shall be recalculated to equal the actual amount of such item, subject to determination as promptly as practicable thereafter in a manner consistent with the determination of the Final Adjustment, and the parties hereto shall promptly thereafter make the appropriate payments and adjustments to the Cash Amount.
ARTICLE 9.
TERMINATION, AMENDMENT AND WAIVER
     Section 9.1 Termination. This Agreement may be terminated at any time prior to the REIT Merger Effective Time:
          (a) by mutual written consent of Horizon OP and Sun;
          (b) by Horizon OP, if (1) (A) any Sun Party has breached any covenant or agreement set forth in this Agreement (other than Section 6.7(a), (c), (d) or (e) thereof unless Sun failed to use its reasonable best efforts to deliver the Unaudited 2005 Interim Financial Statements or, if applicable, the Unaudited Stub Period Financial Statements, the 2005 Audited Financial Statements or Unaudited 2006 Interim Financial Statements, in any case within the applicable time periods specified therein) or (B) any representation or warranty of Sun or Trust shall have become untrue, (2) such breach or misrepresentation is incapable of being cured or, if capable of being cured, is not cured within twenty (20) business days after written notice thereof and (3) such breach or misrepresentation would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied;
          (c) by Sun, if (1) (A) either Horizon or Horizon OP has breached any covenant or agreement set forth in this Agreement or (B) any representation or warranty of Horizon or Horizon OP shall have become untrue, (2) such breach or misrepresentation is incapable of being cured or, if capable of being cured, is not cured within twenty (20) business days after written notice thereof and (3) such breach or misrepresentation would cause the conditions set forth in Sections 7.3(a) or 7.3(b) not to be satisfied;
          (d) by either Horizon OP or Sun, if any Governmental Entity shall have issued a judgment, injunction, order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the

Horizon Transactions, and such judgment, injunction, order, decree, ruling or other action shall have become final and nonappealable (which judgment, injunction, order, decree, ruling or other action the terminating party and its Affiliates shall have used their reasonable best efforts to resist, resolve or lift, as applicable);
          (e) by either Horizon OP or Sun, if the Closing Transactions shall not have been consummated prior to April 17, 2006 (such date, as extended pursuant to this Section 9.1(e), the “Termination Date”); provided, however, that (i) if the Closing Notice is delivered on or prior to the Termination Date, then neither Horizon OP nor Sun may terminate this Agreement pursuant to this Section 9.1(e) until the first Monday (or, if such Monday is not a business day, the next business day) that is at least three (3) business days following the date on which the Closing Notice is delivered to Sun, (ii) the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure, or the failure of whose Affiliate, to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Transactions to occur on or before such date and (iii) Sun shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) if the announcement or pendency of a Paired Share Proposal, or discussions, negotiations or other activities with respect thereto, has been the cause of, or resulted in, the failure of the Closing Transactions to occur on or before such date;
          (f) by either Horizon OP or Sun if, upon a vote at a duly held Horizon Stockholders Meeting or any adjournment thereof, the Horizon Stockholder Approval shall not have been obtained as contemplated by Section 6.1;
          (g) by either Horizon OP or Sun upon written notice to the other if the Share Value is less than $13.60;
          (h) by either Horizon OP or Sun, upon written notice to the other, if any condition to the obligation of such party to consummate the Closing Transactions becomes incapable of satisfaction prior to the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(h) shall not be available to any party whose failure, or the failure of whose Affiliate, to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such conditions;
          (i) by Sun or Trust prior to February 12, 2006 in accordance with Section 9.6;
          (j) by Sun if (i) Sun (A) delivers to Horizon OP a written notice (1) describing in reasonable detail actual or alleged breaches or failures to be true of one or more of its representations or warranties in this Agreement, including the estimated Losses arising therefrom, and (2) requesting that Horizon OP agree to limit the Purchaser Indemnified Parties’ rights to indemnification under clause (i) of Section 2(a) of the Indemnification Agreement with respect to the breaches and failures described in reasonable detail in such notice to an amount no greater than $50 million (the “Pre-Closing Cap Amount”) and (B) provides Horizon OP with reasonably detailed responses to inquiries from Horizon OP with respect to the matters described in Sun’s notice and (ii) Horizon OP does not, at least five (5) business days prior to the date the Closing would otherwise occur (except for the existence of such acts, failures and events), deliver written notice to Sun agreeing to the indemnification limitations set forth in clause (i)(A)(2); provided, however, that (I) if Sun delivers the notice set forth in clause (i) to Horizon OP less than fifteen (15) business days prior to the date scheduled to be the Closing Date, Horizon OP shall have the right to extend the Closing by the number of business days equal to fifteen (15) minus the number of business days prior to such scheduled Closing Date on which such notice is delivered to Horizon OP and (II) Sun shall not be entitled to receive any limitation under this Section 9.1(j) with respect to (a) its obligations under any provision of the Indemnification Agreement other than clause (i) of Section 2(a) thereof or (b) any breaches or failures to be true of representations and warranties contained in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Capital Structure), Section 3.4(a) (Authority), Section 3.15 (No Brokers) and Section 3.24 (No Vote Required);
          (k) by Horizon OP if (A) Sun enters into any definitive agreement relating to a Paired Share Proposal or (B) any transaction contemplated by any Paired Share Proposal is consummated; or
          (l) by Horizon OP if (i) Horizon OP (A) delivers to Sun a written notice (1) describing in reasonable detail actual or alleged breaches or failures to be true of one or more of its representations or warranties in this Agreement that would be subject to the Cap (as defined in the Indemnification Agreement), including the estimated Losses arising therefrom, the sum of Sun’s liability for which under the Indemnification Agreement (giving effect to all limitations on liability in the Indemnification Agreement other than the Cap) could reasonably be expected to exceed the Cap and (2) requesting that Sun agree that the Cap shall not apply with respect to the breaches and failures described in reasonable detail in such notice and (B) provides Sun with reasonably detailed responses to inquiries from Sun with respect to the matters described in Horizon OP’s notice and (ii) Sun does not, at least five (5) business days prior to the date the Closing would otherwise occur (except for the existence of such actual or alleged breaches or failures to be true), deliver written notice to Horizon OP agreeing that the Cap shall not apply with respect to such breaches and failures as set forth in clause (i)(A)(2); provided, however, that if Horizon OP delivers the notice set forth in clause (i) to Sun less than fifteen (15) business days prior to the date scheduled to be the Closing Date, Sun shall have the right to extend the Closing by the number of business days equal to fifteen (15) minus the number of business days prior to such scheduled Closing Date on which such notice is delivered to Sun.
     Section 9.2 Effect of Termination.
          (a) In the event of termination of this Agreement by either Sun or Horizon OP as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Horizon Party or Sun Party, other than Section 3.15 (No Brokers), clause (ii) of each of Section 6.2(a) and (b) (Access to Information; Confidentiality), Section 8.3 (Transaction Expenses), this Section 9.2 (Effect of Termination) and Article 10 (General Provisions), and except to the extent that such termination results from a breach (or, solely for purposes of Section 9.2(e), a willful or intentional breach) by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.
          (b) If this Agreement is terminated by either Horizon OP or Sun pursuant to Section 9.1(f), then Horizon OP shall, on the date of such termination, reimburse Sun for all of the out-of-pocket expenses reasonably incurred by the Sun Parties directly related to this

Agreement and the transactions contemplated by this Agreement since April 1, 2005 up to a maximum amount of $20 million.
          (c) If this Agreement is terminated by Sun or Trust pursuant to Section 9.1(i), then Sun shall, at or prior to such termination, (A) reimburse Horizon OP for all of the out-of-pocket expenses reasonably incurred by the Horizon Parties directly related to this Agreement and the transactions contemplated by this Agreement since April 1, 2005 up to a maximum amount of $20 million and (B) pay Horizon OP a cash fee of $100 million.
          (d) If this Agreement is terminated by Sun or Horizon OP as a result of the failure or alleged failure of the conditions set forth in Section 7.3(g) to be satisfied or waived, then Sun shall at or prior to, and as a condition of, such termination by Sun (or within five (5) business days of any such termination by Horizon OP) (A) reimburse Horizon OP for all of the out-of-pocket expenses reasonably incurred by the Horizon Parties directly related to this Agreement and the transactions contemplated by this Agreement since April 1, 2005 up to a maximum amount of $20 million and (B) pay Horizon OP a cash fee of $25 million.
          (e) If this Agreement is terminated pursuant to Section 9.1(j) then, without limiting the recourse of the Horizon Parties under Section 9.2(a), Sun shall, within five (5) business days of the date of such termination, reimburse Horizon OP for all of the out-of-pocket expenses reasonably incurred by the Horizon Parties directly related to this Agreement and the transactions contemplated by this Agreement since April 1, 2005 up to a maximum amount of $20 million.
          (f) All payments under this Section 9.2 shall be made by wire transfer of same day funds. Each of Sun and Horizon acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, each of the parties hereto would not enter into this Agreement; accordingly, if any party fails to promptly pay the amount due pursuant to this Section 9.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for any of the amounts set forth in this Section 9.2, such party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
     Section 9.3 Deferral Provisions to Insure Compliance with REIT Gross Income Tests. Notwithstanding any other provisions in this Agreement, any payments otherwise to be made by Sun to Horizon OP under Section 9.2 for any calendar year shall not exceed the sum of (a) the amount that it is determined should not be gross income of Horizon for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in a No Gross Income Opinion (as such term is defined in the Tax Sharing and Indemnification Agreement) plus (b) such additional amount that it is estimated can be paid to Horizon in such taxable year without creating a risk that the payment would cause Horizon to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income, which determination shall be made by independent tax accountants to Horizon and (c) in the event Horizon receives an Alternative Tax Letter (as such term is defined in the Tax Sharing and Indemnification Agreement) indicating that Horizon has received a ruling from the Internal Revenue Service holding that Horizon’s receipt of the additional amount otherwise to be paid under Section 9.2 either would constitute Qualifying Income or would be excluded from gross income of Horizon for purposes of Sections 856(c)(2) and (3) of the Code, the aggregate payments otherwise required to be made under this Agreement (determined without regard to this Section 9.3) less the amount otherwise previously paid under clauses (a) and (b) above. The obligation of Sun to pay any unpaid portion of any payment otherwise required under this Agreement that remains unpaid solely by reason of this Section 9.3 shall terminate five years from the date such payment otherwise would have been made but for this Section 9.3. Sun shall place the full amount of any payments otherwise to be made by Sun to Horizon OP under Section 9.2 in a mutually agreed escrow account upon mutually acceptable terms which shall provide that any portion thereof shall not be released to Horizon OP unless and until Sun receives any of the following: (x) a letter from Horizon’s independent tax accountants indicating the amount that it is estimated can be paid at that time to Horizon OP without creating a risk that the payment would cause Horizon to fail to meet the Specified REIT Requirements (as such term is defined in the Tax Sharing and Indemnification Agreement) for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants, (y) an Alternative Tax Letter or (z) an opinion of outside tax counsel selected by Horizon, which such opinion shall be reasonably satisfactory to Horizon, to the effect that, based upon a change in law after the date on which payment was first deferred hereunder, receipt of the additional amount otherwise to be paid under this Agreement either would be excluded from gross income of Horizon for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in any of which events Sun shall pay to Horizon OP the lesser of the unpaid amounts due under this Agreement (determined without regard to this Section 9.3) or the maximum amount stated in the letter referred to in clause (x) above. At the end of the five year period referred to above in this Section 9.3 with respect to any amount placed in such escrow, if none of the events referred to in clauses (x), (y) or (z) of the preceding sentence shall have occurred, such amount shall be released from such escrow to be used as determined by Sun in its sole and absolute discretion.
     Section 9.4 Amendment. This Agreement may be amended by the parties hereto in writing by action of the Board of Directors of Horizon (or any duly constituted committee thereof with proper authority as to such matters), the Board of Trustees of the Trust and the Board of Directors of Sun (or any duly constituted committee thereof with proper authority as to such matters). The parties hereto agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to continue the status of Horizon and each applicable Horizon Subsidiary as a REIT.
     Section 9.5 Extension; Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, and such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 9.6 Procedure for Termination. Sun or Trust may terminate this Agreement pursuant to Section 9.1(i) only if (i) Sun, Trust or any Sun Subsidiary has received a Superior Proposal, (ii) in light of such Superior Proposal a majority of the Board of Trustees of Trust or a majority of the Board of Directors of Sun, as applicable, shall have determined in good faith, after consulting with outside counsel, that a termination of this Agreement would be consistent with its duties to holders of Trust Shares or Sun Common Stock, as applicable, under applicable Law, (iii) Trust has notified Horizon in writing of the determination described in clause (ii) above, (iv) at least five (5) business days following receipt by Horizon of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Horizon since receipt of the notice referred to in clause (iii) above, the Board of Trustees of Trust or the Board of Directors of Sun, as applicable, has determined in good faith, after consultation with its outside financial advisor, that any such revised proposal made by Horizon is less favorable, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, to holders of Trust Shares or Sun Common Stock, as applicable, than such Superior Proposal and (v) at or prior to such termination, Sun makes the payment required by Section 9.2(c).
ARTICLE 10.
GENERAL PROVISIONS
     Section 10.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (a) “Acquired Assets” means any and all right, title and interest of the Acquired Entities and the Asset Sellers in and to (i) the Acquired Hotels and (ii) payment in respect of, and any other rights under, Indebtedness to the extent such Indebtedness is an Assumed Liability.
          (b) “Acquired Business” means the business, operations and activities of (i) the Acquired Hotels, including the ownership thereof, and (ii) the Acquired Entities to the extent related to the ownership, operation and activities of the Acquired Hotels, excluding in each case the Excluded Business.
          (c) “Acquired Entities” means Trust and the other Sun Subsidiaries set forth on Schedule 10.1(c) as such Schedule may be amended from time to time in accordance with permitted changes to the Restructuring Plan.
          (d) “Acquired Hotel” means each individual hotel set forth on Schedule 10.1(d), together with the Related Property with respect thereto; collectively, the “Acquired Hotels”.
          (e) “Acquired Hotel Agreed Amount” means, with respect to each Acquired Hotel, as adjusted (for the purposes of Section 6.18(f)) in accordance with clause (v) of Section 6.18(f), the amount set forth on Schedule 10.1(e).

          (f) “Acquired Property” means, with respect to each Acquired Hotel, each parcel of Land and the associated Improvements; collectively, the “Acquired Properties”.
          (g) “Apportionment Time” means, with respect to any Hotel, 12:01 a.m. local time on the Closing Date and, with respect to the Adjusted Indebtedness, 12:01 a.m. New York City time on the Closing Date.
          (h) “Assets” means all assets, properties, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located, in each case whether or not recorded or reflected on the books and records or financial statements of any Person.
          (i) “Assumed Liabilities” means, other than the Retained Liabilities, (i) all Liabilities of the Acquired Entities and the Asset Sellers to the extent relating to the Acquired Business, (ii) the Specified Indebtedness and (iii) any Indebtedness of an Acquired Entity that can be settled, offset or discharged in full by such Acquired Entity immediately following the Closing without such Acquired Entity incurring any Liability in connection therewith, but only to the extent all associated rights to receive payment in respect of such Indebtedness, and other rights with respect to such Indebtedness, constitute Acquired Assets.
          (j) “C Corporation Earnings and Profits” means, with respect to an Acquired Entity, earnings and profits (within the meaning of the Code) that have been accumulated in, or are attributable to, any taxable period of such Acquired Entity for which such Acquired Entity was not taxable as a REIT.
          (k) “Class A Cash Consideration” means, subject to Section 6.30, the sum of (i) the portion of the Cash Amount allocated to the Class A Shares in the REIT Merger in accordance with Section 2.5 and (ii) a cash amount equal to (A) the Excess Dividend Amount multiplied by (B) the number of shares of Horizon Common Stock issuable in exchange for the Class A Shares pursuant to Section 1.6(a)(i).
          (l) “Class B Cash Consideration” means the sum of (i) the aggregate Class B Cash Amount payable by Horizon to all holders of Class B Shares as of the Determination Time and (ii) the Class A EPS Horizon Cash Amount.
          (m) “Class B Excess Dividend Amount” means a cash amount equal to (i) the Excess Dividend Amount multiplied by (ii) the Exchange Ratio.
          (n) “Closing Restructuring Steps” means the transactions referred to in Exhibit A and Exhibit B as the Closing Restructuring Steps.
          (o) “Closing Statement Principles” means GAAP consistent with the accounting principles and practices applied in the preparation of the Audited Combined Historical Financial Statements, applied on a consistent basis for the periods involved, except as set forth in the Preparation Principles and, with respect to Working Capital, Section 8.4 and Schedule 8.4(a).

          (p) “CMBS Indebtedness”means the Indebtedness incurred under the Loan Agreement, dated as of January 27, 1999, as amended, among the Borrowers named therein, as borrowers, Starwood Operator I LLC, as operator, Starwood Operator II LLC, as manager, and Lehman Brothers Holdings Inc. d/b/a Lehman Capital, a division of Lehman Brothers Holdings Inc.
          (q) “Code” means the Internal Revenue Code of 1986, as amended.
          (r) “Consolidated Group” means an “affiliated group” within the meaning of Section 1504 of the Code.
          (s) “Contract” means any contract, agreement, lease, concession, license, sales order, purchase order, note, instrument or other commitment, whether written or oral, that is binding on any Person or entity or any part of its property under applicable Law, including any amendments thereto.
          (t) “Directly Acquired Assets” means the Acquired Assets other than to the extent held by an Acquired Entity immediately prior to the Closing.
          (u) “Directly Acquired Assets Owner” means, with respect to any Directly Acquired Asset, Horizon OP or the Horizon Subsidiary designated by Horizon OP to acquire such Acquired Asset from the applicable Asset Seller at the Closing.
          (v) “EC Merger Regulations” means Council regulation (EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1 and the regulations and decisions of the Council or Commission of the European Community or other organs of the European Union or European Community implementing such regulations.
          (w) “Encumbrance” means any pledge, claim, lien, security interest, privilege, charge, option, mortgage, deed of trust, deed to secure debt, claim against title, right-of-way, easement, covenant, condition or restriction, lease, license, right to occupy, right of first refusal or offer, encroachment, building or use restriction, conditional sales agreement, license, restriction on transfer of title or voting, or any other encumbrance of any nature whatsoever.
          (x) “Excess Dividend Amount” means a cash amount equal to the sum of the per-share value of all dividends or distributions on Horizon Common Stock in excess of $0.15 per share in any calendar quarter with a record date after the date of this Agreement and prior to the Closing Date.
          (y) “Excluded Assets” means: (i) all Assets of Sun and the Sun Subsidiaries to the extent (x) used or held for use (other than at any Acquired Property, other than, with respect to personal property, in a regional office described in Section 3.10 of the Sun Disclosure Letter), in the general administration of the business of Sun or the Retained Subsidiaries or (y) not used or held for use primarily in the Acquired Business, including, (A) with respect to each Hotel, all Assets to the extent owned by Sun or any Sun Subsidiary in its capacity as a manager of such Hotel and (B) all Sun Intellectual Property, including Hotel Guest Information and Guest Data (in each case as defined in the form of Operating Agreement), but excluding any Hotel

Guest Information with respect to guests checking in or out of an Acquired Hotel on or after the Closing Date; (ii) the Excluded Hotels; (iii) all National/Regional Operating Agreements; (iv) all Assets of Sun and the Sun Subsidiaries identified on Schedule 10.1(y); (v) any Interests other than Interests in the Acquired Entities; and (vi) subject to the terms and conditions of Section 6.18, the Deferred Assets.
          (z) “Excluded Business” means (i) the hotel management and franchise business, (ii) the business, operations and activities of Sun and the Sun Subsidiaries associated with or included in the Excluded Assets, including the ownership thereof, and (iii) all terminated, divested or discontinued businesses, hotels or other facilities which, at or prior to the time of termination, divestiture or discontinuation, related to or otherwise would have been part of the Acquired Business.
          (aa) “Excluded Hotel” means each individual hotel owned by Sun or any Sun Subsidiary that is not an Acquired Hotel, including each individual hotel set forth on Schedule 10.1(aa), together with the Related Property with respect thereto; collectively, the “Excluded Hotels”.
          (bb) “FF&E Reserves” means the account or accounts that hold funds comprising any “FF&E reserve”, “reserve for replacements” or similar reserve under the applicable operating or management agreement for a Hotel (including all funds deposited in the FF&E Reserves for the portion of the final accounting period prior to the Apportionment Time).
          (cc) “Governmental Entity” means any federal, state, provincial, regional or local government or any court, administrative or regulatory agency or commission or other governmental authority, bureau or agency, domestic or foreign.
          (dd) “Guest Ledger” means, with respect to any Hotel, all charges accrued to the open accounts of any guests or customers of such Hotel for (x) the use or occupancy of any guest rooms, suites, banquet or meeting rooms, convention facilities or other facilities in such Hotel, (y) any restaurant, bar, catering or banquet services and (z) any other goods or services provided by or on behalf of the applicable owner at such Hotel.
          (ee) “Horizon Foreign Currency REIT” means any Subsidiary of Horizon OP that (i) elects to be a REIT effective as of a time on the Closing Date, and (ii) acquires Acquired Assets that are not located in the United States.
          (ff) “Horizon Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, Assets, financial condition or results of operations of Horizon, Horizon OP and the Horizon Subsidiaries, taken as a whole; provided, however, any adverse effect arising out of or resulting primarily and directly from any of the following shall be disregarded when determining whether there has been a Horizon Material Adverse Effect: (1) any change in the market price or trading volume of Horizon Common Stock (but not the underlying cause(s) of such change in market price or trading volume), (2) changes in the United States economy generally which do not disproportionately affect Horizon in any material respect, (3) the announcement and pendency of the transactions contemplated by this Agreement, (4) seasonal fluctuations in the business of Horizon and the

Horizon Subsidiaries, (5) (A) changes in law or regulation generally affecting the hotel and leisure industry or (B) changes in GAAP, except, in the case of this clause (5), to the extent Horizon is disproportionately affected in any material respect; provided, further, however, that changes resulting from (I) the commencement or material worsening of a war or armed hostilities or other national or international calamity or (II) any terrorist activities shall not be so disregarded..
          (gg) “Horizon Subject Foreign Currency REIT” means any Horizon Foreign Currency REIT that acquires Acquired Assets that are located in Chile, Poland or Canada.
          (hh) “Horizon Subsidiaries” means the Subsidiaries of Horizon.
          (ii) “Horizon Transactions” means the transactions set forth in Exhibit X.
          (jj) “Hotel” means any Acquired Hotel or Excluded Hotel.
          (kk) “Improvements” means the buildings and other improvements (other than those fixtures identified on Schedule 10.1(kk)) that are located on the Land.
          (ll) “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under notes, bonds, debentures or similar instruments, (iii) obligations upon which interest charges are customarily paid, (iv) obligations under conditional sale or other title retention agreements relating to property purchased by any Person, (v) capitalized lease obligations, (vi) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transaction (valued at the termination value thereof), (vii) all Liabilities with respect to any preference shares in Dubbo Limited, a company duly incorporated in the Republic of Fiji, or Barton Limited, a a company duly incorporated in the Republic of Fiji, and (viii) guarantees of any of the foregoing.
          (mm) “Intellectual Property” means all patents, copyrights, trademarks, trade names, trade dress, brandmarks, brand names, domain names, service marks, designs, logos, slogans and general intangibles of like nature, any registrations and applications for registration thereof, trade secrets and all non-public or proprietary processes, formulae, methods, models, schematics, technology, know-how, mailing lists, customer and guest lists, business plans, computer software programs or applications and tangible or intangible proprietary information or material.
          (nn) “Interests” means, with respect to any Person, all rights, title and interests in and to stock, shares, beneficial interests, limited liability company interests, membership interests, partnership interests and other equity and other ownership interests, whether voting or non-voting, including options, warrants, convertible Indebtedness and other derivative interests (whether or not vested or unvested, or currently exercisable, exchangeable, redeemable or convertible for the underlying Interest).
          (oo) “Knowledge” means (i) with respect to any Horizon Party, the actual knowledge of those individuals identified in Section 10.1(oo)(1) of the Horizon Disclosure Letter and (ii) with respect to any Sun Party, the actual knowledge of those individuals identified in Section 10.1(oo)(2) of the Sun Disclosure Letter.

          (pp) “Land” means those parcels of land of the Hotels, as more particularly described on Section 3.8(a) of the Sun Disclosure Letter (with respect to Acquired Hotels) and Schedule 10.1(aa) (with respect to Excluded Hotels), including all land lying in the bed of any street or highway adjoining each such parcel to the center line thereof, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto.
          (qq) “Laws” means any judgment, order, court decision, rule of common or civil law, injunction, decree, arbitral award, statute, law, ordinance, rule or regulation of any Governmental Entity.
          (rr) “Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise.
          (ss) “Local Purchase Agreements” means the four Local Purchase Agreements and the Schedules and Exhibits thereto to be entered into by the Local Entity Sellers and Local Asset Sellers, as the case may be, on the one hand, and Horizon OP or its designated Horizon Subsidiaries, on the other hand, providing for the sale, conveyance, assignment, transfer, delivery and, as applicable, the license, sublicense, lease or sublease, of the Local Stock Transfer Shares and the Local Directly Acquired Assets, as the case may be, in all material respects (including with respect to the portion of the Local Other Closing Transaction Purchase Price set forth therein), with respect to (A) the Acquired Hotel identified as the “Westin Palace Madrid” on Schedule 10.1(d), in the form of Exhibit Y-1, (B) the Acquired Hotel identified as the “Westin Europa & Regina” on Schedule 10.1(d), in the form of Exhibit Y-2 and (C) the Acquired Hotels identified as the “Westin Palace Milan” and the “Sheraton Roma Hotel & Convention Centre” on Schedule 10.1(d), in the form of Exhibit Y-3.
          (tt) “Market Price” means, with respect to a share of Horizon Common Stock or a Paired Share, on any date, the average of the daily closing prices per share of Horizon Common Stock or Paired Share, as applicable, as reported on the NYSE Composite Transactions reporting system (as published in the Wall Street Journal or, if not published therein, in another authoritative source mutually selected by Sun and Horizon OP) for the twenty (20) consecutive trading days immediately preceding such date.
          (uu) “Material Sun Space Lease” means any Sun Space Lease where the annual base rent collected thereunder exceeds $150,000.
          (vv) “Miscellaneous Hotel Assets” means, with respect to any Hotel, (i) all general intangibles relating to design and development of such Hotel (other than, in the case of an Acquired Hotel, elements of trade dress or other brand specific design elements associated with the Sun Trademarks, which shall be within the definition of Sun Intellectual Property); (ii) all rights and work product under construction, service, consulting, engineering, architectural and other Contracts, receipts, accounting and business records, books and files relating solely to ownership or operation of such Hotel; (iii) all keys and lock and safe combinations relating to such Hotel; (iv) all surveys, architectural, consulting and engineering blueprints, plans and specifications (together with architects’ certificates, if any, indicating that renovation and reconstruction to such Hotel has been completed in accordance therewith), drawings and reports related to such Hotel; (v) all books and records (financial and otherwise) with respect to such Hotel (including, in the case of an Acquired Hotel, the associated Books and Records); and (vi) all telephone numbers for such Hotel.
          (ww) “National/Regional Operating Agreements” means all operating agreements or contracts pursuant to which goods, services, licenses or other items are provided to other hotels which are owned, leased or operated by Sun or any Sun Subsidiary in addition to the Acquired Hotels.
          (xx) “Ordinary Course” means the ordinary course of business consistent with past practice.
          (yy) “Organizational Documents” means certificates or articles of incorporation or other formation, bylaws, partnership agreements, limited liability company agreements or other joint venture agreements, or other comparable governing documents of any Person.
          (zz) “Other Share Consideration” means the shares of Horizon Common Stock, if any, allocated to the Other Closing Transactions in accordance with Section 2.5.
          (aaa) “Paired Share Proposal” means any proposal or offer (including any proposal or offer to Sun’s or Trust’s equityholders) with respect to any transaction or a series of transactions to the extent such one or more transactions relate to the issuance, offer or sale of Paired Shares that has resulted or, if not yet consummated, as proposed would result, in the acquisition by any Person or group of Persons, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50 percent of the Paired Shares.
          (bbb) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          (ccc) “Personal Property” means, with respect to any Hotel: (i) all furniture, furnishings, fixtures, fittings, vehicles, rugs, mats, draperies, carpeting, appliances, signage, devices, engines, telephone and other communications equipment, artwork, televisions and other audio and video equipment, computers, electrical, mechanical, HVAC and plumbing fixtures and cabling and other equipment located in or used in the operation of the Hotel (the “FF&E”); (ii) all items included within the non-real property definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Ninth Edition Revised 1996, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”), including linen, china, glassware, tableware, uniforms and other consumables, in use or in circulation in connection with the operation of the Hotel; (iii) all “Inventories” as defined in the Uniform System of Accounts, such as provisions in refrigerators, pantries and kitchens, alcoholic and non-alcoholic beverages, other merchandise intended for sale or resale, fuel and other similar supplies and materials, in use or in circulation in connection with the operation of the Hotel; (iv) all Miscellaneous Hotel Assets; (v) with respect to any Acquired Hotel, all Hotel Guest Information (as defined in the form of Operating Agreement) with respect to guests checking in or out of such Acquired Hotel on or after the Closing Date; (vi) with respect to any Acquired

Hotel, the applicable names, trademarks and service marks set forth on Schedule 10.1(ccc) (the “Acquired Names”); and (vii) all operating accounts and reserves, including FF&E Reserves and working capital of the Hotel; but (in the case of Acquired Hotels) in each case (other than clause (v) and (vi)) excluding the Excluded Assets.
          (ddd) “Post-Closing Deferral Deadline” means (i) subject to clauses (iii) and (iv), with respect to any Deferred Asset that does not include any Acquired Property identified on Schedule 10.1(ddd), the day that is ninety (90) days after the Closing Date, (ii) subject to clauses (iii) and (iv), with respect to any Deferred Asset that does include an Acquired Property identified on Schedule 10.1(ddd), the day that is the amount of time after the Closing Date specified on Schedule 10.1(ddd) with respect to such Deferred Asset, (iii) with respect to Deferred International Hotels deferred pursuant to Section 6.18(a)(ix), October 17, 2006 and (iv) notwithstanding anything to the contrary in clause (i) or (ii), with respect to any Deferred Asset for which an associated Deferral Trigger is the subject of arbitration pursuant to Section 6.18(c), the business day that is thirty (30) business days after the final conclusion of such arbitration.
          (eee) “Post-Closing Horizon Transactions” means the Horizon Transactions identified as such on Exhibit X.
          (fff) “Privacy Laws” means Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of any Acquired Hotel, including the regulations and decisions of the Council or Commission of the European Community or other organs of the European Union or European Community implementing such regulations.
          (ggg) “Qualifying Accounting Firm” means Deloitte & Touche LLP, PricewaterhouseCoopers LLP or E&Y.
          (hhh) “Related Property” means, with respect to any Hotel: (i) the Land; provided that, with respect to any Acquired Hotels that are held pursuant to a Ground Lease, the parties acknowledge that, unless expressly stated otherwise, the Sun Parties are not making any representations as to, or agreeing to transfer any interest other than the right, title and interest of the Sun Parties in, the Land subject to such Ground Lease; (ii) the Improvements; (iii) the Personal Property; (iv) except (in the case of Acquired Hotels) for any Excluded Assets, Permits; (v) the Guest Ledger; (vi) each ground lease, space lease or other right of occupancy affecting or relating to the Hotel; (vii) except (in the case of Acquired Hotels) for any Excluded Assets, any other leases or Contracts to the extent related to the maintenance, ownership, use, possession or operation of the Hotel; and (viii) in the case of each Acquired Hotel, the corporate or other company franchises, certificates of incorporation (and other Organizational Documents), corporate or other company seals, minute books, corporate or similar company records of, equity interests in, and all partnerships, joint ventures or other similar governance agreements with respect to, each Acquired Entity directly or indirectly owning an interest in such Acquired Hotel.
          (iii) “Representatives” means (i) with respect to Horizon or any Horizon Subsidiaries, their respective Horizon Representatives and (ii) with respect to Sun or any Sun Subsidiaries, their respective Sun Representatives.

          (jjj) “Required Antitrust Approvals” means all filings and approvals under the following Laws required to be made or obtained, as the case may be, in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and the Horizon Transactions: the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and the EC Merger Regulations, in each case as amended, and all other Laws that are designed or intended to regulate competition or investment or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
          (kkk) [Intentionally Omitted.]
          (lll) “Restructuring Parameters” has the meaning accorded to such term by Exhibit A.
          (mmm) “Retained Liabilities” means any and all Liabilities, whether arising before, on or after the Closing Date, (i) of the Sun Parties, their businesses, or any of their respective current or former Affiliates, Subsidiaries, predecessor companies or divisions (including the Acquired Entities), to the extent resulting from, arising out of or related to: (A) the past, present or future operation of the Retained Sun Business; (B) the past, present or future ownership or use of any Assets (other than the Acquired Assets) owned or used by Sun or any of its Affiliates; (C) the Restructuring Plan or the transactions contemplated hereby or thereby, except to the extent the Horizon Parties (x) are obligated to pay such Liabilities under Section 8.3 or (y) receive a credit for such Liabilities under Article 8; (D) shareholders or creditors of, or other holders of any Interests in, Sun or any Sun Subsidiary (including any Acquired Entity with respect to events occurring on or prior to the Closing Date), including Losses related to any claims regarding fiduciary duties, appraisal or dissenters’ rights (except, in the case of appraisal or dissenters’ rights relating to the Mergers, for Losses, in the aggregate, that equal no more than the value of consideration not paid in the Mergers due to such claims) or securities Laws or under any Contracts with such holders of Interests, except that this clause (D) shall exclude the amount of any Indebtedness excluded from clause (F) below; (E) with respect to events occurring on or prior to the Closing Date, obligations under ERISA, all Laws applicable to any Employee Plan, any Employee Plan or, except to the extent Horizon or the Horizon Subsidiaries received a credit for such Liability pursuant to Article 8, any other Liability related to employees; (F) Indebtedness other than Specified Indebtedness to the extent (1) the Horizon Parties receive a credit therefor under Article 8 or (2) any and all rights to receive payment in respect thereof, and other rights with respect thereto, constitute Acquired Assets; (G) the Contracts or matters identified on Schedule 10.1(mmm); or (H) any claim by a third party that there had occurred any default or breach (or alleged default or breach) by Sun or Horizon OP or any of their respective Subsidiaries to the extent it arises by reason of the fact that (in accordance with the Assumption Agreement) Horizon OP or one of its Subsidiaries, rather than Sun or one of its Subsidiaries, is, or has been, performing Sun’s or its Subsidiary’s obligations under, or obtaining Sun’s or its Subsidiary’s benefits under, an Acquired Hotels Contract (as such term is defined in the Assumption Agreement) that has not been assigned to Horizon OP or one of its Subsidiaries, but excluding from the foregoing any default or breach (or alleged default or breach) to the extent related to any defect in the performance by Horizon OP or its Subsidiary itself and (ii) related to Taxes for which Sun is required to furnish indemnification under the Tax Sharing and Indemnification Agreement.

          (nnn) “Retained Subsidiary” means each Sun Subsidiary that is not an Acquired Entity.
          (ooo) “Retained Sun Business” means any and all businesses, activities and operations (other than the Acquired Business) as to which any of Sun and the Sun Subsidiaries, including any Acquired Entity, has been formerly or is currently engaged, including the Excluded Businesses.
          (ppp) “Share Value” means an amount equal to the Market Price for a share of Horizon Common Stock on the date on which, pursuant to Section 1.2, the Closing Notice is delivered to Sun (or, if no such notice is delivered, the date on which Horizon OP and Sun establish the Closing Date).
          (qqq) “SLC” means SLC Operating Limited Partnership, a Delaware limited partnership.
          (rrr) “SLC LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of SLC.
          (sss) “SLC Units” means all issued and outstanding OP Units, Class A OP Units and Class B OP Units, each as defined in the SLC LP Agreement, of SLC.
          (ttt) “Specified Indebtedness” means any Indebtedness of an Acquired Entity or included in the Assumed Liabilities that is set forth on Schedule 10.1(ttt).
          (uuu) “Subsidiary” with respect to any Person, means (i) any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person (either directly or through or together with another Subsidiary or other intermediary of such Person) either (A) owns capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, (B) controls the management, (C) is a general partner or managing member or (D) directly or indirectly through Subsidiaries owns 50% or more of the equity interests and (ii) any “subsidiary” (as such term is defined in Section 1-02(x) of Regulation S-X of the Exchange Act) of such Person. For the avoidance of doubt, prior to the Closing, each Acquired Entity and each Subsidiary of an Acquired Entity is a Sun Subsidiary.
          (vvv) “Sun Capital Budget” means (i) with respect to the fiscal year 2005, the capital expenditure budget and schedule for each Acquired Hotel, including a description in reasonable detail of the capital expenditures that any Sun Subsidiary has budgeted for such Acquired Hotel (including any carry-over items from the capital expenditure budget for fiscal year 2004) for the period running through December 31, 2005 and attached as Schedule 10.1(vvv) and (ii) with respect to such Acquired Hotel during periods after December 31, 2005, the capital expenditure budget and schedule for each Acquired Hotel, which budget and schedule shall be prepared by Sun, in form comparable to the budget and schedule described in clause (i), and be subject to approval by Horizon OP, which approval shall not be unreasonably withheld or delayed.

          (www) “Sun Common Stock Value” means an amount equal to (i) the Market Price for a Paired Share as of the Closing Date minus (ii) the sum of (x) the number equal to (A) the Market Price for a share of Horizon Common Stock as of the Closing Date multiplied by (B) the Exchange Ratio and (y) the Class B Cash Amount.
          (xxx) “Sun Indenture” means that certain Indenture, dated as of May 16, 2003, by and among Sun, Trust, SHC and U.S. Bank National Association, as trustee, as amended.
          (yyy) “Sun Intellectual Property” means any and all Intellectual Property owned by Sun or any Sun Subsidiary or which Sun or any Sun Subsidiary has a right to use; provided that, Sun Intellectual Property shall exclude the Acquired Names.
          (zzz) “Sun Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, Assets, financial condition or results of operations of the Acquired Business, taken as a whole (provided that the likely impact on the Acquired Business after the Closing of any circumstance, event, occurrence, change or effect shall be considered taking into account the operation of the Acquired Business contemplated by this Agreement and the Ancillary Agreements, including the likely impact, if any, on the ability of Sun and the Retained Subsidiaries to comply, in all material respects, with their respective obligations under the Operating Agreements, License Agreements and Sublease Agreements); provided, however, any adverse effect arising out of or resulting primarily and directly from any of the following shall be disregarded when determining whether there has been a Sun Material Adverse Effect: (1) any change in the market price or trading volume of the Paired Shares (but not the underlying cause(s) of such change in market price or trading volume), (2) changes in the United States economy (or the economy of another country in which any Acquired Hotel is located) generally which do not disproportionately affect the Acquired Business in any material respect, (3) the announcement and pendency of the transactions contemplated by this Agreement, (4) seasonal fluctuations in the Acquired Business, (5) (A) changes in law or regulation generally affecting the hotel and leisure industry or (B) changes in GAAP, except, in the case of this clause (5), to the extent the Acquired Business is disproportionately affected in any material respect; provided, further, however, that changes resulting from (I) the commencement or material worsening of a war or armed hostilities or other national or international calamity or (II) any terrorist activities shall not be so disregarded.
          (aaaa) “Sun Material Impairment” means any of the following: (i) with respect to any Acquired Hotel or Acquired Entity, any circumstance, event, occurrence, change or effect that is materially adverse to the business, Assets, financial condition or results of operations of the Acquired Hotel or Acquired Entity, in each case taken as a whole; or (ii) any Sun Material Adverse Effect.
          (bbbb) “Sun Restructuring Steps” means the transactions referred to in Exhibit A as the Sun Restructuring Steps.
          (cccc) “Sun Rights Agreement” means that certain Rights Agreement, dated March 15, 1999, between Sun and ChaseMellon Shareholder Services, L.L.C., as amended.

          (dddd) “Sun Space Lease” means any lease or other right of occupancy affecting or relating to an Acquired Property in which an Acquired Entity or, with respect to the Acquired Business, Sun or a Sun Subsidiary is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord.
          (eeee) “Sun Trademarks” means the trademarks, service marks and trade names “Starwood”, “Sheraton”, “Westin”, “CIGA”, “SLT” and “W”.
          (ffff) “Superior Proposal” means any unsolicited bona fide written offer made by any Person (other than Sun and its Affiliates) to acquire, directly or indirectly, for consideration consisting of cash and/or securities and/or other property, Acquired Assets representing more than 42% of the aggregate Acquired Hotel Agreed Amount of all the Acquired Assets and otherwise on terms which a majority of Trust’s Board of Trustees or a majority of Sun’s Board of Directors, as applicable, determines in its reasonable good faith judgment (after consultation with its financial advisors) to be more favorable, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, and all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, to holders of Trust Shares or Sun Common Stock, as applicable, than the transactions contemplated by this Agreement (and any revised proposal made by Horizon).
          (gggg) “Tax-Deferred Exchange” means an exchange (rather than a purchase and sale) of or for all or a portion of any Acquired Hotel for other property of like kind in one or more concurrent or delayed tax-deferred exchanges which shall qualify under Section 1031 of the Code.
          (hhhh) “Westin Transaction Agreement” means the Transaction Agreement, dated as of September 9, 1997, by and among WHWE L.L.C., Woodstar Investor Partnership, Nomura Asset Capital Corporation, Juergen Bartels, W&S Hotel L.L.C., Westin Hotels & Resorts Worldwide, Inc., W&S Lauderdale Corp., W&S Seattle Corp., Westin St. John Hotel Company, Inc., W&S Denver Corp., W&S Atlanta Corp., Starwood Lodging Trust, SLT Realty Limited Partnership, Starwood Lodging Corporation and SLC Operating Limited Partnership.
          (iiii) WD Parent” means WD Parent, Inc., a Delaware corporation.
          (jjjj) “Working Capital” means, with respect to the Acquired Business or any Deferred Asset, the applicable Acquired Assets classified as current assets on Schedule 8.4(a), less the applicable Assumed Liabilities classified as current liabilities on Schedule 8.4(a), all determined in accordance with the Closing Statement Principles.
     Section 10.2 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the parties contained in this Agreement and in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall not survive the Closing, except to the extent expressly set forth in the Indemnification Agreement; provided, however, that the foregoing shall not limit any covenant or agreement of the parties which by its terms contemplates performance at or after the Closing.

     Section 10.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties hereto or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):
          (a) if to any Horizon Party, to:
Host Marriott, L.P.
6903 Rockledge Drive, Suite 1500
Bethesda, MD 20817
Attn: W. Edward Walter
Fax: 240.744.5155
          with copies (which shall not constitute notice) to:
Host Marriott Corporation
6903 Rockledge Drive, Suite 1500
Bethesda, MD 20817
Attn: Elizabeth A. Abdoo, Esq.
Fax: 240.744.5155
Latham & Watkins LLP
555 Eleventh Street, Suite 1000
Washington, DC 60606-6401
Attn: Scott C. Herlihy, Esq.
     David I. Brown, Esq.
Fax: 312.993.9767
          (b) if to any Sun Party to:
Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, NY 10604
Attn: Kenneth S. Siegel
Fax: 914.640.8310
          with a copy (which shall not constitute notice) to:
Sidley Austin Brown & Wood LLP
10 South Dearborn Street
Chicago, IL 60603
Attn: Michael A. Gordon, Esq.
     Paul C. Adams, Esq.
Fax: 312.853.7036
          All notices shall be deemed to have been given only when actually received.

     Section 10.4 Interpretation.
          (a) When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision in this Agreement.
          (b) Each of the Sun Parties and the Horizon Parties has or may have set forth information in its respective disclosure letter in a section or subsection thereof that corresponds to the section of this Agreement to which it relates. Nothing in any disclosure letter shall be deemed adequate to disclose an exception to a representation or warranty (referenced by subsection) made herein unless such exception is identified in the applicable section or subsection of the disclosure letter with particularity and the relevant facts are described therein in reasonable detail; provided that, a matter set forth in one section or subsection of a disclosure letter need not be set forth in any other section or subsection of the disclosure letter, but only to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the facts specified in such disclosure. Matters reflected in a disclosure letter are not necessarily limited to matters required by this Agreement to be reflected in a disclosure letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The fact that any item of information or matter is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such item or matter is required to be disclosed by this Agreement, and the disclosure of any such item or matter, and the dollar thresholds set forth herein, shall not be used as a basis for interpreting the terms “material,” “Sun Material Adverse Effect,” “Horizon Material Adverse Effect” or other similar terms in this Agreement.
          (c) The transactions contemplated by this Agreement shall be deemed to include the Sun Restructuring Steps, the Closing Restructuring Steps and the Closing Transactions and the execution and delivery of the Ancillary Agreements.
          (d) Any representation or warranty, covenant or condition in this Agreement that refers to any prevention, delay or impairment (or words of similar import) of any transactions shall be deemed to refer to such transactions as initially contemplated by this Agreement, any Ancillary Agreement or the Horizon Transactions, as applicable, and not such transactions as they may be modified by Section 6.8, 6.18 or 6.26, the Restructuring Plan or any other provision of this Agreement or the Ancillary Agreements.
          (e) Solely for purposes of Sections 3.8(a) and 3.17(a), the words “delivered or made available to Horizon OP” and words of similar import, when used in this Agreement with respect to any documents or other information, shall mean such documents or other information that are (i) delivered by any of the Sun Parties to Horizon OP or its attorneys or other representatives or (ii) made available on the date of this Agreement, and for at least two (2)

business days prior to the date of this Agreement, to Horizon OP and its representatives through the Sun Parties’ virtual data room established for purposes of the transactions contemplated by this Agreement.
          (f) Neither Trust nor any of its Subsidiaries, on the one hand, nor Sun or any of its Subsidiaries (other than Trust and its Subsidiaries), on the other hand, shall have any obligations hereunder to the other.
          (g) Any references in this Agreement to requirements or the terms of the form of Operating Agreement or the form of License Agreement (in each case other than in Section 6.16) shall be deemed to refer to the requirements or terms of such form, as are contemplated to be modified by the terms of the form of the Corporate Level Agreement.
     Section 10.5 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. This Agreement may be executed by facsimile signature.
     Section 10.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Sun Disclosure Letter, the Horizon Disclosure Letter, the Confidentiality Agreement, the Ancillary Agreements, including the schedules and exhibits hereto and thereto, and the other agreements entered into in connection with the transactions contemplated hereby and thereby or the Horizon Transactions constitute the entire agreement of the parties hereto and supersede all prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter of this Agreement and are not (i) intended to confer upon any Person other than the parties hereto any rights or remedies or (ii) intended to be enforceable by any Person who is not a party hereto or entitled to enforce rights hereunder pursuant to the Contracts (Rights of Third Parties) Act of 1999 or any similar legislation of any other jurisdiction.
     Section 10.7 Governing Law; Consent to Jurisdiction.
          (a) To the extent required by Maryland law, the REIT Merger shall be governed by, and construed in accordance with, the laws of the State of Maryland regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. To the extent required by Delaware law, the SLT Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereto. Except as provided in the immediately preceding two sentences, this Agreement, and all claims arising out of or related thereto, shall be governed by, and construed in accordance with, the laws of the state of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or the Horizon Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that without the consent of the Sun Parties, the Horizon Parties may assign its rights under this Agreement in whole or in part to any Horizon Subsidiary; provided, further, that (i) notwithstanding anything in the Tax Sharing and Indemnification Agreement to the contrary, the Horizon Parties indemnify the Sun Parties against any incremental Tax liability that results from such assignment and that would not have been incurred absent such assignment, and (ii) the Horizon Parties remain bound by the terms of this Agreement and the Ancillary Agreements, as applicable. Subject to the preceding sentence, this Agreement and the Ancillary Agreements will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
     Section 10.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled, without posting any bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Notwithstanding anything to the contrary in this Section 10.10, in the event any such invalidity or unenforceability would materially and adversely affect the economic benefits of the transactions contemplated by this Agreement or the Horizon Transactions to any party, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement or the Horizon Transactions, as applicable, are fulfilled to the extent possible.
     Section 10.11 Joint and Several Obligations. In each case where both Sun and Trust, on the one hand, or Horizon and Horizon OP, on the other hand, are obligated to perform the same obligation hereunder, such obligation shall be joint and several; provided, however, that, from and after the Closing, the Acquired Entities shall have no Liabilities with respect to the Liabilities of any Sun Parties hereunder. The Sun Parties shall cause the other Sellers and any other applicable Sun Subsidiaries to perform the obligations required of such Sellers and other Sun Subsidiaries under this Agreement.
     Section 10.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties hereto.
     Section 10.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE HORIZON TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.
     Section 10.14 No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchange of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until, subject to Section 10.5, this Agreement is executed by the parties hereto.
     Section 10.15 Bulk Transfer Laws. The parties to this Agreement hereby waive compliance by the other parties hereto with the provisions of any so-called bulk sales or bulk transfer Laws of any jurisdiction in connection with the sales, conveyances, assignments and deliveries of Global Directly Acquired Assets and Local Directly Acquired Assets contemplated by this Agreement. Sun shall indemnify the Purchaser Indemnified Parties for any Losses resulting from any failure to comply with such Laws.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, Horizon, Horizon OP, REIT Merger Sub, SLT Merger Sub, Sun, Trust, SHC and SLT have caused this Agreement to be signed by their respective officers (or general partner or managing member, as applicable) thereunto duly authorized all as of the date first written above.

HOST MARRIOTT CORPORATION
By:	/s/ W. Edward Walter
	Name:	W. Edward Walter
	Title:	Chief Financial Officer

HOST MARRIOTT, L.P.
By:	Host Marriott Corporation, its sole general partner

By:	/s/ W. Edward Walter
	Name:	W. Edward Walter
	Title:	Chief Financial Officer

HORIZON SUPERNOVA MERGER SUB, L.L.C.
By:	Host Marriott, L.P., its sole member

By:	Host Marriott Corporation, its sole general partner

By:	/s/ W. Edward Walter
	Name:	W. Edward Walter
	Title:	Chief Financial Officer

HORIZON SLT MERGER SUB, L.P.
By:	Horizon Supernova Merger Sub, L.L.C., its sole general partner

By:	Host Marriott, L.P., its sole member

By:	Host Marriott Corporation, its sole general partner

By:	/s/ W. Edward Walter
	Name:	W. Edward Walter
	Title:	Chief Financial Officer

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:	/s/ Kenneth Siegel
	Name:	Kenneth Siegel
	Title:	Executive Vice President, General Counsel & Secretary

STARWOOD HOTELS & RESORTS
By:	/s/ Kenneth Siegel
	Name:	Kenneth Siegel
	Title:	Vice President, General Counsel & Secretary

SHERATON HOLDING CORPORATION
By:	/s/ Kenneth Siegel
	Name:	Kenneth Siegel
	Title:	Vice President & Secretary

SLT REALTY LIMITED PARTNERSHIP
By:	Starwood Hotels & Resorts, its sole general partner

By:	/s/ Kenneth Siegel
	Name:	Kenneth Siegel
	Title:	Vice President, General Counsel & Secretary